UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ANALOGIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.05 par value per share
(2)

Aggregate number of securities to which transaction applies: As of April 27, 2018, 12,501,638 shares of common stock outstanding, 53,498 shares of common stock subject to options, 143,576 shares of common stock subject to restricted stock unit awards and 82,442 shares of common stock subject to performance-based share unit awards.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 12,501,638 shares of common stock, par value $0.05 per share, multiplied by $84.00 per share, (B) 53,498 shares of common stock issuable upon the exercise of stock options with exercise prices below $84.00, multiplied by $19.99 per share, which is the excess of $84.00 over $64.01, the weighted-average exercise price of such stock options, (C) 143,576 shares of common stock subject to restricted stock unit awards multiplied by $84.00 per share and (D) 82,442 shares of common stock subject to performance-based share unit awards multiplied by $84.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .0001245 by the maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $1,070,192,669
	(5)	Total fee paid: $133,239

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

[—], 2018

Dear Shareholder:

We cordially invite you to attend a special meeting of the shareholders of Analogic Corporation, a Massachusetts corporation, which we refer to as “we,” “us,” “our,” “Analogic” or the “Company,” to be held on [—], 2018 at [—], local time, at the offices of WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109.

On April 10, 2018, the Company entered into an agreement and plan of merger, which we refer to as the merger agreement, with ANLG Holding Company, Inc., a Delaware corporation, which we refer to as Parent, and AC Merger Sub, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Parent, which we refer to as Merger Sub, providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by affiliates of Altaris Capital Partners, LLC, which is an investment firm based in New York focused on the global healthcare industry.

At the special meeting, you will be asked to consider and vote on the following matters:

•	a proposal to approve the merger agreement;

•	a proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger as reported on the Golden Parachute Compensation table on page [—] of the accompanying proxy statement; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

If the merger is consummated, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will, other than excluded shares (as defined in the accompanying proxy statement), be converted into the right to receive $84.00 in cash, without interest and subject to deduction for any required withholding tax.

The board of directors of the Company, which we refer to as the Board, has unanimously adopted and approved the merger agreement and recommended that the Company’s shareholders vote in favor of the proposal to approve the merger agreement. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The Board unanimously recommends that you vote “FOR” approval of the proposal to approve the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Your vote is very important. The merger cannot be completed unless the holders of at least two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting vote in favor of the proposal to approve the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the merger agreement. You also may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission by following the instructions listed in the section of the accompanying proxy statement entitled “Where You Can Find More Information.”

If you have any questions or need assistance submitting a proxy to have your shares of Company common stock voted at the special meeting, please call Georgeson LLC, the Company’s proxy solicitor, toll-free at (866) 431-2105.

Thank you in advance for your cooperation and continued support.

Sincerely,

Bernard C. Bailey Chairman of the Board	Fred B. Parks Chief Executive Officer

The accompanying proxy statement is dated [—], 2018 and is first being mailed to our shareholders on or about [—], 2018.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER AGREEMENT OR THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY OR BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES OF COMPANY COMMON STOCK AT THIS TIME. IF THE MERGER AGREEMENT IS APPROVED AND THE MERGER IS COMPLETED, YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS TO SURRENDER YOUR STOCK CERTIFICATES.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MAY 2, 2018

ANALOGIC CORPORATION

8 Centennial Drive

Peabody, Massachusetts 01960

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date	[—], local time, on [—],[—], 2018

Place	Offices of WilmerHale LLP
60 State Street
Boston, Massachusetts 02109

Items of Business	To consider and vote on:

•	a proposal to approve the Agreement and Plan of Merger, dated as of April 10, 2018, as it may be amended from time to time, which we refer to as the merger agreement, a copy of which is attached as Annex A to the accompanying proxy statement, by and among Analogic Corporation, a Massachusetts corporation, which we refer to as we, us, our, Analogic or the Company, ANLG Holding Company, Inc., a Delaware corporation, which we refer to as Parent, and AC Merger Sub, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Parent, which we refer to as Merger Sub;

•	a proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger as reported on the Golden Parachute Compensation table on page [—] of the accompanying proxy statement; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date	You may vote if you were a shareholder of record at the close of business on [—], 2018.

Proxy Voting

Your vote is very important, regardless of the number of shares of Company common stock you own. The merger and other transactions contemplated by the merger agreement cannot be consummated unless the merger agreement is approved by the affirmative vote of the holders of at least two-thirds of the shares of Company common stock that are issued and outstanding as of the record date. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented and voted at the special meeting if you are unable to attend. If you do not attend the special meeting and fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If you are a shareholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote. As a beneficial owner of shares of Company common stock held in “street name,” you have the right to direct your bank, brokerage firm or other nominee on how to vote the shares in your account. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your bank, brokerage firm or other nominee.

Recommendation	The Board has unanimously adopted and approved the merger agreement and recommended that the Company’s shareholders approve the merger agreement. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The Board unanimously recommends that you vote “FOR” approval of the proposal to approve the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Attendance	Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. Beneficial owners of shares are invited to attend the special meeting. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock. Beneficial owners who wish to vote in person at the meeting should obtain a valid proxy from their bank, broker or other nominee. If you are the representative of a corporate or institutional shareholder, you must present proof that you are the representative of such shareholder.

Appraisal Rights	Under Part 13 of the MBCA, Company shareholders who believe they are or may be entitled to appraisal rights in connection with the merger must, in order to exercise those rights, prior to the special meeting deliver to the Company a written notice of intent to demand payment for such shareholders’ shares of Company common stock if the merger is effectuated, NOT vote for the proposal to approve the merger agreement, and comply with other procedures under Part 13 of the MBCA and explained in the accompanying proxy statement. See “Appraisal Rights” beginning on page [—] and Annex C of the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By order of the Board of Directors,

John J. Fry
Secretary

[—], 2018

Peabody, Massachusetts

PROXY STATEMENT

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by the Company’s board of directors, which we refer to as the Board, for use at the special meeting of shareholders described herein. This proxy statement and the enclosed proxy card or voting instruction form are first being mailed on or about [—], 2018 to our shareholders who owned shares of Company common stock as of the close of business on [—], 2018.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents we refer to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Parties to the Merger (Page [—])

In this proxy statement, we refer to the agreement and plan of merger, dated as of April 10, 2018, as it may be amended from time to time, among Parent, Merger Sub and the Company, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger. The parties to the merger agreement and the merger are:

•	Analogic Corporation, which we refer to as “we,” “us,” “our,” “Analogic” or the “Company,” designs, manufactures and commercializes innovative real-time guidance, diagnostic imaging and threat detection technologies to advance the practice of medicine and save lives. We design, manufacture and sell advanced medical imaging, ultrasound and security systems and subsystems to original equipment manufacturers, or OEMs, and end users primarily for the healthcare and airport security markets. Analogic was incorporated in the Commonwealth of Massachusetts in November 1967 and shares of Analogic common stock are traded on The Nasdaq Global Select Market under the symbol “ALOG.” The principal executive offices of Analogic are located at 8 Centennial Drive, Peabody, Massachusetts 01960, and our telephone number is (978) 326-4000.

•	ANLG Holding Company, Inc., which we refer to as Parent, is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and related agreements and consummating the merger and the other transactions contemplated thereby. Parent is an affiliate of Altaris Capital Partners, LLC, which we refer to as Altaris, and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, the Company will be a wholly-owned subsidiary of Parent. The principal executive offices of Parent are located at 600 Lexington Avenue, 11th Floor, New York, New York 10022, and its telephone number is (212) 931-0250.

•	AC Merger Sub, Inc., which we refer to as Merger Sub, is a Massachusetts corporation that was formed solely for the purpose of entering into the merger agreement and related agreements and consummating the merger and the other transactions contemplated thereby. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation of the merger, which we refer to as the surviving corporation. The principal executive offices of Merger Sub are located at 600 Lexington Avenue, 11th Floor, New York, New York 10022, and its telephone number is (212) 931-0250.

The Special Meeting (Page [—])

Time, Place and Purpose of the Special Meeting (Page [—])

The special meeting of the shareholders of the Company, which we refer to as the special meeting, will be held on [—], 2018, starting at [—], local time, at the offices of WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109.

At the special meeting, holders, which we refer to as shareholders, of common stock of the Company, $0.05 par value per share, which we refer to as Company common stock, will be asked to consider and vote on:

•	a proposal to approve the merger agreement;

•	a proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger as reported on the Golden Parachute Compensation table on page [—]; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Quorum (Page [—])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock as of the close of business on [—], 2018, which is the date we have set as the record date for the special meeting, and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting. A quorum is necessary to transact business at the special meeting, including the approval of the merger agreement and approval of the nonbinding advisory proposal regarding “golden parachute” compensation. The holders of record of a majority in interest of the stock of the Company then issued and outstanding and entitled to vote, appearing in person or by proxy, shall constitute a quorum for the purposes of the special meeting. The Company’s by-laws, as amended, which we refer to as our by-laws, provide that a special meeting may be adjourned whether or not a quorum is present.

Vote Required (Page [—])

Approval of the proposal to approve the merger agreement requires the affirmative vote of holders of at least two-thirds of the shares of Company common stock that are issued and outstanding as of the record date.

Under our by-laws, approval of the nonbinding advisory proposal regarding “golden parachute” compensation and approval of the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, require the affirmative vote of the holders of a majority of the stock present or represented at the special meeting and entitled to vote and voting on such matter.

Shares Owned by Our Directors and Executive Officers (Page [—])

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock, representing [—]% of the outstanding shares of Company common stock on the record date. Each of the directors and executive officers has informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to approve the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Proxies and Revocation (Page [—])

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you hold your shares of Company common stock in “street name,” please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. Please note that if you are a beneficial owner of shares of Company common stock held in “street name” and wish to vote in person at the special meeting, you must provide a valid proxy from your bank, brokerage firm or other nominee at the special meeting.

If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on the proposal to approve the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, and your shares of Company common stock will not have an effect on approval of the nonbinding advisory proposal regarding “golden parachute” compensation or the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary at Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Attendance at the special meeting alone will not revoke your proxy.

The Merger (Page [—])

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will become a privately-held company and will cease to be listed on any public market. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page [—])

In the merger, each share of Company common stock, other than as provided below, will be converted into the right to receive $84.00 in cash, without interest and subject to deduction for any required tax withholding. We refer to this consideration per share as the merger consideration. The following shares of Company common stock will not be converted into the right to receive the merger consideration in connection with the merger:

•	shares held by any of our shareholders who have not voted to approve the merger agreement or the merger or consented thereto in writing, and have perfected and not withdrawn a demand for appraisal of such shares in accordance with the Massachusetts Business Corporation Act, which we refer to as the MBCA, and

•	shares owned by any subsidiary of the Company, Parent, Merger Sub or any other subsidiary of Parent. We sometimes refer to the shares described in the foregoing sentence, collectively, as the excluded shares.

Reasons for the Merger; Recommendation of the Board of Directors (Page [—])

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” the Board, by a unanimous vote of all directors:

•	determined that the merger agreement and the merger are in the best interests of the Company and its shareholders;

•	adopted the merger agreement;

•	approved the merger;

•	directed that the merger agreement be submitted to the Company’s shareholders at a special meeting of the Company’s shareholders for their approval; and

•	recommended that the Company’s shareholders approve the merger agreement.

The Board unanimously recommends that you vote “FOR” approval of the proposal to approve the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Opinion of Citigroup Global Markets, Inc. (Page [—])

Citigroup Global Markets, Inc., which we refer to as Citi, delivered its oral opinion, subsequently confirmed in writing, to the Board that, as of April 10, 2018, and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth therein, the merger consideration to be received by holders of shares of Company common stock (other than excluded shares) pursuant to the merger agreement was fair from a financial point of view, to such holders.

The full text of the written opinion of Citi, dated April 10, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. We urge you to read the opinion carefully and in its entirety. Citi provided its opinion for the information and assistance of the Board in connection with its evaluation of the merger. The Citi opinion did not address any other aspects or implications of the merger or the merger agreement. The Citi opinion did not address the underlying business decision of Analogic to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Analogic or the effect of any other transaction in which Analogic might engage. The Citi opinion was not intended to be and does not constitute a recommendation as to how any holder of the outstanding shares of Company common stock should vote or act with respect to the merger or any other matter.

For a more complete description, please see the section of this proxy statement entitled “The Merger—Opinion of Citigroup Global Markets, Inc.” beginning on page [—].

Financing of the Merger (Page [—])

Parent estimates that the total amount of funds required to complete the merger and related transactions, including to pay fees and expenses in connection with the merger, is approximately $1.12 billion. Parent expects to fund this amount through a combination of:

•	cash equity contributions from certain investment funds affiliated with Altaris of up to $400 million;

•	debt financing consisting of commitments for (i) a senior secured first lien term loan facility in an aggregate principal amount of $525 million and (ii) a senior secured first lien revolving credit facility in an aggregate principal amount of $50 million (up to 50% of which revolving facility will be available at the closing of the merger), on terms and conditions set forth in the debt commitment letter (as defined and described in “The Merger—Financing of the Merger”); and

•	unrestricted cash-on-hand held by the Company as of the closing of the merger.

The consummation of the merger is not subject to a financing condition (although the funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided).

See “The Merger—Financing of the Merger” for additional information.

Limited Guarantee (Page [—])

On April 10, 2018, certain investment funds affiliated with Altaris, each of which we refer to as a fund, delivered a limited guarantee, which we refer to as the limited guarantee, pursuant to which each fund has agreed to, severally but not jointly, guarantee the due, punctual and complete performance and discharge of such fund’s respective percentage of:

•	the obligation of Parent under the merger agreement to pay, or cause to be paid, the Parent termination fee (as defined below in “The Merger Agreement—Termination Fees”), if, as and when payable by Parent pursuant to, and subject to the terms and conditions of, the merger agreement;

•	certain costs, fees, expenses, interest and indemnification obligations that become payable by Parent and Merger Sub to the Company pursuant to, and subject to the terms and conditions of, the merger agreement; and

•	liabilities that become payable in connection with Parent’s or Merger Sub’s liability for fraud or willful material breach pursuant to the express terms, and subject to the conditions, of the merger agreement.

See “The Merger Agreement—Termination Fees” beginning on page [—] and “The Merger Agreement—Expense Reimbursement” beginning on page [—].

Interests of Certain Persons in the Merger (Page [—])

In considering the recommendation of the Board with respect to the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally, as more fully described below. The Board was aware of these interests and considered them, among other matters, in reaching the determination that the merger and the merger agreement were in the best interests of the Company and its shareholders, and in making the Board’s recommendation regarding the approval of the merger agreement as described in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page [—]. These interests include:

•	cancellation of outstanding and unexercised options to purchase shares of Company common stock, which we refer to as Company stock options, held by certain of the Company’s executive officers and directors and conversion of each such Company stock option into the right to receive a cash payment equal to the total number of shares of Company common stock then underlying such Company stock option multiplied by the excess, if any, of the merger consideration over the exercise price per share of such Company stock option, on the terms set forth in the merger agreement;

•	accelerated vesting of Company restricted stock unit awards held by the Company’s executive officers, and cancellation and conversion of each such restricted stock unit award into the right to receive a cash payment equal to the merger consideration multiplied by the total number of shares of Company common stock underlying such restricted stock unit award, on the terms set forth in the merger agreement;

•	accelerated vesting of Company performance-based share unit awards held by the Company’s executive officers with respect to the number of shares of Company common stock that would have been earned in accordance with the methodology set forth in the applicable award agreement (as in effect on the date of the merger agreement) or previously established by the Compensation Committee of the Board, and cancellation and conversion of each such performance-based share unit award into the right to receive a cash payment equal to the merger consideration multiplied by the total number of shares of Company common stock that vest under such performance-based share unit award, on the terms set forth in the merger agreement;

•	payment for deferred stock units held by certain of the Company’s directors, pursuant to prior deferral elections that provided for settlement upon a termination of board service, such that in connection with his termination of service as a member of the Board immediately prior to the effective time of the merger each such holder of deferred stock units will receive an equivalent number of shares of our common stock, which will be treated as outstanding shares at the time of the merger and converted into the right to receive the merger consideration, on the terms set forth in the merger agreement;

•	in the event of certain terminations of employment, cash payments payable, and continued health, dental and vision coverage benefits provided, to executive officers of the Company pursuant to certain employment and severance agreements between the Company and our executive officers; and

•	continued indemnification and liability insurance for directors and officers following completion of the merger.

See “The Merger—Interests of Certain Persons in the Merger” beginning on page [—] for additional information.

Approval of “Golden Parachute” Compensation (page [—])

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Rule 14a-21(c) under the Exchange Act, we are providing shareholders with the opportunity to cast a nonbinding advisory vote with respect to certain payments that may be made to our named executive officers in connection with the merger, or “golden parachute” compensation, as reported on the Golden Parachute Compensation table on page [—]. The Board unanimously recommends that you vote “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation.

Approval of the proposal regarding “golden parachute” compensation requires the approval of a majority of the votes cast on this proposal. Approval of this proposal is not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on us. Therefore, regardless of whether shareholders approve the “golden parachute” compensation, if the merger agreement is approved by the shareholders and the merger is completed, the “golden parachute” compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of such compensation.

U.S. Federal Income Tax Consequences of the Merger (Page [—])

The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. A U.S. holder (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the merger) that exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the shareholder’s adjusted tax basis in such shares. This exchange may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws.

You should read “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or foreign taxes.

Regulatory Approvals (Page [—])

The merger is subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was granted by the U.S. Federal Trade Commission on April 27, 2018. Under the terms of the merger agreement, the merger cannot be consummated if any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

Litigation Relating to the Merger (Page [—])

Subsequent to the announcement of the Company’s entry into the merger agreement, the Board received a letter from a law firm representing an alleged shareholder demanding that the Board disclose in this proxy statement all factors apart from the deal price influencing the Board in selling the Company and all other material information. The letter also demanded that the Board take steps to negotiate for increased merger consideration from Altaris. Should the Board fail to take these steps, the letter further demanded that the Board bring suit against each director for any breaches of fiduciary duty in connection with the negotiation of or entry into the merger agreement.

The Merger Agreement (Page [—])

Merger Consideration (Page [—])

If the merger is completed, each share of Company common stock, other than the excluded shares, will be converted into the right to receive $84.00 in cash, without interest and subject to deduction for any required withholding tax.

Treatment of Company Stock Awards (Page [—])

All outstanding Company stock options are already fully vested. Effective as of immediately prior to the effective time of the merger, each then-outstanding and unexercised Company stock option with an exercise price less than the per share merger consideration will automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of (i) the total number of shares of

Company common stock then underlying such Company stock option multiplied by (ii) the excess of the merger consideration over the exercise price per share of such Company stock option, on the terms set forth in the merger agreement. In the event that the exercise price of any Company stock option is equal to or greater than the merger consideration, such Company stock option will be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

Effective as of immediately prior to the effective time of the merger, each Company restricted stock unit award that is then outstanding and unvested will vest in full and automatically be canceled and converted into the right to receive an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company restricted stock unit award multiplied by the merger consideration, on the terms set forth in the merger agreement.

Effective as of immediately prior to the effective time of the merger, each Company performance-based share unit award that is then outstanding and unvested will vest with respect to the number of shares of Company common stock that would have been earned in accordance with the methodology set forth in the applicable award agreement (as in effect on the date of the merger agreement) or previously established by the Compensation Committee of the Board and will automatically be canceled and converted into the right to receive from the Company an amount of cash equal to the product of the total number of shares of Company common stock that vest under such performance-based share unit award multiplied by the merger consideration, on the terms set forth in the merger agreement.

Restrictions on Solicitation of Other Offers (Page [—])

Under the merger agreement, until the effective time of the merger, neither the Company nor any of its subsidiaries may, and the Company must cause its directors, officers and senior management not to and must use reasonable efforts to cause its other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or that would reasonably be expected to lead to, any acquisition proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal, or provide or furnish to any person or group who has made or would reasonably be expected to make any acquisition proposal or for the purpose of encouraging or facilitating any acquisition proposal any non-public information concerning the Company or any of its subsidiaries.

However, subject to compliance with the merger agreement if, at any time prior to the effective time of the merger (i) the Company has received a written acquisition proposal that did not result from a material breach of these restrictions and (ii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal (we refer to the person making such acquisition proposal as a qualified person) then the Company may:

•	furnish non-public information with respect to the Company and its subsidiaries to such qualified person pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality and non-use obligations of the qualified person than the confidentiality agreement by and between the Company and Altaris;

•	engage in discussions or negotiations (including solicitation of revised acquisition proposals) with any such qualified person regarding any such acquisition proposal; and

•	amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company common stock with any such qualified person.

You should read “The Merger Agreement—Restrictions on Solicitation of Other Offers” beginning on page [—] for the definition of “acquisition proposal” and “superior proposal.”

Restrictions on Changes of Recommendation to Company Shareholders (Page [—])

Under the merger agreement, the Board must submit the merger agreement to the Company’s shareholders for approval and must recommend that the Company’s shareholders vote in favor of approving the merger agreement. Prior to the effective time of the merger:

•	the Board may not (we refer to each of the actions listed in the following three sub-bullets as a Company board recommendation change):

•	fail to include its recommendation in this proxy statement;

•	withhold, withdraw or modify or publicly propose to withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Board’s recommendation to its shareholders that they approve the merger agreement; or

•	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal.

•	the Company may not, and may not permit any of its subsidiaries to, enter, into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for a transaction contemplated by any acquisition proposal (other than a confidentiality agreement entered into in the circumstances described above in the section entitled “—Restrictions on Solicitations of Other Offers”).

However, prior to the effective time of the merger, the Board may (i) effect a Company board recommendation change in response to a superior proposal, or (ii) effect a Company board recommendation change (other than the adoption, approval, endorsement or recommendation of, or public proposal to adopt, approve, endorse or recommend, any acquisition proposal) in response to an intervening event if (in the case of either (i) or (ii)):

•	the Board has determined in good faith (after consultation with outside counsel) that the failure to effect a Company board recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•	the Company has notified Parent in writing at least four business days prior to taking such action that it intends to effect a Company board recommendation change, describing in reasonable detail the reasons for such Company board recommendation change, which we refer to as a recommendation change notice;

•	if requested by Parent, the Company shall have made available and instructed its representatives to discuss and negotiate with Parent’s representatives any proposed modifications to the terms and conditions of the merger agreement (in a manner that would obviate the need to effect such Company board recommendation change) during the four business day period following delivery by the Company to Parent of such recommendation change notice; provided that if there are any material amendments, revisions or changes to the terms of any such superior proposal (including any revision to the amount, form or mix of consideration), the Company shall notify Parent of each such amendment, revision or change and the applicable four business day period described above shall be extended until at least two business days after receipt of such notice; and

•

if Parent has delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of the merger agreement during such four business day period (as such period may be extended as described in the immediately preceding bullet point), the Board has determined in good faith (after consultation with outside counsel), after giving effect to the terms of any revised offer by Parent, that the failure to effect a Company board recommendation change would still be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law and, with respect to a Company board recommendation change in response to a superior proposal, the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such initial or revised (as applicable) superior proposal continues to constitute a superior proposal.

Conditions to the Merger (Page [—])

The obligation of the parties to consummate the merger is subject to the satisfaction or waiver of a number of conditions, including:

•	obtaining approval by the Company’s shareholders of the proposal to approve the merger agreement, which we refer to as the Company shareholder approval;

•	the waiting period (and any extensions thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired, lapsed or been terminated (which condition has been satisfied);

•	no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	each party’s respective representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date, subject to certain exceptions; and

•	each party shall have performed or complied with in all material respects its obligations required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger.

Termination (Page [—])

The merger agreement may be terminated and the merger may be abandoned:

•	by mutual written consent of Parent and the Company at any time prior to the effective time of the merger;

•	by either Parent or the Company, if the effective time of the merger has not occurred on or before October 10, 2018, which we refer to as the outside date, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if the failure of such party to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the effective time of the merger to occur on or before the outside date, provided that no party will be permitted to terminate the merger agreement during the two business day notice period referenced in the final bullet in this section entitled “—Termination” (we refer to such a termination as an outside date termination);

•	by either Parent or the Company at any time prior to the effective time of the merger if a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if the failure of such party to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

•	by Parent or the Company if the Company shareholder approval is not obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the approval of the merger agreement was taken (we refer to such a termination as a non-approval termination);

•	by Parent, prior to the effective time of the merger, if (i) the Board has failed to include the Company board recommendation in this proxy statement or has effected a Company board recommendation change; (ii) the Board has approved, endorsed or recommended, or proposed publicly to approve, endorse or recommend, to the shareholders of the Company any alternative acquisition agreement, any acquisition proposal or any superior proposal, and/or permitted the Company to enter into an alternative acquisition agreement related to an acquisition proposal or a superior proposal; (iii) a tender offer or exchange offer for outstanding shares of Company common stock has been commenced and the Board has recommended that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, the Board has failed to recommend against acceptance of such offer (or subsequently withdraws a recommendation against acceptance); or (iv) the Company shall have materially breached the provisions described above in the sections entitled “—Restrictions on Solicitation of Other Offers” and “—Restrictions on Changes of Recommendation to Company Shareholders” (we refer to any such termination described in this bullet point as a trigger event termination);

•	by the Company, at any time prior to the effective time of the merger, in order to effect a Company board recommendation change and enter into a definitive agreement providing for a superior proposal, provided that the Company has complied in all material respects with the provisions described above in the sections entitled “—Restrictions on Solicitation of Other Offers” and “—Restrictions on Changes of Recommendation to Company Shareholders” and pays Parent the Company termination fee (we refer to such a termination as a superior proposal termination);

•	by Parent, prior to the effective time of the merger, if there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of the Company set forth in the merger agreement, which breach, inaccuracy or failure to perform (i) would cause certain closing conditions applicable to Parent and Merger Sub set forth in the merger agreement not to be satisfied, and (ii) is not capable of being cured by the outside date or, if capable of being cured by the outside date, will not have been cured within 20 business days following receipt by the Company of written notice of such breach, inaccuracy or failure to perform from Parent, provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under the merger agreement (we refer to such a termination as a Company breach termination);

•	by the Company, prior to the effective time of the merger, if there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the merger agreement, which breach, inaccuracy or failure to perform (i) would cause certain closing conditions applicable to the Company set forth in the merger agreement not to be satisfied, and (ii) is not capable of being cured by the outside date or, if capable of being cured by the outside date, will not have been cured within 20 business days following receipt by Parent of written notice of such breach, inaccuracy or failure to perform from the Company, provided that the Company is not then in material breach of any representation, warranty or covenant under the merger agreement (we refer to such a termination as a Parent breach termination); or

•	by the Company if the closing conditions applicable to Parent have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the effective time of the merger, but subject to such conditions being reasonably capable of being satisfied at such time) and, for any reason, Merger Sub shall have failed to consummate the closing within two business days after the date the closing was required to have occurred pursuant to the merger agreement (we refer to such a termination as a financing termination).

You should read “The Merger Agreement—Termination” beginning on page [—] for the definition of “willful breach.”

Termination Fees (Page [—])

Subject to certain limitations, the Company will pay Parent a termination fee equal to $34,800,000 in cash in the event that the merger agreement is terminated:

•	by Parent by means of a trigger event termination;

•	by the Company by means of a superior proposal termination; or

•	(i) by either Parent or the Company, prior to receipt of the Company shareholder approval, by means of an outside date termination, (ii) by Parent or the Company as a result of a non-approval termination or (iii) by Parent as a result of a Company breach termination, if (in each of the preceding clauses (i), (ii) and (iii)):

•	before the date of such termination, an acquisition proposal has been publicly announced and not withdrawn at least two business days prior to the earlier of the date of such termination and the outside date;

•	at the time of the termination, the Company shall not have been entitled to terminate the merger agreement by means of a financing termination; and

•	within twelve months after the date of such termination, any acquisition proposal is consummated or a definitive agreement with respect to any acquisition proposal is entered into and such acquisition proposal is thereafter consummated (provided that, for these purposes, the references to “20%” and “80%” in the definition of “acquisition proposal” are deemed to be references to “50%”).

Subject to certain limitations, Parent will pay the Company a termination fee equal to $64,200,000 in the event that the merger agreement is terminated:

•	by the Company, prior to the effective time of the merger, by means of a parent breach termination; or

•	by the Company, by means of a financing termination.

Market Price of Company Common Stock (Page [—])

On June 7, 2017, the day after the Company reported quarterly earnings for the third quarter of fiscal 2017 and announced the launch of a strategic review process, the closing price per share of the Company’s common stock on the Nasdaq Stock Market was $67.45. On June 6, 2017, the last trading day prior to this announcement, the closing price per share of the Company’s common stock was $74.60. On April 10, 2018, the last full trading day prior to the announcement of the Company’s entry into the merger agreement, the closing price per share of the Company’s common stock was $96.05. On April 27, 2018, the closing price per share of the Company’s common stock was $83.15. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Appraisal Rights (Page [—])

Under the MBCA, the Company is required to state whether it has concluded that Company shareholders are, are not or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA, subject to certain exceptions. For the reasons described under “Appraisal Rights,” the Company has concluded that Company shareholders may be entitled to appraisal rights. The Company and Parent reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger.

Under Part 13 of the MBCA, Company shareholders who believe they are or may be entitled to appraisal rights in connection with the merger must, in order to exercise those rights:

•	prior to the special meeting, deliver to the Company a written notice of intent to demand payment for such shareholders’ shares of Company common stock if the merger is effectuated;

•	NOT vote for the proposal to approve the merger agreement; and

•	comply with other procedures under Part 13 of the MBCA.

YOUR FAILURE TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED UNDER THE MBCA WILL RESULT IN THE LOSS OF ANY APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES OF COMPANY COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR OTHER NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY YOUR BANK, BROKERAGE FIRM OR NOMINEE. SEE THE SECTION ENTITLED “APPRAISAL RIGHTS” AND THE TEXT OF PART 13 OF THE MBCA REPRODUCED IN ITS ENTIRETY AS ANNEX C TO THIS PROXY STATEMENT FOR FURTHER INFORMATION.

Delisting and Deregistration of Company Common Stock (Page [—])

If the merger is consummated, the Company common stock will be delisted from the Nasdaq Stock Market and deregistered under the Exchange Act. Accordingly, following the consummation of the merger, we would no longer file periodic reports with the Securities and Exchange Commission, or the SEC, on account of the Company common stock.

Conduct of Our Business if the Merger is Not Completed (Page [—])

In the event that the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any consideration from Parent or Merger Sub for their shares of Company common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the Nasdaq Stock Market and our shareholders would continue to be subject to the same risks and opportunities to which they currently are subject with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of Company common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. If the merger is not completed, our business could be disrupted, including our ability to retain and hire key personnel, potential adverse reactions or changes to our business relationships and uncertainty surrounding our future plans and prospects.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to approve the merger agreement is approved by our shareholders and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a wholly-owned subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the Nasdaq Stock Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q.	What will I receive if the merger is consummated?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $84.00 in cash, without interest and subject to deduction for any required withholding tax, for each share of Company common stock that you own, unless you are entitled to and have properly demanded appraisal under Part 13 of the MBCA. For example, if you own 1,000 shares of Company common stock, you will receive $84,000 in cash in exchange for your shares of Company common stock, without interest and subject to deduction for any required withholding tax. You will not receive any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.	The merger consideration of $84.00 per share of Company common stock represents an approximately 25% premium to the closing price per share of the Company’s common stock on June 7, 2017, the day after the Company reported quarterly earnings for the third quarter of fiscal 2017 and announced the launch of a strategic review process, of $67.45. On June 6, 2017, the last trading day prior to this announcement, the closing price per share of the Company’s common stock was $74.60. On April 10, 2018, the last full trading day prior to the announcement of the Company’s entry into the merger agreement, the closing price per share of the Company’s common stock was $96.05.

Q.	What will holders of Company stock awards receive if the merger is consummated?

A.	All outstanding Company stock options are already fully vested. Effective as of immediately prior to the effective time of the merger, each then-outstanding and unexercised Company stock option with an exercise price less than the per share merger consideration will automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of (i) the total number of shares of Company common stock then underlying such Company stock option multiplied by (ii) the excess of the merger consideration over the exercise price per share of such Company stock option, on the terms set forth in the merger agreement. In the event that the exercise price of any Company stock option is equal to or greater than the merger consideration, such Company stock option will be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

Effective as of immediately prior to the effective time of the merger, each Company restricted stock unit award that is then outstanding and unvested will vest in full and automatically be canceled and converted into the right to receive an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company restricted stock unit award multiplied by the merger consideration, on the terms set forth in the merger agreement.

Effective as of immediately prior to the effective time of the merger, each Company performance-based share unit award that is then outstanding and unvested will vest with respect to the number of shares of Company common stock that would have been earned in accordance with the methodology set forth in the applicable award agreement (as in effect on the date of the merger agreement) or previously established by the Compensation Committee of the Board and will automatically be canceled and converted into the right to receive from the Company an amount of cash equal to the product of the total number of shares of Company common stock that vest under such performance-based share unit award multiplied by the merger consideration, on the terms set forth in the merger agreement.

Effective as of immediately prior to the effective time of the merger, each of our directors will terminate his service as a member of the Board, and in connection therewith each director who holds deferred stock units will receive an equivalent number of shares of our common stock in accordance with his deferral elections. Each such share of common stock issued in settlement of the director’s deferred stock units will be treated as an outstanding share at the time of the merger and will be converted into the right to receive the merger consideration.

Q.	What will happen to the Company’s employee stock purchase plan?

A.	If the effective time of the merger occurs on or before the last business day of the offering period currently in effect under the Company’s employee stock purchase plan, which we refer to as the ESPP, and there are purchase options then outstanding with respect to such offering period, then each such outstanding option will be exercised in full on the closing date of the merger (or, if not practicable, on the business day immediately preceding the closing date of the merger) to the extent of payroll deductions credited to the purchase option holder’s account as of the date that is 10 days before the closing date of the merger. Each share of Company common stock received upon exercise of a purchase option granted under the ESPP will be converted into the right to receive the per share merger consideration. If the effective time of the merger occurs after the last business day of the offering period currently in effect under the ESPP, the Board will terminate the ESPP as of the date immediately prior to the closing date and, as promptly as reasonably practicable following such termination, all outstanding payroll deductions pursuant to the ESPP will be refunded to the participating employees under the ESPP. In all events, the ESPP will be terminated as of immediately prior to the effective time of the merger.

Q.	How does the Board recommend that I vote?

A.	The Board unanimously recommends that you vote “FOR” approval of the proposal to approve the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q.	Why is the Board recommending that I vote “FOR” approval of the proposal to approve the merger agreement?

A.	After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” the Board, by a unanimous vote of all directors:

•	determined that the merger agreement and the merger are in the best interests of the Company and its shareholders;

•	adopted the merger agreement;

•	approved the merger;

•	directed that the merger agreement be submitted to the Company’s shareholders at a special meeting of the Company’s shareholders for their approval; and

•	recommended that the Company’s shareholders approve the merger agreement.

Q.	When do you expect the merger to be consummated?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to approve the merger agreement, we currently anticipate that the merger will be consummated in mid-2018.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not approved by the shareholders of the Company or if the merger is not consummated for any other reason, the shareholders of the Company would not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company would remain an independent public company, and the Company common stock would continue to be listed and traded on the Nasdaq Stock Market. Under specified circumstances, the Company may be required to pay to Parent a fee with respect to the termination of the merger agreement or Parent may be required to pay to the Company a fee with respect to the termination of the merger agreement, as described in the section entitled “The Merger Agreement—Termination Fees” beginning on page [—].

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. A U.S. holder (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the merger) that exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the shareholder’s adjusted tax basis in such shares. This may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. You should read “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. Because individual circumstances may differ, you should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A.	Yes. In considering the recommendation of the Board with respect to the proposal to approve the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the shareholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.

You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the Board for use at the special meeting because you owned shares of Company common stock as of the record date for the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of the Company will be held on [—], 2018 at [—], local time, at the offices of WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on:

•	a proposal to approve the merger agreement;

•	a proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger as reported on the Golden Parachute Compensation table on page [—]; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q.	What vote is required for the Company’s shareholders to approve the merger agreement?

A.	The approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company common stock entitled to vote thereon as of the record date.

Because the affirmative vote required to approve the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN,” or if you do not provide your bank, brokerage firm or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q.	What vote is required for the Company’s shareholders to approve the proposal regarding “golden parachute” compensation and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement?

A.	Approval of the proposals regarding “golden parachute” compensation and adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires the affirmative vote of the holders of a majority of the stock present or represented at the special meeting and entitled to vote and voting on each of these proposals.

If you vote “ABSTAIN” on the proposal regarding “golden parachute” compensation or the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, this will have no effect on these proposals. If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on these proposals, and thus will have no effect on these proposals.

Q.	Why am I being asked to cast a nonbinding advisory vote to approve “golden parachute” compensation that the Company’s named executive officers will receive in connection with the merger?

A.	The SEC’s rules require us to seek a nonbinding advisory vote with respect to certain payments that will be made to our named executive officers in connection with the merger, or “golden parachute” compensation.

Q.	What will happen if shareholders do not approve the “golden parachute” compensation at the special meeting?

A.	Approval of “golden parachute” compensation that our named executive officers may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on us. Therefore, regardless of whether shareholders approve the “golden parachute” compensation, if the merger agreement is approved by the shareholders and the merger is completed, the “golden parachute” compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of such compensation.

Q.	Who can vote at the special meeting?

A.	All of our holders of Company common stock of record as of the close of business on [—], 2018, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.	What is a “broker non-vote”?

A.	Banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to approve the merger agreement, the proposal to approve the nonbinding advisory proposal regarding “golden parachute” compensation and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-discretionary matters, which we refer to generally as “broker non-votes.” Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting.

Q.	What constitutes a quorum for the special meeting?

A.	A quorum is necessary to transact business at the special meeting, including the approval of the merger agreement and approval of the proposal regarding “golden parachute” compensation. The holders of record of a majority in interest of the stock of the Company then issued and outstanding and entitled to vote, appearing in person or by proxy, shall constitute a quorum for the purposes of the special meeting. Abstentions and “broker non-votes” (as described above) will be counted as present for the purpose of determining whether a quorum is present. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting. The special meeting may be adjourned whether or not a quorum is present.

Q.	How do I vote?

A.	If you are a shareholder of record, you may vote your shares of Company common stock, or have such shares voted, on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there; or

•	by proxy—shareholders of record have a choice of having their shares voted by proxy by submitting a proxy in one of the following ways:

•	over the Internet—the website for Internet proxy submission is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you hold your shares of Company common stock in “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner of shares of Company common stock held in “street name” and wish to vote in person at the special meeting, you must provide a valid proxy from your bank, brokerage firm or other nominee at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy for your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

Q.	What is the difference between holding shares as a shareholder of record and in “street name”?

A.	If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Company common stock, as the “shareholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner of shares of Company common stock held in “street name,” you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to approve the merger agreement and your shares of Company common stock will not have an effect on approval of the nonbinding advisory proposal regarding “golden parachute” compensation or the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q.	How can I change or revoke my proxy?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary at Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Attendance at the special meeting alone will not revoke your proxy.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” The Board has designated Fred B. Parks, Michael J. Bourque and John J. Fry, and each of them singly, with full power of substitution, as proxies for the special meeting.

Q.	If a shareholder gives a proxy, how will its shares of Company common stock be voted?

A.	Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, as your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone proxy processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q.	How are votes counted?

A.	With respect to the proposal to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to approve the merger agreement.

With respect to the proposal regarding “golden parachute” compensation and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on these proposals.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in more than one account, you may receive more than one proxy or set of voting instructions relating to the special meeting. These should each be voted or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.

The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. You will also lose the ability to exercise appraisal rights with respect to such shares in connection with the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company will pay all expenses of filing, printing and mailing this proxy statement, including solicitation expenses. The Company has engaged Georgeson LLC, which we refer to as Georgeson, to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Georgeson a fee of approximately $12,500. The Company will also reimburse Georgeson for reasonable out-of-pocket expenses and will indemnify Georgeson and its affiliates against certain claims, expenses, losses, damages, liabilities and judgments. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the shareholder of record, please submit a proxy for your shares of Company common stock by (a) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (b) using the telephone number printed on your proxy card or (c) using the Internet proxy instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner of shares of Company common stock held in “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. A letter of transmittal will be mailed to you promptly, and in any event within five business days, after the effective time of the merger, describing how you should surrender your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	What should I do if I have lost my stock certificate?

A.	If you have lost your stock certificate, please contact our transfer agent, Computershare Trust Company, N.A., at (877) 282-1168, to obtain replacement certificates.

Q.	May I exercise appraisal rights instead of receiving the per share merger consideration for my shares of Company common stock?

A.	For the reasons described under “Appraisal Rights,” the Company has concluded that Company shareholders may be entitled to appraisal rights. The Company and Parent reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger. Under Part 13 of the MBCA, Company shareholders who believe they are or may be entitled to appraisal rights in connection with the merger must, in order to exercise those rights:

•	prior to the special meeting, deliver to the Company a written notice of intent to demand payment for such shareholders’ shares of Company common stock if the merger is effectuated;

•	NOT vote for the proposal to approve the merger agreement; and

•	comply with other procedures under Part 13 of the MBCA.

See “Appraisal Rights” beginning on page [—]. In addition, the text of Part 13 of the MBCA is reproduced in its entirety as Annex C to this proxy statement.

Q.	Are there any other risks to me from the merger that I should consider?

A.	Yes. There are risks associated with all business combinations, including the merger. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page [—].

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of this proxy statement or the enclosed proxy card, please call Georgeson, our proxy solicitor, toll-free at (866) 431-2105.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Statements in this proxy statement regarding the proposed transaction among Parent, Merger Sub and the Company, the expected timetable for completing the transaction, future financial and operating results, future opportunities for the combined company and any other statements about Parent, Merger Sub and the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. The Company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the Company may not be able to predict and may not be within the Company’s control. Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed merger may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the approval of the merger agreement by the Company’s shareholders and the receipt of certain governmental and regulatory approvals in the U.S. and in foreign jurisdictions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed merger on the Company’s business, operating results, and relationships with customers, suppliers, competitors and others, (v) risks that the proposed merger may disrupt the Company’s current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed merger, (vii) risks related to the diverting of management’s attention from the Company’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the proposed merger. There are a number of important, additional factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the factors described in the Company’s Annual Report on Form 10-K for the year ended July 31, 2017 and its most recent quarterly report filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on [—], 2018, starting at [—], local time, at the offices of WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109, or at any adjournment or postponement thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to approve the merger agreement, to approve the nonbinding advisory proposal regarding “golden parachute” compensation and to approve the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Our shareholders must approve the merger agreement in order for the merger to be consummated. If our shareholders fail to approve the merger agreement, the merger will not be consummated. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—], 2018 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock that are issued, outstanding and entitled to vote at the close of business on the record date, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a shareholder directs voting “ABSTAIN”, as well as broker non-votes (described below), will be counted for purposes of establishing a quorum. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting. A quorum is necessary to transact business at the special meeting, including the approval of the merger agreement and approval of the proposal regarding “golden parachute” compensation. The special meeting may be adjourned whether or not a quorum is present. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any recess or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or recessed.

Attendance

Only shareholders of record or their duly authorized proxies or beneficial owners with proof of ownership have the right to attend the special meeting. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock. If you are the representative of a corporate or institutional shareholder, you must present proof that you are the representative of such shareholder.

Vote Required

Approval of the proposal to approve the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company common stock entitled to vote thereon as of the record date. For the proposal to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Voting “ABSTAIN” will not be counted as a vote cast in favor of the proposal to approve the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN,” it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Company common stock, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner of shares of Company common stock held in “street name,” you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. If you hold your shares of Company common stock in “street name,” please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. Please note that if you are a beneficial owner of shares of Company common stock held in “street name” and wish to vote in person at the special meeting, you must provide a valid proxy from your bank, brokerage firm or other nominee at the special meeting.

Banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to approve the merger agreement, the proposal to approve the nonbinding advisory proposal regarding “golden parachute” compensation and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-discretionary matters, which we refer to generally as “broker non-votes.” These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting.

Approval of the nonbinding advisory proposal regarding “golden parachute” compensation and approval of the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, require a majority of the votes cast on each of these proposals. For the nonbinding advisory proposal regarding “golden parachute” compensation and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate if there are insufficient votes at the time of the special meeting to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of each of these proposals, if you fail to submit a proxy or to vote in person at the special meeting, or if you have given a proxy and vote “ABSTAIN,” the shares of Company common stock will not be counted in respect of, and will not have any effect on, the proposal.

If you are a shareholder of record, you may vote your shares of Company common stock, or have such shares voted, on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there; or

•	by proxy—shareholders of record have a choice of having their shares voted by proxy by submitting a proxy in one of the following ways:

•	over the Internet—the website for Internet proxy submission is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner of Company common stock held in “street name,” you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner of Company common stock held in “street name” and wish to vote in person at the special meeting, you must provide a valid proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy for your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be received by our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. Following the consummation of the merger, a separate letter of transmittal will be mailed to you that will enable you to surrender your stock certificates and receive the per share merger consideration.

If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named as your proxies on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone proxy processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

If you have any questions or need assistance voting your shares, please call Georgeson, our proxy solicitor, toll-free at (866) 431-2105.

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Shares Owned by Our Directors and Executive Officers

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock, representing [—]% of the outstanding shares of

Company common stock on the record date. Each of the directors and executive officers has informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to approve the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN,” or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on the proposal to approve the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be received by the Company at 8 Centennial Drive, Peabody, Massachusetts 01960 by the time the special meeting begins, or by attending the special meeting and voting in person. Attendance at the special meeting alone will not revoke your proxy.

Adjournments and Recesses

Although it is not currently expected, the special meeting may be adjourned or recessed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or recess of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or recessed.

Appraisal Rights

For the reasons described under “Appraisal Rights,” the Company has concluded that Company shareholders may be entitled to appraisal rights. The Company and Parent reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger.

Under Part 13 of the MBCA, Company shareholders who believe they are or may be entitled to appraisal rights in connection with the merger must, in order to exercise those rights:

•	prior to the special meeting, deliver to the Company a written notice of intent to demand payment for such shareholders’ shares of Company common stock if the merger is effectuated;

•	NOT vote for the proposal to approve the merger agreement; and

•	comply with other procedures under Part 13 of the MBCA.

Your failure to follow exactly the procedures specified under the MBCA will result in the loss of any appraisal rights. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. See the section entitled “Appraisal Rights” and the text of Part 13 of the MBCA reproduced in its entirety as Annex C to this proxy statement for further information.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Georgeson to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Georgeson a fee of approximately $12,500. The Company will also reimburse Georgeson for reasonable out-of-pocket expenses and will indemnify Georgeson and its affiliates against certain claims, expenses, losses, damages, liabilities and judgments. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Georgeson, our proxy solicitor, toll-free at (866) 431-2105.

PARTIES TO THE MERGER

THE COMPANY

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

(978) 326-4000

Analogic designs, manufactures, and commercializes innovative real-time guidance, diagnostic imaging and threat detection technologies to advance the practice of medicine and save lives. Analogic operates three business segments: Medical Imaging, Ultrasound and Security and Detection. Analogic’s Medical Imaging segment provides critical enabling medical imaging systems and subsystems for computed tomography, or CT, magnetic resonance imaging and high-resolution digital mammography. Analogic sells its Medical Imaging products primarily through longstanding relationships with well-known multinational medical original equipment manufacturers and new entrants in emerging markets. Analogic’s Ultrasound business provides real-time ultrasound procedure guidance systems for the urology, surgery and point of care markets. Analogic sells its ultrasound products, under the BK Ultrasound brand, through its direct sales force in North America and Europe, as well as through a network of distributors to clinical practitioners throughout the world. Analogic’s Security and Detection segment designs and manufactures automated threat detection systems for aviation baggage inspection applications utilizing advanced medical CT technology and systems used for rapid DNA analysis for law enforcement and government agencies. Analogic sells its aviation threat detection and rapid DNA systems through multinational partners.

Analogic was incorporated in the Commonwealth of Massachusetts in November 1967 and shares of Analogic common stock are traded on The Nasdaq Global Select Market under the symbol “ALOG.” The principal executive offices of Analogic are located at 8 Centennial Drive, Peabody, Massachusetts 01960, and our telephone number is (978) 326-4000.

For more information about the Company, see “Where You Can Find More Information” beginning on page [—].

PARENT

ANLG Holding Company, Inc.

c/o Altaris Capital Partners, LLC

600 Lexington Avenue, 11th Floor

New York, NY 10022

(212) 931-0250

ANLG Holding Company, Inc. is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and related agreements and consummating the merger and the other transactions contemplated thereby. Parent is an affiliate of Altaris and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, the Company will be a wholly-owned subsidiary of Parent. The principal executive offices of Parent are located at 600 Lexington Avenue, 11th Floor, New York, New York 10022, and its telephone number is (212) 931-0250.

MERGER SUB

AC Merger Sub, Inc.

c/o Altaris Capital Partners, LLC

600 Lexington Avenue, 11th Floor

New York, NY 10022

(212) 931-0250

AC Merger Sub, Inc. is a Massachusetts corporation that was formed solely for the purpose of entering into the merger agreement and related agreements and consummating the merger and the other transactions contemplated thereby. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation of the merger, which we refer to as the surviving corporation. The principal executive offices of Merger Sub are located at 600 Lexington Avenue, 11th Floor, New York, New York 10022, and its telephone number is (212) 931-0250.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will become a privately-held company and will cease to be listed on any public market. You will not own any shares of the capital stock of the surviving corporation.

Overview of the Merger

The Company, Parent and Merger Sub entered into the merger agreement on April 10, 2018. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by investment funds affiliated with Altaris. In connection with the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares) will be automatically converted into the right to receive the per share merger consideration, without interest and subject to deduction for any required withholding tax.

Following and as a result of the merger:

•	Company shareholders will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•	shares of Company common stock will no longer be listed on the Nasdaq Stock Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Exchange Act will be terminated.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Background of the Merger

The Board, together with members of the Company’s senior management, regularly reviews and assesses the Company’s business and competitive landscape and periodically reviews and assesses strategic alternatives available to maximize value to shareholders.

After naming Dr. Fred Parks as the Company’s President and Chief Executive Officer in October 2016, the Board, together with the Company’s senior management, initiated a review of the Company’s businesses with the objective of improving the Company’s operating performance. This review culminated in the restructuring of the Company’s operations, principally in its Ultrasound business, which restructuring was intended to refocus the Ultrasound business on its core markets of urology and surgery, as well as to provide a more efficient cost structure for the business. As part of this review, the Board engaged in preliminary discussions with a number of investment banking firms concerning the Company’s markets, business, and prospects.

On February 16, 2017, Dr. Parks and members of the Company’s senior management met with representatives of Citigroup Global Markets, Inc., which we refer to as Citi. Citi provided a preliminary assessment of market perceptions of the Company and a review of various strategic alternatives available to the Company, including the continued operation of the Company on a standalone basis, the divestiture of the Company’s Ultrasound business and the sale of the Company as a whole, as well as Citi’s preliminary assessment of the relative merits and risks of such alternatives.

On February 17, 2017, Dr. Parks and members of the Company’s senior management met with another investment banking firm, which provided an assessment of the Company’s current situation, a review of market perceptions of the Company and a review of various strategic alternatives available to the Company, including the continued operation of the Company on a standalone basis, the divestiture of the Company’s Ultrasound business and the sale of the Company as a whole, as well as the firm’s preliminary assessment of the relative merits and risks of such alternatives.

On February 27, 2017, the Board held a regularly scheduled meeting, with members of senior management present for certain portions. Representatives of Citi and of a third investment banking firm each attended separate portions of the meeting during which each provided the Board with an assessment of the Company’s current situation, a review of market perceptions of the Company and a review of various strategic alternatives available to the Company, including the continued operation of the Company on a standalone basis, the divestiture of the Company’s Ultrasound business and the sale of the Company as a whole, as well as each firm’s assessment of the relative merits and risks of such alternatives.

On May 31, 2017, the Board held a regularly scheduled meeting, with members of senior management present for certain portions. Representatives of Citi and of a fourth investment banking firm each also attended separate portions of the meeting during which each provided the Board with a preliminary assessment of various strategic alternatives available to the Company, including the continued execution of the Company’s business plan as an independent company, a sale of operating units of the Company and a sale of the Company as a whole, as well as each firm’s preliminary assessment of the relative merits and risks of such alternatives. Following these presentations and further discussion, the Board determined to consider an assessment of strategic alternatives to accelerate value creation for the Company’s shareholders. The Board directed Company management to publicly disclose the initiation of the strategic review in connection with the Company’s June 6, 2017 earnings call. The Board also directed the Company’s management to initiate discussions with Citi and one of the other investment banking firms regarding possible engagement to assist in the Company’s strategic review process. The Company’s management also discussed with the Board an initial version of a proposed financial operating plan for the Company’s 2018, 2019 and 2020 fiscal years, which we refer to as the Operating Plan. It was agreed that the matter would be discussed further at a future meeting.

On June 6, 2017, in connection with the Company’s third quarter earnings announcement, the Company announced that the Board had directed that all strategic options be considered to accelerate the pace of value creation for the Company’s shareholders. The Company also issued a downward revision to its guidance for the remainder of fiscal 2017.

On June 6, 2017, the last trading day prior to this announcement, the closing price per share of the Company’s common stock on the Nasdaq Stock Market was $74.60. On June 7, 2017, the first trading day following the announcement, the closing price per share of the Company’s common stock was $67.45.

Following the June 6 earnings announcement, Dr. Parks and members of the Company’s senior management met with the Chief Executive Officer of Party A, a strategic participant in the Company’s industry, to discuss general commercial matters. In connection with this meeting, and in view of the Company’s June 6 announcement regarding its exploration of strategic options, the Chief Executive Officer of Party A expressed interest in a further meeting to discuss Party A’s potential interest in a strategic transaction.

On June 26, 2017, in response to a request from Voce Capital Management, LLC, one of the Company’s investors, which we refer to as Voce, members of the Company’s management spoke by telephone with representatives of Voce. During the call, the parties discussed the Company’s historical financial performance and its recently revised guidance. Voce requested a further meeting at the Company with Dr. Parks.

On June 29, 2017, Dr. Parks met with the Chief Executive Officer and other representatives of Party A, along with representatives of Party B, another potential strategic buyer. At the meeting, Party A and Party B discussed a possible transaction whereby Party A would acquire the Company’s Medical Imaging and Security businesses and Party B would acquire the Company’s Ultrasound business. The parties also discussed a potential follow on meeting in which the Company’s senior management would provide management presentations to Party A and Party B.

Following the May 31, 2017 Board meeting, members of the Company’s senior management engaged in a series of discussions with Citi and the other investment banking firm identified at the May 31 meeting concerning the terms of a possible engagement. On July 9, 2017, after consultation with members of the Board, the Company’s management presented a proposed engagement agreement with Citi, together with Citi’s conflict disclosure, for consideration by the Board.

On July 12, 2017, the Board approved the appointment of Citi as the Company’s financial advisor by unanimous written consent, and the Company entered into an engagement letter with Citi.

On July 25, 2017, Dr. Parks and members of the Company’s senior management met with representatives of Voce. During the meeting, the parties discussed the Company’s recent performance and outlook. Voce also received a tour of the Company’s Peabody facility.

On August 11, 2017, the Board held a telephonic meeting, with members of senior management participating for certain portions. Also participating at the request of the Board were representatives of Citi and of Wilmer Cutler Pickering Hale and Dorr, the Company’s legal counsel, which we refer to as WilmerHale. WilmerHale reviewed for the Board the fiduciary duties of directors in considering a possible strategic transaction, alternative structures that might be suitable for different types of transactions that the Board might consider and thoughts on potential alternatives for a transaction process. The Board also considered the proposed meeting among the Company’s management, Party A and Party B discussed at the June 29 meeting with Party A and Party B. The Board authorized management to proceed with the meeting and discussed next steps for the launch of a broader strategic review process. The Company’s management and the Board also discussed the Operating Plan. It was agreed that the Operating Plan would be discussed further at a Board meeting to be held on September 5, 2017.

On August 14, 2017, the Company’s management met with representatives of Party A and Party B. Representatives of Party A received information on the Company’s Medical Imaging, Security, and Ultrasound businesses. At the meeting, Party A’s Chief Executive Officer expressed concerns about the Company’s proposed channel development initiative in CT. Representatives from Party B received information limited to the Company’s Ultrasound business. Prior to this meeting, the Company entered into non-disclosure agreements with Party A and Party B. Each non-disclosure agreement contained standstill obligations with a term of one year that would terminate upon the signing of a definitive agreement with a third party for the sale of the Company.

On August 15 and again on October 3, 2017, Dr. Parks spoke by telephone and then over dinner with the Chief Executive Officer of a potential strategic bidder that expressed interest in the Company’s Security business. However, the potential bidder ultimately did not submit a proposal.

On August 30, 2017, the Company received a notice from Voce expressing Voce’s intention to nominate four candidates to stand for election as directors at the Company’s 2017 annual meeting of shareholders. The notice indicated that affiliates of Voce held 71,871 shares of Company common stock at the time of the notice.

On August 31, 2017, in response to the notice from Voce, Dr. Bernard Bailey, the Company’s Board Chair, contacted a representative of Voce to discuss the matters raised in Voce’s notice. The Voce representative expressed Voce’s belief that the Company was undervalued and was interested in assuring that its value was realized for all shareholders. Voce requested that the parties arrange a teleconference on September 27, 2017 to discuss these matters. On the date of this discussion, the closing price of the Company common stock was $71.55 per share.

On September 5, 2017, the Board held a telephonic meeting, with members of senior management participating for certain portions. During the course of the meeting, the Board discussed the proposed September 27 call with Voce. It was agreed that Drs. Bailey and Parks should participate in the call. The Company’s management and the Board also discussed the Operating Plan. After discussion, the Board approved the income statement included therein. The Board asked to receive a balance sheet and cash flow statement for consideration at a future meeting.

From September 7 to 10, 2017, Dr. Parks spoke multiple times by telephone with the Chief Executive Officer of a potential strategic bidder that expressed interest in meeting to discuss a potential acquisition of the Company. However, the meeting was canceled due to illness of the Chief Executive Officer of the potential strategic bidder, who did not attempt to reschedule or submit a proposal.

On September 11, 2017, Dr. Parks spoke by telephone with representatives of Party C, a potential strategic buyer, who expressed interest in acquiring only the Company’s Ultrasound business.

On September 14 and 15, 2017, the Board held a regularly scheduled meeting, with members of senior management and representatives of Citi, WilmerHale and Joele Frank, Wilkinson Brimmer Katcher, a public relations firm, present for certain portions. Representatives from Citi presented options regarding the design of a sale process, including indicative timelines, as well as a preliminary list of potentially interested parties to contact. The Board, together with its advisors, then discussed the relative merits of a whole company transaction versus a partial company transaction, including potentially interested parties, the desire to maximize shareholder value, and the execution risk associated with a separation of the Company. Following this discussion, the Board concluded that the sale process should focus on a sale of the entire company and that Citi should begin outreach to potentially interested parties following the Company’s next earnings announcement. The Board also discussed the matters raised by the nomination notice from Voce, including the qualifications of the proposed candidates, the appropriate number and qualifications of new directors if the Board were to be expanded, the potential impact of negotiations with Voce on the strategic review process already underway and the request by Voce for a meeting on September 27, 2017. The Company’s management and the Board also discussed the balance sheet and cash flow statement for inclusion in the Operating Plan. After discussion, the Board approved the balance sheet and cash flow statement for inclusion therein.

On September 19, 2017, the Company released its earnings for the fourth quarter and full year fiscal 2017 and its outlook for its fiscal 2018. The Company also announced that it had engaged Citi as its financial advisor and had initiated a process for the sale of the Company.

On September 21, 2017, at the request of Voce, Dr. Parks and members of the Company’s senior management spoke with representatives of Voce by telephone to discuss the Company’s fiscal 2017 financial results and fiscal 2018 outlook. The parties also discussed arrangements for the September 27, 2017 meeting to discuss the matters raised by Voce’s nomination notice.

From September to October 2017, Citi, at the direction of the Board, provided a “teaser” document consisting of publicly available information regarding the Company to potentially interested parties that either were identified by Citi as parties with potential interest in a transaction with the Company and contacted by Citi at the direction of the Board, or that contacted Citi in response to the Company’s announcement regarding its exploration of a sale. The parties receiving the teaser included Altaris, Party C, a potential strategic buyer that we refer to as Party D, a potential strategic buyer that we refer to as Party E and a potential financial buyer that we refer to as Party F.

From September to December 2017, the Company negotiated and entered into non-disclosure agreements with potential bidders, including Altaris, Party C, Party D, Party E, Party F and a potential strategic buyer that we refer to as Party G. Each non-disclosure agreement contained standstill obligations with terms ranging from 18 months to two years that would terminate upon the signing of a definitive agreement with a third party for the sale of the Company. Parties that executed a non-disclosure agreement generally received a confidential information memorandum, which provided information regarding the business of the Company and included the Operating Plan, along with a process letter requesting submission by November 15, 2017 of preliminary written, non-binding indications of interest to acquire the Company. Ultimately, the Company was in contact with 75 potential strategic and financial buyers, both domestically and internationally. Of the 75 parties with whom the Company had contact regarding their interest in exploring a possible sale, 38 ultimately entered into non-disclosure agreements and received a confidential information memorandum concerning the Company.

On September 27, 2017, Drs. Bailey and Parks met with representatives of Voce to discuss the matters raised by the Voce nomination notice, as well as the Company’s strategic review process, the desirability of a transaction committee of the Board and the composition of the Board.

In late September and early October 2017, Dr. Bailey engaged in multiple discussions with representatives of Voce. The parties discussed the terms of a possible cooperation agreement, including the appointment of Joseph Whitters to the Board, and the formation of a transaction committee.

On October 12, 2017, the Board held a telephonic meeting, with members of senior management and a representative of WilmerHale present. The Board discussed the principal terms of a proposed cooperation agreement with Voce, including the appointment of Joseph Whitters to the Board, the formation of the Strategic Alternatives Committee, which we refer to as the Committee, and standstill, non-disparagement, voting and expense reimbursement provisions. It was noted that certain terms of the standstill provision and the expense reimbursement cap were still subject to negotiation. Following further discussion, the Board approved the further negotiation and entry into the cooperation agreement and, subject to execution of the cooperation agreement, the formation of the Committee consisting of Dr. Bailey, Jeffrey Black and Mr. Whitters to, among other things, monitor and direct the process and procedures related to the review and evaluation of strategic alternatives, including a possible sale of the Company. Dr. Parks then provided an update on the strategic review process.

On October 13, 2017, the Company entered into the cooperation agreement with Voce.

On October 19, 2017, the Committee held a telephonic meeting, with directors Judge, Modic, Odland and Parks, a member of the Company’s senior management and representatives from Citi present for portions of the meeting. Citi provided an update on the strategic review process, including the status of Citi’s outreach to potential bidders, an illustrative timeline for further engagement and background information on potential participants. The Committee discussed with the Citi representatives the desirability of maintaining a focus on a whole company transaction, but the Committee directed Citi to also accept indications of interest from parties interested in only a portion of the Company’s business, if presented, to facilitate the potential formation of a consortium to acquire the Company at a later phase if desired.

On November 2, 2017, the Committee held a telephonic meeting, with directors Judge, Modic, Odland and Parks and representatives from Citi present for portions of the meeting. Citi provided an update on the strategic review process, noting that 35 parties had either received or expressed an interest in receiving the Company’s confidential information memorandum to date, and providing background information on certain potential process participants. The Committee discussed with the Citi representatives certain factors to consider in comparing a whole company transaction to a partial company transaction, including likely transaction value and potential downsides of a partial company transaction, such as tax considerations, stranded costs and other dis-synergies, and transaction execution risk. The Committee reiterated its desire to focus the strategic review process on a whole company transaction, but to maintain flexibility to consider partial company opportunities to allow for the potential formation of a consortium at a later stage, if appropriate. The Committee determined that management should prepare information regarding the tax basis of the Company’s business units to facilitate an analysis of possible partial company transactions, including the tax leakage that might be incurred in a consortium transaction in which the Company’s businesses were separated.

On November 15, 2017, Party A, Party D, Party E and Party F each submitted to the Company preliminary, non-binding indications of interest for a potential transaction, subject to various conditions, including the completion of due diligence. Party A submitted a proposal to acquire the Company for a price of $85.00 to $88.00 per share, comprised of approximately 60% cash and 40% Party A stock. The proposal indicated that Party A intended to divest the Company’s Ultrasound business contemporaneously with the closing of the acquisition, but noted that Party A intended to be the sole contractual buyer for the entire Company and did not plan to have a condition in the definitive agreement regarding a third party to acquire the Ultrasound business. Party A did not identify a specific buyer for the Ultrasound business, but expressed confidence that one could be identified during the next phase of the sale process. Party D submitted a proposal to combine with the Company in a “merger of equals” in which the Company’s shares would be exchanged for shares of Party D common stock. Party D did not propose a specific valuation or exchange ratio, but provided a financial contribution analysis that produced implied ownership percentages for the combined company. The Party D proposal also sought 60 days of exclusivity to complete due diligence and negotiate transaction documents. Party E submitted a proposal to acquire the Company for a price of $75.00 per share in cash. Party F submitted a proposal to acquire the Company for a price of approximately $46.00 per share in cash. The proposal indicated that Party F might also consider a residual equity position or a time-limited royalty agreement as additional components of its proposal, but offered no details on the value of such arrangements or how they might be structured. Party F also submitted an alternative proposal to acquire the Company’s Ultrasound business for $135 million, again referencing the possibility of a residual equity position or a time-limited royalty agreement without any details regarding such potential arrangements.

Also on November 15, 2017, the Company received letters from three additional parties that declined to submit a proposal to acquire the Company, but indicated an interest in discussing the acquisition of either the Company’s Security business (in two cases) or the Company’s Ultrasound business (in one case) if the Company decided to pursue a divestiture of such business, in each case without referencing specific financial terms.

On November 17, 2017, Altaris submitted to the Company a preliminary, non-binding indication of interest in acquiring the Company for a price of $80.00 per share in cash. The Altaris proposal was subject to various conditions, including the completion of due diligence, and noted the strategic connection between the Company’s businesses and certain of Altaris’ existing portfolio companies that are involved in the manufacturing and marketing of medical devices and diagnostic equipment.

On November 20, 2017, the Committee held a telephonic meeting, with directors Judge, Modic, Odland and Parks, a member of the Company’s senior management, and representatives from Citi and WilmerHale present. Representatives from Citi reported on the indications of interest received in the first phase of the strategic review process, including the value and form of consideration proposed, the background of the bidders and strategic considerations with respect to the parties that included stock consideration in their proposals. The Committee, together with its advisors, discussed the terms of the proposals received, including associated contingencies and funding requirements, as well as the due diligence and timing requirements of the various bidders. The Committee concluded that Altaris, Party A, Party D and Party E should be invited to participate in the second phase of the sale process, whereas Party F should not be invited to participate due to the significantly less attractive terms of its proposals. It was noted that, of the parties that had expressed interest in acquiring only a portion of the Company, only Party F had included an indication of value. In light of this, the range of viable offers for the entire company and the drawbacks of a partial company transaction, the Committee concluded that the parties expressing interest in only a portion of the Company’s business should not be invited to participate in the second phase of the sale process at that time. However, the Committee discussed with Citi that Party B may no longer be a viable partner for Party A due to factors specific to Party B, and that it was likely that an alternative partner for Party A would need to be identified as a potential buyer for the Ultrasound business in a transaction with Party A. The Committee instructed Citi to maintain a dialogue with parties that had expressed an interest in the Ultrasound business in case Party A required an alternative strategic partner if Party B withdrew. The Committee also instructed Citi to communicate to Altaris, Party A, Party D and Party E that the Board was determined to seek improved terms from each bidder, including, among other things, an increase in each bidder’s offer price and a clear understanding from each bidder of the need for closing certainty. Later that day and during the following day, Citi representatives delivered that message to Altaris, Party A, Party D and Party E.

From November 28 to November 30, 2017, Altaris, Party A, Party D and Party E were provided access to a virtual data room to facilitate their due diligence on the Company.

On November 30, 2017, the Committee held an in-person meeting, with directors Judge, Modic, Odland and Parks, members of senior management and representatives from Citi and WilmerHale present. Citi provided an update on the status of engagement with bidders who had been invited to participate in the second phase of the sale process. Citi noted that each of the bidders had been provided access to a virtual data room and that management presentations were being scheduled with each. Citi and the Committee also discussed the need for reverse due diligence on the two parties that had proposed stock consideration, along with an illustrative timeline for reaching a definitive agreement. The Company’s management next presented a preliminary tax basis analysis for each of the Company’s business units. Management noted that the accuracy of the analysis was complicated by the relatively high degree of integration of the Company’s business activities. Though preliminary, the analysis indicated that there would likely be significant tax leakage in connection with a separation of the Company’s business segments that would need to be considered in connection with any such transaction structure. The Company’s management was asked by the Committee to provide a further analysis for review at a subsequent meeting.

Later on November 30, 2017, the Board held a regularly scheduled in-person meeting in connection with the Company’s annual meeting of shareholders, with members of senior management present for portions of the meeting. The Board discussed the preliminary tax basis analysis prepared by the Company’s management and confirmed that management should prepare the further tax basis analysis requested by the Committee. The Board further concluded that the Company should retain the flexibility to consider alternatives to optimize shareholder value as the sale process continued to develop.

Also on November 30, 2017, Party A’s financial advisor contacted Citi regarding the potential need to find a replacement for Party B as a potential buyer for the Ultrasound business. The financial advisor requested authorization to contact alternative buyers directly; however, Citi responded that the Company wished to control any outreach to potential process participants. Over the course of December 2017, Citi communicated with parties who had expressed an interest in Ultrasound to determine their suitability for, and interest in, participating in a possible transaction with Party A.

On December 6, 2017, the Company released its earnings for the first quarter of its fiscal 2018. The Company also tightened the range of its fiscal 2018 outlook.

On December 12, 14, 18, and 19, 2017, Dr. Parks and other members of the Company’s senior management, together with representatives of Citi, held separate meetings with representatives of Altaris, Party A, Party D and Party E to provide management presentations regarding the Company’s business.

On December 20, 2017, Party E informed Citi of its decision to withdraw from further participation in the process, due to concerns regarding the competitive positioning of the Company and the achievability of the Operating Plan.

On December 21, 2017, at the request of Voce, Dr. Parks and Messrs. Bourque and Namaroff met with representatives of Voce by telephone to discuss the Company’s recent performance and outlook.

On December 22, 2017, the Committee held a telephonic meeting, with directors Judge, Odland and Parks, members of senior management and representatives from Citi present for portions of the meeting. Representatives from Citi reported on the status of the sale process, including feedback from the management presentations with each of the bidders, factors likely to influence the bidders’ valuation analyses and illustrative timing to completion. Citi noted that Party E had elected to withdraw from further participation in the process. The Committee discussed with Citi the structure of the Party A proposal and the potential risks and timing considerations associated with the structure. Citi noted that Party B might no longer be a viable partner for Party A, and that Party A would likely need to find another buyer for the Ultrasound business. The Committee instructed Citi to continue its engagement with parties that had expressed interest in the Ultrasound business to explore an introduction to Party A as a potential transaction partner. The Committee also discussed the need to perform reverse due diligence on Party A and Party D due to the stock consideration included in their respective proposals. The Committee instructed Citi to contact Party D to set up a management presentation by Party D, and members of the Committee expressed interest in attending that meeting. The Committee next discussed with management the prospects of the Ultrasound business and instructed management to determine whether an updated forecast for the Ultrasound business was warranted to account for the business’ improved performance in the first fiscal quarter. After the representatives from Citi left the meeting, the Company’s management reported on proposed amendments to the Citi engagement letter. The Committee authorized management to execute the amendment upon the terms described.

On January 7, 2018, at the direction of the Committee, Citi delivered a process letter to Altaris, Party A and Party D, including a form of proposed merger agreement prepared by WilmerHale, and requested a mark-up of the merger agreement by January 23, 2018 and final proposals for the acquisition of the Company by January 29, 2018.

Also on January 7, 2018, the Company’s management provided the further tax basis analysis for each of the Company’s business units to the Committee and the Board members. The results of the analysis indicated that there would likely be significant tax leakage in connection with a separation of the Company’s business segments that would need to be considered in connection with any such transaction structure.

On January 11, 2018, the Committee held a telephonic meeting, with directors Judge, Modic, Odland and Parks, members of senior management and representatives from Citi and WilmerHale present. Representatives from Citi provided an update on the sale process, including due diligence activities, an illustrative timeline to completion and certain illustrative financial metrics related to the bidders and potential transaction structures. Citi also provided an update on efforts to connect Party A with potential purchasers of the Company’s Ultrasound business, noting that Party C was already in communication with Party A, and that Party G could possibly follow shortly. The Company’s management then presented potential revisions to the Company’s forecasts for the Ultrasound business taking into account the business’ performance in the first fiscal quarter and an improving outlook for the business going forward. The Committee directed management to continue work on a revised forecast for the Ultrasound business and to prepare a revised version of the Company’s operating plan for fiscal years 2018 through 2020 incorporating these revisions, with the plan of sharing the revised forecasts with the bidders once approved by the Committee.

On January 15, 2018, the Committee approved revisions to the Operating Plan, which we refer to as the Revised Operating Plan, which reflected improved performance of the Company’s Ultrasound business and certain anticipated effects of the tax reform legislation passed in December 2017.

On January 16 and 18, 2018, Party G and Party C, respectively, were provided access to a virtual data room limited to information regarding the Ultrasound business to facilitate their due diligence on the Company.

On January 17, 2018, the Revised Operating Plan was made available to Altaris, Party A and Party D by posting to the virtual data room.

On January 17 and 18, 2018, members of the Company’s senior management, together with representatives of Citi had teleconferences with Party D and Party A, respectively, in which the parties discussed the computed tomography (“CT”) sub-segment of the Company’s Medical Imaging business, including Party A’s and Party D’s concerns about the viability of the Company’s proposed channel development initiative in CT. In connection with these calls, the Company provided Party A and Party D with revised financial projections for the Company’s CT sub-segment, which we refer to as the Revised CT Projections, from which the channel development initiative had been removed. As described below, the Company provided Altaris with the Revised CT Projections on February 23, 2018.

On January 18, 2018, Dr. Parks and other members of the Company’s senior management, together with representatives of Citi, had a teleconference with representatives of Party G to provide a management presentation regarding the Company’s Ultrasound business.

On January 19, 2018, members of the Company’s senior management, together with representatives of Citi, held a teleconference with representatives of Altaris to discuss the tax basis of the Company’s businesses and the impact to the Company of recent tax reform.

On January 22, 2018, Dr. Parks and other members of the Company’s senior management, together with representatives of Citi, met with representatives Party C to provide a management presentation regarding the Company’s Ultrasound business.

From January 22 to January 24, 2018, management of the Company conducted multiple due diligence calls with representatives of Party C regarding the Company’s Ultrasound business.

On January 25, 2018, the Committee held a telephonic meeting, with directors Judge, Modic, Odland and Parks, members of senior management and representatives from Citi present. Representatives from Citi reported on the status of the sale process, including an update on due diligence activities and feedback to date. Citi confirmed that each of Altaris, Party A and Party D had received the Revised Operating Plan and noted that each bidder was expected to submit a revised proposal on or about the second round deadline of January 29, 2018. The Company’s management also reported that it was reviewing the Company’s expected financial performance for the remainder of the fiscal year, and that an updated forecast would be presented to the Board for consideration in February.

On January 29, 2018, Altaris and Party D each submitted to the Company non-binding proposals to acquire the Company, subject to various conditions, including the completion of due diligence. Altaris submitted a proposal to acquire the Company for a price of $82.50 per share in cash. The Altaris proposal included a full mark-up of the proposed form of a merger agreement and requested 30 days of exclusivity. Party D submitted a proposal to acquire the Company at a price of $85.00 per share, comprised of $13.66 per share in cash and $71.34 per share in Party D stock, which would be calculated based on a fixed exchange ratio. The Party D proposal included preliminary comments on the draft merger agreement in the form of an issues list and requested 30 days of exclusivity.

On January 31, 2018, Party A submitted to the Company a non-binding proposal to acquire the Company for a price of $80.00 to $82.50 per share, comprised of approximately 60% cash and 40% Party A stock, subject to various conditions, including the completion of due diligence. The Party A proposal did not include comments to the merger agreement, but noted Party A’s expectation that the merger agreement would reflect the simultaneous divestiture of the Company’s Ultrasound business, and that Party A would use the proceeds of such divestiture to fund a portion of the consideration for the transaction. Party A again indicated that it intended to be the sole contractual buyer for the entire Company, but no longer provided any assurance that there would be no closing conditions regarding the proposed divestiture of the Ultrasound business and did not identify a buyer for the Ultrasound business.

On February 1, 2018, the Committee held a telephonic meeting, with directors Judge, Modic and Parks, members of senior management and representatives from Citi and WilmerHale present. Representatives from Citi discussed certain aspects of the proposals received from Altaris, Party A and Party D, and a representative from WilmerHale reviewed the comments by Altaris and Party D to certain key terms of the merger agreement. The

Committee and Citi discussed the fact that, although Altaris’ bid included a per share price lower than that of Party D, it was an all-cash bid and presented greater certainty of value than the Party D proposal, which consisted primarily of stock to be calculated using a fixed exchange ratio, which would mean that the Company’s shareholders would be exposed to the trading performance of Party D stock during the period between signing and closing. The Committee and Citi discussed the recent stock price performance of Party D and Citi’s analysis regarding Party D’s ability to increase the percentage of its bid consisting of cash. The Committee concluded that the ultimate assessment of Party D’s bid should be made after the Company had completed additional reverse due diligence on Party D. Citi also noted that Altaris had not yet performed as much due diligence as the remaining bidders, and that, based on Citi’s discussions with Altaris, Altaris might find room to improve its valuation. The Committee noted that Party A had reduced its proposed valuation significantly to a range lower than the other bidders, that a significant portion of the proposed consideration consisted of Party A stock and that Party A would require a contemporaneous divestiture of the Company’s Ultrasound business, which could entail significant incremental execution risk. The Committee concluded that the Party A proposal was significantly less attractive than the other two, but expressed the desire to keep all three bidders in the process to maintain a competitive dynamic. The Committee discussed the requests for exclusivity by Altaris and Party D with WilmerHale and concluded that it was not willing to grant exclusivity to any of the bidders at this stage. Citi was instructed to contact each of the bidders to solicit updated bids with improved economic terms, and to communicate to Party A that it would need to improve its proposal significantly to remain competitive. Citi representatives delivered that message later that day. The Company’s management then reported on potential updates to the Company’s forecasts for the remainder of the fiscal year. The Committee asked the Company’s management to provide further information regarding these potential updates for the Committee’s review at its next meeting.

On February 4, 2018, Dr. Parks met with representatives of Party D to discuss the parties’ perspectives on potential integration and leadership issues that could arise in a combination transaction between the parties.

From February 6 through February 8, 2018, members of the Company’s senior management met with representatives of Party D to conduct preliminary reverse due diligence.

On February 8, 2018, the Committee held a telephonic meeting, with directors Judge, Odland and Parks, members of senior management and representatives from Citi and WilmerHale present. Representatives from Citi reported on their conversations with each of the bidders following receipt of the second-round bids. Altaris had expressed a desire to continue participating in the process, including conducting additional due diligence on a non-exclusive basis. Citi noted that Party D was also continuing work on a non-exclusive basis, but wished to revisit the issue following its management presentation to the Company, which was scheduled for the following day. Party A had indicated that it would focus additional due diligence efforts on matters affecting its valuation to determine whether it could improve its proposal, and that it expected Party C to do the same. Citi and the Committee also discussed a recent deterioration in Party A’s stock price and the potential implications for its future participation. The Committee and the Company’s management next discussed the proposed agenda for the upcoming management presentation by Party D and the associated due diligence objectives. The Company’s management then presented a revised fiscal 2018 revenue forecast based on a review of the Company’s expected financial performance for the remainder of the fiscal year to the Committee, which instructed the Company’s management to incorporate such revisions into the Company’s profit forecast for fiscal 2018 and to provide such updated revenue and profit forecasts, which we refer to as the Updated Fiscal 2018 Forecast, to Citi, which should in turn share such Updated Fiscal 2018 Forecast with the bidders.

On February 9, 2018, the Committee and members of the Company’s senior management attended a management presentation by representatives of Party D regarding Party D’s business. At the meeting, representatives of Party D expressed concerns about the viability of the Company’s channel development initiative in CT.

On February 13, 2018, Citi delivered the Updated Fiscal 2018 Forecast to Altaris, Party A and Party D.

On February 15, 2018, the Committee held a telephonic meeting, with directors Judge, Modic, Odland and Parks, members of senior management and representatives from Citi and WilmerHale present. Representatives from Citi and management reported on the due diligence conducted by the three bidders since the last meeting. The Committee and members of management then discussed the management presentation by Party D on February 9, 2018. Members of the Committee noted that Party D did not appear to be a good strategic fit for the Company based on the management presentation and other reverse due diligence conducted to date, and expressed concerns with accepting a proposal that entailed stock in a combined company in view of a lack of a compelling rationale for a combination. Citi again discussed its analysis of Party D’s ability to increase the cash component of its bid.

On February 21, 2018, WilmerHale sent a revised draft of the Altaris merger agreement to Schiff Hardin LLP, counsel to Altaris, which we refer to as Schiff Hardin.

On February 22, 2018, members of the Company’s senior management, together with representatives of Citi held a discussion with Altaris, in which the parties discussed the CT sub-segment of the Company’s Medical Imaging business, including the Company’s proposed investment in channel development in CT. The next day, the Company provided Altaris with the Revised CT Projections.

On February 26, 2018, Party D submitted to the Company a non-binding proposal to acquire the Company for a purported price of $85.00 per share, comprised of $25.40 per share in cash and a purported $59.60 per share in Party D stock, subject to various conditions, including the completion of due diligence. The stock component of the purchase price was valued based on the trading price of Party D stock on January 29, 2018, the date of Party D’s previous proposal. However, Party D’s share price had declined significantly since then and the actual value of the Party D proposal, based on the most recent closing price at the time of the bid letter, was approximately $80.60 per share. The Party D proposal included a full mark-up of the proposed form of a merger agreement and requested exclusivity through March 19, 2018.

Also on February 26, 2018, Dr. Bailey spoke by telephone with a representative of Altaris. Dr. Bailey stated that the Altaris proposal was being given serious consideration, but that the Board wanted Altaris to increase its price.

On February 27, 2018, Altaris submitted to the Company a non-binding proposal to acquire the Company for a price of $82.50 per share in cash, which amount would be reduced by the amount of any dividends paid by the Company after December 31, 2017. The Altaris proposal was subject to various conditions, including the completion of due diligence, and included a request for 40 days of exclusivity.

Also on February 27, 2018, Party A informed Citi that it was not prepared to submit a written proposal or comments to the proposed form of merger agreement at that time, but that it expected to be prepared to make a proposal in the future at an upfront price of $80.00 per share, comprised of 60% cash and 40% stock, with additional value to be available through contingent value rights, or CVRs. Party A was not prepared to propose specific terms for the CVRs, but suggested that they would be intended to increase the total potential per share value of the Party A proposal into the upper $80s at maximum achievement (without discounting for present value), and that payments would be triggered by achievement of revenue projections over several years in the CT sub-segment of the Company’s Medical Imaging business and regulatory approvals. Party A also indicated that it would expect to negotiate a definitive agreement with a third party to sell the Ultrasound business as a pre-signing workstream, and that they expected the process to take several weeks.

On February 28, 2018, the Committee held a telephonic meeting, with directors Judge, Modic, Odland and Parks, members of senior management and representatives from Citi and WilmerHale present. Representatives from Citi reviewed certain financial terms of the proposals received from the three bidders, highlighting changes to submissions made in the prior round. Citi also presented a preliminary financial analysis of a potential sale of the Company. Citi noted that its discounted cash flow analysis included two scenarios prepared by the Company’s management: the first reflecting a version of the Revised Operating Plan that had been updated to reflect the Updated Fiscal 2018 Forecast, which we refer to as Case 1, and the second modifying Case 1 to reflect the

Revised CT Projections, which we refer to as Case 2A. The Committee discussed Case 2A with Citi, noting that the proposed channel development initiative in CT was a new business opportunity for the Company with significant execution risk that was not reflected in Case 1, that the Committee shared the concerns expressed by bidders regarding the viability of the channel development initiative, and that the adjustments in the Revised CT Projections were appropriate in light of these risks. The Committee and Citi discussed Citi’s financial analysis, including a sensitivity analysis prepared to assess the potential impact of execution risks on the discounted cash flow valuations reflected in Citi’s preliminary financial analysis. The Committee expressed its view that neither Case 1 nor Case 2A adequately reflected the risks associated with the achievability of management’s operating plan generally, including long-term macroeconomic trends in the maturing medical imaging market, increasing global competition from larger and better capitalized competitors, increasing industry consolidation and the Company’s ability to develop new market channels for its products, as well as its view that certain bidders appeared to share this view and noted that the sensitivity analysis illustrated that all three proposals reflected appropriate valuations on a risk adjusted basis. It was agreed that Citi would be asked to perform a further analysis based on a new iteration of Case 2A with appropriate risk adjustments to be considered at a future meeting. Citi and the Committee also discussed an illustrative “sum of the parts” financial analysis presented by Citi for comparative purposes at the request of the Committee. After further discussion, the Altaris proposal was deemed to be the most attractive of the three bids received, as it was believed to reflect the best price and provided the greatest certainty of value. It was noted that, although Party D’s proposal purported to reflect a value of $85.00 per share, this was based on Party D’s share price at the time of its January proposal, and when adjusted to reflect its most recent closing price translated to an implied value of approximately $80.60 per share. The significant stock component, the fixed exchange ratio and the lack of a compelling strategic rationale for the combination made the value of the bid more speculative, and entailed greater risk of not achieving its anticipated value, than the all-cash bid presented by Altaris. The Committee noted that the Party A proposal reflected the lowest upfront consideration of the three, and concluded that any contingent consideration linked to the CT business offered by Party A was likely to be highly speculative and of limited or no value. Citi also noted that Party A’s inability to provide a detailed written proposal suggested it was having a difficult time reaching a firm valuation with its potential partners for the Ultrasound divestiture, and that there was significant uncertainty as to whether Party A could ultimately complete a transaction. Citi expressed its belief that Altaris still had the capacity to increase its price, and the Committee concluded that it was willing to continue discussions with Altaris on an expedited basis if Altaris did so. Given the issues remaining to be resolved and the competitive nature of the process, the Committee was unwilling to grant exclusivity to Altaris, but indicated that it would consider limited expense reimbursement and might revisit exclusivity at a later date if sufficient progress was made with Altaris. The Committee instructed Citi to communicate to Altaris that the Board remained willing to continue discussions regarding a potential transaction if Altaris would increase its price. Citi representatives delivered that message to Altaris later that day. Citi was also asked to inform Party A that the Company did not intend to continue discussions with Party A absent a substantial revision of its bid.

On March 4, 2018, Altaris submitted to the Company a non-binding proposal to acquire the Company for $84.00 per share in cash, which amount would be reduced by the amount of any dividends paid by the Company after December 31, 2017. The proposal was subject to various conditions, including the completion of due diligence. Altaris also provided a proposed form of “inducement letter,” which would require the Company to pay Altaris a $4 million termination fee if (i) Altaris delivered a notice on the 30th day following the date of such inducement letter confirming its willingness to enter into a definitive agreement at the valuation set forth in its proposal, and the parties failed to execute a definitive agreement within five days thereafter, (ii) the Company elected to terminate negotiations with Altaris prior to such date or (iii) the Company failed to engage with Altaris and its representatives in good faith to progress Altaris’ due diligence review.

Later on March 4, 2018, Dr. Bailey, members of the Company’s senior management and representatives of Citi and WilmerHale discussed the proposal from Altaris, including the proposed inducement letter, and potential responses.

On March 5, 2018, the Company announced its results for the second quarter of its fiscal 2018. The Company noted that, in view of the status of its strategic review process, it was not commenting on its fiscal year guidance or other forward-looking performance measures.

Also on March 5, 2018, representatives of WilmerHale discussed the proposed terms of the inducement letter with Schiff Hardin. WilmerHale communicated the Company’s position that a termination fee was not appropriate under the circumstances, and that Altaris’ remedy should be limited to expense reimbursement, subject to a cap. WilmerHale also delivered additional comments on the proposed terms of the inducement letter, including (i) that expense reimbursement should only be available if Altaris provided a binding proposal to enter into a merger agreement with a purchase price of $84.00 per share, without adjustment for dividends made after December 31, 2017, and other terms no less favorable than a specified baseline, (ii) that Altaris must submit financing commitments with customary terms with its binding proposal and (iii) that expense reimbursement should only be triggered if the Company entered into a definitive agreement with a third party with respect to the acquisition of the Company prior to a specified date.

From March 5, 2018 to March 16, 2018, representatives of WilmerHale and Schiff Hardin negotiated the terms of an expense reimbursement agreement, as well as certain key terms from the merger agreement that would serve as the baseline for determining whether an Altaris proposal would qualify for expense reimbursement. The terms of the merger agreement negotiated in conjunction with the expense reimbursement agreement included (i) whether the proposed $84.00 per share purchase price would be subject to adjustment for dividends paid after December 31, 2017, (ii) provisions restricting the Company’s ability to pay dividends between signing and the closing, (iii) the treatment of the Company’s performance-based equity awards, (iv) provisions restricting compensation related actions with respect to employees before and after the closing, (v) provisions relating to the ability of the Company to respond to superior proposals, (vi) the Company’s obligations to cooperate with and provide information in support of Altaris debt financing, (vii) the closing conditions and (viii) the termination fees. Altaris initially proposed a Company termination fee of 3.25% of equity value and a Parent reverse termination fee of 4.25% of equity value.

On March 6, 2018, Dr. Bailey spoke by telephone with a representative of Altaris. On the call, Dr. Bailey encouraged Altaris to continue its participation in the sale process.

On March 8, 2018, the Committee held a telephonic meeting, with directors Judge, Modic, Odland and Parks, members of senior management and representatives from Citi and WilmerHale present. Representatives of Citi reported on the status of the bidders, noting that Party D would likely withdraw its proposal, as it was unable to accommodate requests to improve its offer, and that Party A was unwilling to increase its base purchase price above $80 per share (although it continued to indicate verbally that it would consider contingent consideration tied to performance of the CT business), whereas Altaris had submitted an updated proposal reflecting an increased purchase price of $84.00 per share, subject to reduction for any dividends or other distributions paid by the Company after December 31, 2017. Citi noted that Altaris had conditioned its continued participation in the sale process on the Company’s execution of an expense reimbursement agreement. A representative of WilmerHale described the principal terms of the proposed expense reimbursement agreement and the status of the negotiations to date, including counterproposals the Company might consider to resolve open points in the negotiations. The Committee determined that Altaris should be asked to commit to a per share price of $84.00 without any reduction for the Company’s ordinary course dividend payments between December 31, 2017 and the date of a definitive agreement, that the Company could agree to expense reimbursement up to a $4 million cap, and that the reimbursement agreement should be structured to increase the likelihood that Altaris would submit a bid acceptable to the Company, including by narrowing the range of open issues that could be included in a proposal that qualified for reimbursement. WilmerHale and the Company’s management were authorized to continue negotiations with Altaris regarding the reimbursement agreement, and the Company’s management was authorized to execute a final reimbursement agreement on behalf of the Company on terms consistent with the terms and potential counterproposals discussed at the meeting. The Committee next discussed changes in the Company’s stock price following its most recent earnings announcement. Citi then discussed with the Committee prior transactions in which a target’s stock price traded above the transaction price, and WilmerHale reviewed the Board’s fiduciary duties in its consideration of a transaction, including factors to consider in light of the current trading price. The Committee then discussed a meeting planned with Voce scheduled for the following week, and it was agreed that the meeting should be canceled.

Also on March 8, 2018, Schiff Hardin sent a markup of the Altaris merger agreement to WilmerHale and the Company received a notice from Party D stating that it had elected to withdraw from the process.

On March 15, 2018, the Committee held a telephonic meeting, with directors Judge, Modic, Odland and Parks, members of senior management and representatives from Citi, WilmerHale and Georgeson LLC, the Company’s proxy solicitor, which we refer to as Georgeson, present. Representatives of Citi provided an update on discussions with the bidders, noting that Party D had withdrawn its proposal, but that Altaris was continuing to work toward a transaction. WilmerHale then provided an update on the negotiations with Altaris on the expense reimbursement agreement, including reviewing an issues list summarizing the resolution of open issues in the merger agreement, which reflected the agreed criteria for an Altaris proposal that would qualify for expense reimbursement. WilmerHale summarized the remaining open items in the expense reimbursement agreement and discussed potential responses with the Committee. It was agreed that Dr. Bailey would discuss the remaining open items with Altaris, and that, following those discussions, WilmerHale and Mr. Fry could proceed with finalizing and executing an expense reimbursement agreement consistent with the discussions at the meeting. Next, a representative of Georgeson reported on investor considerations relevant to the proposed transaction and the solicitation of the shareholder vote if the merger agreement were executed, including an overview of the Company’s investor base and factors likely to influence their evaluation of a transaction.

On March 15, 2018, Dr. Bailey spoke by telephone with a representative of Altaris to discuss resolution of the remaining open items in the expense reimbursement agreement.

On March 16, 2018, the Company and Altaris executed the expense reimbursement agreement, which provided for reimbursement of Altaris’ expenses in connection with the transaction up to a cap of $4 million if (i) Altaris delivered to the Company on the 30th day following execution of the expense reimbursement agreement a binding proposal to enter into a merger agreement with a purchase price of $84.00 per share, without reduction for dividends made after December 31, 2017, and other terms no less favorable than a specified set of baseline terms described further below, (ii) the Company elected to terminate negotiations with Altaris, unless Altaris had proposed a reduction in its purchase price or to purchase less than 100% of the Company’s capital stock prior to such termination, or (iii) Altaris was unable to deliver its binding proposal by the specified deadline due to the Company’s failure to use commercially reasonable efforts to cooperate with Altaris’ due diligence review of the Company. The specified baseline terms for a qualifying Altaris proposal included vesting of the Company’s performance-based equity awards based on actual performance, a Company termination fee equal to 3.25% of the equity value of the transaction, a Parent termination fee equal to 6% of the equity value of the transaction and no closing conditions capping Company expenses or requiring the Company to have any specified minimum cash balance.

On March 21, 2018, WilmerHale sent to Schiff Hardin a revised draft of the merger agreement reflecting the resolution of the issues discussed during the negotiation of the expense reimbursement agreement, as well as the Company’s position on the remaining open issues.

From March 21 to April 7, 2018, representatives of WilmerHale, with input from Board members and the Company’s management, and Schiff Hardin negotiated the terms of the definitive merger agreement, including the restrictions on the Company’s activities between signing and closing and the definition of a Company material adverse effect. WilmerHale and Schiff Hardin also negotiated the terms of the equity and debt commitments and the limited guarantee.

On March 22, 2018, the Committee held a telephonic meeting, with directors Judge, Modic and Parks, members of senior management and representatives from Citi and WilmerHale present. Representatives from Citi discussed, on a preliminary basis, potential additions to Citi’s financial analyses to include an execution risk adjusted financial analysis requested by the Committee at its February 28 meeting, which we refer to as Case 2B.

Case 2B consisted of a revised version of Case 2A reflecting a 25% reduction in annual revenue growth and a 25% reduction in non-GAAP EBITDA margin expansion. In assessing the validity of these risk adjustments, the Committee considered the Company’s past performance, the performance of representative peer companies and the history of third-party analysts’ adjustments to the Company’s outlook. The Committee concluded that the risk adjustments in Case 2B were appropriate and consistent with the Committee’s expectations for the business and instructed Citi to consider Case 2B as the best representation of the Company’s future prospects. Citi then presented information on recent public company sale transactions in which the purchase price was lower than the prevailing stock price immediately prior to announcement. Representatives from Citi and WilmerHale then provided an update on the discussions with Altaris, including the status of Altaris’ due diligence activities and of the negotiations regarding the merger agreement and other legal documentation.

On March 26, 2018, Dr. Parks met with representatives Altaris. The parties discussed their expectations regarding Dr. Parks’ transitional role following the closing of a transaction, but did not otherwise discuss a modification or extension of Dr. Parks’ existing employment agreement.

During the weeks of March 26 and April 2, 2018, management of the Company, with representatives of WilmerHale, conducted multiple due diligence calls with representatives of Schiff Hardin and Altaris.

On March 26, 2018, members of the Company’s senior management, together with representatives of Citi, met with representatives of Altaris and potential lenders to provide a management presentation regarding the Company’s business.

On March 27, 2018, representatives of Citi received an email from Party D’s financial advisor raising the possibility that Party D would be willing to make an offer at a face value of $85.00 per share (at the Party D “spot price”), consisting of 30% cash and 70% stock.

On March 29, 2018, the Committee held a telephonic meeting, with directors Judge, Modic, Odland and Parks, members of senior management and representatives from Citi and WilmerHale present. The Committee discussed with Citi and WilmerHale the status of the negotiations with Altaris and potential timing for an announcement if those negotiations were successful. The Committee concluded that a meeting of the full Board should be scheduled for April 8, 2018, to further consider the potential transaction with Altaris.

On April 5, 2018, the Committee held a telephonic meeting, with directors Judge, Modic, Odland and Parks, members of senior management and representatives from Citi, WilmerHale and Georgeson present. Representatives from Citi first reviewed the status of discussions with the three bidders, summarizing the March 27 email from Party D’s financial advisor in which the financial advisor raised the possibility of an offer from Party D at a face value of $85.00 per share, consisting of 30% cash and 70% stock. The Committee discussed whether this discussion should impact their view of the terms under negotiation with Altaris. It was noted that Party D had not yet formally submitted such a proposal and had previously declined the opportunity to improve its terms, that such a proposal would consist primarily of stock and that the concerns regarding strategic fit with Party D would exacerbate the value uncertainty caused by the trading exposure between signing and closing, that Party D’s recent stock performance also highlighted the risks of accepting stock consideration, and that the Committee continued to prefer the certain value provided by an all cash bid. Citi then presented a preliminary financial analysis of the proposed transaction with Altaris, including the risk adjusted Case 2B requested by the Board. The Committee next discussed whether such proposed transaction was a better alternative than continuing to operate as a standalone company. Committee members noted the challenges facing the Company’s businesses, including industry consolidation and the difficulty of achieving sustainable growth at the Company’s scale, the lack of near-term catalysts for improvement, the risks associated with the Company’s channel development strategy and concerns among Board members that recent gains in the Ultrasound business may not be sustainable. The Committee discussed whether the decision to proceed with a sale transaction should be delayed in light of the trading price of the Company’s common stock, but concluded that such a delay would entail a significant risk of losing the transaction currently under consideration with Altaris, and that the extensive sale process conducted by the Company supported the conclusion that this was the best transaction reasonably available. In addition, the Committee discussed the fact that the Company’s stock price already reflected expectations regarding the consummation of a transaction, and that postponing the current transaction would likely lead to a significant decline in the stock price. A representative of Georgeson then discussed the process and timeline for soliciting the shareholder vote if the merger agreement with Altaris were executed.

On April 8, 2018, the Board held an in-person meeting, with members of senior management and representatives of Citi, WilmerHale, Georgeson and Sard Verbinnen & Co, the Company’s public relations firm, which we refer to as Sard Verbinnen, present for certain portions. WilmerHale reviewed for the directors their fiduciary duties in considering a transaction such as the proposed merger. WilmerHale then reviewed the principal terms of the merger agreement, including the Company termination fee of $34.8 million (approximately 3.25% of equity value) and the Parent reverse termination fee of $64.2 million (approximately 6% of equity value). WilmerHale also reviewed a forum selection by-law amendment to be proposed for adoption by the Board in connection with the signing of the definitive merger agreement with Altaris. Citi then presented a financial analysis of the proposed transaction with Altaris. The Board discussed the forecasts used by Citi in its financial analysis and an analysis prepared by management of the Company’s actual performance against prior operating plans. The Board noted that the risk adjustments used to create Case 2B were consistent with or more optimistic than the Company’s actual performance against its four prior projected operating plans, and expressed its continued belief that Case 2B provided the best representation of the Company’s future prospects. Citi also reviewed the general terms of Altaris’ equity and debt financing, and management confirmed that it was comfortable with Altaris’ assumptions regarding the availability of the Company’s cash at closing. The Board then reviewed with Citi the alternatives considered during the course of the strategic review process, and discussed the challenges of those alternatives. The Board also discussed the potential of a revised bid from Party D, as discussed at the April 5 Committee meeting. The Board concluded that the concerns regarding strategic fit, and the implications of those concerns for the risks associated with exposure to the combined company’s stock price, continued to make the Altaris transaction more favorable. It was also noted that Party D had withdrawn from the process and was now weeks behind Altaris in its due diligence, and that exploring Party D’s interest would entail significant delay and could put the Altaris transaction at risk. The Board also considered factors likely to affect the standalone prospects of the Company, including the Company’s past performance, the Company’s ability to achieve the performance levels projected in past operating plans, the performance of representative peer companies, and the history of third-party analysts’ adjustments to the Company’s outlook. Based on these factors, the Board expressed its continued support for the Altaris transaction. Representatives from Sard Verbinnen then presented an announcement communications plan. The Board then provided feedback on the proposed announcement communications, and instructed Sard Verbinnen and management to present revised announcement communications reflecting the Board’s feedback at the next meeting. The Board and its advisors discussed the timing and next steps for submitting the merger agreement with Altaris to the Board for consideration as well as the sequencing of announcement of the proposed transaction.

On April 9, 2018, Dr. Bailey spoke by telephone with a representative of Altaris. Dr. Bailey relayed the Company’s continued support for a transaction with Altaris.

Also on April 9, 2018, the Board held a telephonic meeting, with members of senior management and representatives of Citi, WilmerHale, Georgeson and Sard Verbinnen present to review revisions to the proposed announcement and communications plan.

On April 10, 2018, the Board held a telephonic meeting, with members of senior management and representatives of Citi and WilmerHale present. WilmerHale confirmed for the Board that the terms of the merger agreement remained unchanged from those discussed at the April 8 meeting. Representatives of Citi reviewed Citi’s financial analyses of the $84.00 in cash per share of Company common stock to be paid by Altaris pursuant to the merger agreement, updated to reflect changes in the markets since the version of the Citi presentation presented to the Board on April 8, 2018. Citi then delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 10, 2018, to the effect that, as of that date and based on and subject to the matters, considerations and limitations set forth in Citi’s opinion, Citi’s work and other factors Citi deemed relevant, the $84.00 in cash per share to be offered to the holders of Company common stock (other than holders of excluded shares) was fair, from a financial point of view, to such holders (see “The Merger—Opinion of Citigroup Global Markets, Inc.”). After discussion, the Committee then unanimously adopted votes recommending that the Board adopt the merger agreement and approve the merger and the forum selection by-law amendment. The Committee then reported that it had unanimously recommended that the Board adopt the merger agreement and approve the merger and the forum selection by-law amendment. After a discussion, the Board then unanimously voted to adopt the merger agreement, to approve the merger, to recommend that the Company’s shareholders approve the merger agreement and to adopt the forum selection by-law amendment.

Later on April 10, 2018, the Company and Altaris executed the merger agreement and issued a joint press release after the close of the market announcing the transaction. The Company also held a conference call to announce the transaction and take questions from shareholders. Concurrently with the execution of the merger agreement, Altaris executed and delivered the equity commitment letter and the limited guarantee, and the commitment parties executed and delivered the debt commitment letter.

Reasons for the Merger; Recommendation of the Board of Directors

At a meeting held on April 10, 2018, the Board, by a unanimous vote of all directors, (a) determined that the merger agreement and the merger are in the best interests of the Company and its shareholders, (b) adopted the merger agreement, (c) approved the merger, (d) directed that the merger agreement be submitted to the Company’s shareholders at a special meeting of the Company’s shareholders for their approval, and (e) recommended that the Company’s shareholders approve the merger agreement.

Before making its recommendation, the Board consulted with its outside legal and financial advisors and with the Company’s senior management team. In reaching its recommendation, the Board considered the following material factors that it believes support its decision to enter into the merger agreement and consummate the merger (which factors are not necessarily presented in order of relative importance):

•	Most Favorable Alternative for Maximizing Shareholder Value. The Board believed that receipt of the merger consideration of $84.00 per share in cash was more favorable to the Company shareholders than the likely value that would result from other potential transactions or remaining independent. This decision was based on, among other things, the Board’s assessment of the following:

•	The Company’s Past Financial and Operating Performance. Since fiscal 2013, the Company has experienced a period of inconsistent performance, characterized by flat to declining revenues and earnings. Over the period from fiscal 2013 through fiscal 2017, the Company’s revenues have declined at a compound annual rate of approximately -3%. On a non-GAAP basis, our operating profit has declined at a compound annual rate of -18% and our diluted earnings per share have declined at a rate of -13%. The Board also considered the past performance of representative peer companies and the history of third-party analysts making significant negative adjustments to the Company’s outlook in each year over this period.

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Business Considerations Affecting the Company’s Performance. The Company’s ability to achieve sustained, profitable growth has been and is affected by a number of factors, including long-term macroeconomic trends in the maturing medical imaging market, increasing global competition from larger and better capitalized competitors, increasing industry consolidation and our ability to develop new market channels for our products. In particular, the Board considered negative trends in the Company’s markets and the Company’s inability over time to reverse these trends, the disadvantages faced by the Company due to the significantly greater scale of its global competitors, the investments that would be required to build scale to address these challenges, and the failure of prior acquisitions and other efforts to build scale to generate the desired growth or returns, which in turn diminished confidence that future investments could resolve these issues. In addition, the Company’s business operates in three distinct segments that present differing business models faced with differing market dynamics. These segments have differing investment needs in order to remain competitive in their respective markets. These factors have also affected the Company’s ability to achieve scale across its businesses. The Board considered that these factors raised significant concerns regarding the achievability of the Company’s financial operating plan, noting in particular that, when compared to the Company’s four previous operating plans, the Company’s actual performance has been significantly less favorable than the performance projected. This raised significant doubts that the approximately -3% compound annual rate of revenue decline over the past four years could be reversed into the 7.8%, 5.3% and 4.0% compound annual growth rate of the revenues reflected in Case 1, Case 2A and Case 2B, respectively, over the projected periods of fiscal 2018 to 2022. Even if achieved, the revenues reflected in the first two years of each of Case 1, Case 2A and Case 2B would be at the lowest levels recorded by the Company since 2014, in the case of Case 1, and since 2011, in the case of Case 2A and Case 2B.

•	Strategic Review Process and Range of Alternatives. With the assistance of outside financial and legal advisors, the Board conducted a 10-month strategic review process directed at maximizing shareholder value. The Board, together with a Strategic Alternatives Committee consisting of three independent directors, considered a range of alternatives including continued operation of the Company on a standalone basis, separation of the Company’s businesses and the sale of the entire Company. Continued operation of the Company’s business would be subject to potential risks and uncertainties, including the market risks outlined above, execution risk, risks related to achieving the revenue growth and profitability reflected in the Company’s financial projections and to the various additional risks and uncertainties that are described in the Company’s most recent annual report on Form 10-K filed with the SEC. Separation of the Company’s business units would also be subject to potential risks and uncertainties, including tax leakage, dis-synergies, transaction-related costs and execution risk.

•	Attractive Value and Certainty. The Board concluded that the consideration of $84.00 per share represented the best combination of value and certainty for the Company’s shareholders. This decision was based on, among other things, the Board’s assessment of:

•	Premium to Historic Trading Prices. The $84.00 per share purchase price represents an approximately 25% premium to the closing price per share of the Company’s common stock on June 7, 2017, the first trading day after the Company reported quarterly earnings for the third quarter of fiscal 2017 and announced the launch of the strategic review process. The transaction consideration also represents an approximately 13% premium to the closing price per share of the Company’s common stock on June 6, 2017, the last full trading day before such announcement, and an approximately 11% premium to the closing price per share of the Company’s common stock on September 19, 2017, the first trading day following an announcement by the Company that it had initiated a process for the sale of the entire Company.

•	Receipt of Opinion from Citi. The financial analyses presented to the Board by Citi, as well as the opinion of Citi, dated April 10, 2018, to the effect that, as of that date and based upon and subject to the qualifications, factors, limitations and assumptions set forth therein, the merger consideration of $84.00 per share in cash is fair, from a financial point of view, to the holders of Company common stock (other than excluded shares), as more fully described below in “The Merger—Opinion of Citigroup Global Markets, Inc.” beginning on page [—]. The full text of such opinion is attached to this proxy statement as Annex B.

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Comprehensive, Public Sale Process. The sale process for the sale of the Company was publicly announced in September 2017. The process involved direct outreach to potential financial and strategic buyers as well as responses to inbound expressions of interest. With the assistance of

Citi, the Company was ultimately in contact with 75 potential buyers, both domestically and internationally. Of the 75 potential buyers with whom the Company had contact:

•	38 parties entered into non-disclosure agreements and received a confidential information memorandum;

•	five parties (including Altaris) submitted preliminary proposals;

•	only three parties (including Altaris) advanced to the second round of bidding; and

•	only Altaris made an all cash bid in the second round of bidding.

The Board believed the public nature of the sale process and the number of parties with whom the Company had contact made it unlikely that other parties would express an interest in acquiring the Company. The Board also considered the potential regulatory obstacles facing potential buyers outside of the United States, particularly with respect to the Company’s Security business, and noted that no foreign party submitted a proposal to acquire the Company during the sale process.

•	Ability to Accept a Higher Offer. The Board also considered the Company’s ability to consider and respond to unsolicited written acquisition proposals following execution of the merger agreement (as more fully described under the heading “The Merger Agreement—Restrictions on Solicitation of Other Offers”) and to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal (as more fully described under the heading “The Merger Agreement—Restrictions on Changes of Recommendation to Company Shareholders”), in each case under certain circumstances specified in the merger agreement.

•	Superior Proposal. Of the five parties that submitted preliminary proposals, three parties, including Altaris, Party A, and Party D advanced to the second round of bidding. The Company actively solicited increases in the initial and subsequent offers from each of these parties, and the Board deemed the $84.00 per share price to be paid by Parent to be superior to the proposals submitted by the other bidders. The Board also believed that, based on the negotiations with Altaris and its advisors, the merger consideration represented the highest price per share of Company common stock that Altaris was willing to pay.

•	Certainty of Value. Unlike the proposals submitted by other second round bidders, the proposed consideration from Altaris consists solely of cash, which provides immediate liquidity and certainty of value to the Company’s shareholders. The receipt of cash consideration also eliminates exposure to the risk of continued execution of the Company’s business on a stand-alone basis described above, including the risks associated with the negative trends and competitive pressures in the Company’s markets, the historic inability of the Company to address these challenges and the Board’s concerns regarding the achievability of the Company’s forecasts.

•	Risks from Further Delay. The Board believed that prolonging the sale process further could have resulted in the loss of an opportunity to consummate a transaction with Altaris and distracted senior management from implementing the Company’s business plan.

•	Business Reputation of Altaris. The Board considered the business reputation, management and financial resources of Altaris, with respect to the transaction. The Board believed these factors supported the conclusion that a transaction with affiliates of Altaris could be completed relatively quickly and in an orderly manner.

•	Relationships with Financial Advisor. The lack of relationships between Citi, on the one hand, and each of the Company and Altaris, on the other hand, and the fact that Citi agreed at the outset of its engagement with the Company that it would not finance an acquisition of the Company.

•	Likelihood of Completion. The likelihood that the merger will be consummated, particularly in view of the terms of the merger agreement and the closing conditions. In that regard, the Board noted:

•	the fact that Parent and Merger Sub had obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the debt financing, each of which, in the reasonable judgment of the Board, increases the likelihood of such financings being completed;

•	that the merger is not subject to any financing-related condition;

•	the limited number of conditions to the merger;

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $64,200,000 reverse termination fee, without the Company having to establish any damages, and the guarantee of such payment obligation pursuant to the limited guarantee;

•	the Company’s ability, under certain circumstances pursuant to the merger agreement and the equity commitment letter, to seek specific performance of Parent’s obligation to cause the equity commitment to be funded; and

•	the relative likelihood of obtaining required regulatory approvals and Parent’s obligation to effect remedies to obtain antitrust approvals.

•	Terms of Merger Agreement. The terms and conditions of the merger agreement, including the Company’s ability to consider and respond to, under certain circumstances specified in the merger agreement, an unsolicited written acquisition proposal (as more fully described under the heading “The Merger Agreement—Restrictions on Solicitation of Other Offers”), and the Board’s right, after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal (as more fully described under the heading “The Merger Agreement—Restrictions on Changes of Recommendation to Company Shareholders”), subject to certain match rights in favor of Parent and upon payment of a termination fee to Parent of $34,800,000, which is approximately 3.25% of the equity value of the Company, as described under “The Merger Agreement—Termination Fees” beginning on page [—].

•	Required Shareholder Approval. The merger agreement is subject to approval by the Company’s shareholders, who are free to reject the merger agreement.

The Board also weighed the factors described above against the following factors and risks that generally weighed against entering into the merger agreement (which factors and risks are not necessarily presented in order of relative importance):

•	Discount to Trading Price. The Company’s common stock has traded at levels that exceed the $84.00 per share merger consideration, which represents an approximately 12.5% discount to the closing price per share of the Company’s common stock on April 10, 2018, the last full trading day prior to announcement of the Company’s entry into the merger agreement.

•	No Shareholder Participation in Future Growth or Earnings. The Company will no longer exist as an independent company, and accordingly, Company shareholders will no longer participate in any future growth the Company may have or any potential future increase in its value.

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Effect of Failure to Complete Transactions. While the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and thus it is possible that the merger may not be completed in a timely manner or at all. If the merger is not completed, (i) the Company will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer and supplier relationships, (ii) the trading price of shares of Company common stock would likely be adversely affected and (iii) the market’s perceptions of the Company’s prospects could be adversely affected.

•	Closing Conditions. The fact that completion of the merger would require antitrust clearance in the United States and the satisfaction of certain other closing conditions, including that no Company material adverse effect has occurred, which conditions are not entirely within the Company’s control, and that there can be no assurances that any or all such conditions will be satisfied.

•	Risk Associated with Financing. The risk that the merger might not be consummated in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the equity and debt commitments, described under the caption “The Merger—Financing of the Merger”, is not obtained, as Parent does not on its own possess sufficient funds to consummate the merger.

•	Interim Restrictions on Business. The Company’s management’s focus and resources may become diverted from other important business opportunities and operational matters while working to implement the merger, and the merger agreement imposes restrictions on the conduct of the Company’s business prior to the effective time of the merger, which could adversely affect the Company’s business.

•	Risk of Litigation. There is a risk of litigation arising in respect of the merger agreement or the transactions contemplated by the merger agreement.

•	Taxable Consideration. The merger will be a taxable transaction to the Company’s shareholders that are U.S. holders (as defined under the heading “The Merger—U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and, therefore, such shareholders generally will be required to pay U.S. federal income tax on any gains they recognize as a result of the merger.

•	No Solicitation. The terms of the merger agreement prohibit the Company and its representatives from soliciting third party bids and Parent has the right to match an unsolicited third party bid if made, which terms could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to our shareholders.

•	Termination Fee. The possibility that if the merger is not consummated, subject to certain limited exceptions, we will be required to pay our own expenses associated with the merger agreement and the transactions contemplated thereby and, under certain circumstances, to pay Parent a termination fee of $34,800,000 in connection with the termination of the merger agreement.

•	Parent and Merger Sub. The fact that Parent and Merger Sub are newly formed corporations with no assets other than the equity commitment letter and the debt commitment letter, and that our remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of the reverse termination fee from the funds, on a several basis, in an aggregate amount of $64,200,000, and that, under certain circumstances, we may not be entitled to a reverse termination fee at all.

•	Suspension of Dividend. The fact that the Company is restricted from paying its $0.10 per share quarterly cash dividend following the dividend paid on March 26, 2018, until the closing of the merger.

In considering the recommendation of the Board with respect to the proposal to approve the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in their recommendations with respect to the merger agreement. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

The foregoing discussion of the information and factors considered by the Board in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the directors.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it practicable to, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The Board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The Board unanimously recommends that you vote “FOR” approval of the proposal to approve the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

Opinion of Citigroup Global Markets, Inc.

Analogic retained Citi as its financial advisor in connection with the merger. In connection with this engagement, Analogic requested that Citi evaluate the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of shares of Company common stock (other than the excluded shares). On April 10, 2018, at a meeting of the Board held to evaluate the proposed merger and at which the merger agreement was approved, Citi delivered to the Board an oral opinion, confirmed by delivery of a written opinion, dated April 10, 2018, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the merger consideration to be received by holders of shares of Company common stock (other than the excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated April 10, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this proxy statement as Annex B and is incorporated herein by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. We urge you to read the opinion carefully and in its entirety. Citi’s opinion was provided to the Board (in its capacity as such) in connection with its evaluation of the merger and was limited to the fairness, from a financial point, as of the date of the opinion, to the holders of shares of Company common stock (other than the excluded shares) of the merger consideration. Citi’s opinion did not address any other aspects or implications of the merger or the merger agreement. Citi’s opinion did not address the underlying business decision of Analogic to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Analogic or the effect of any other transaction in which Analogic might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi, among other things:

•	reviewed the merger agreement, dated April 10, 2018;

•	held discussions with certain senior officers, directors and other representatives and advisors of Analogic concerning the business, operations and prospects of Analogic;

•	examined certain publicly available business and financial information relating to Analogic as well as certain financial forecasts, including the Case 1, Case 2A and Case 2B forecasts (each as described in “—Financial Forecasts” beginning on page [—]), and other information and data relating to Analogic which were provided to or discussed with Citi by the management of Analogic;

•

reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Company common stock; the historical and projected earnings and other operating data of Analogic; and the capitalization and financial condition of Analogic;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Analogic; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi, and upon the assurances of the management of Analogic that management was not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi relating to Analogic, Citi assumed, with the consent and at the direction of the Board, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Analogic as to the future financial performance of Analogic. With respect to the financial forecasts, Citi was advised by the management of Analogic that such forecasts and other information and data reflect the best currently available estimates and judgments of the management of Analogic as to the potential impact of recent changes in U.S. tax laws and regulations, as to which Citi expressed no view or opinion. Citi further noted in its opinion that the financial and operating performance data and the historical share price data it reviewed for the companies with publicly traded equity securities that it deemed to be relevant to its analysis might not, in whole or in part, reflect the potential impact of such recent changes in U.S. tax laws and regulations on such financial and operating performance. In connection with Citi’s engagement and at the direction of Analogic, Citi approached, and held discussions with, selected third parties to solicit indications of interest in the possible acquisition of Analogic.

Citi assumed, with Analogic’s consent, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Analogic or the merger. Citi did not make and it was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Analogic, nor did Citi make any physical inspection of the properties or assets of Analogic. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, whether relative to the merger consideration or otherwise. Citi’s opinion was necessarily based upon information available to Citi, and financial, economic, market and other conditions and circumstances existing, as of the date of its opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. This summary of these analyses is not a complete description of the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Citi arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Analogic. No company, business or transaction used in Citi’s analyses as a comparison is identical or directly comparable to Analogic or the merger. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions reviewed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiations between Analogic and Parent, and the decision to enter into the merger agreement was solely that of the Board. As described above under “The Merger—Reasons for the Merger; Recommendation of the Board,” Citi’s opinion was only one of many factors considered by the Board in its evaluation of the merger and the merger agreement and should not be viewed as determinative of the views of the Board or the management of Analogic with respect to merger or the consideration payable in the merger or any other aspect of the transactions contemplated by the merger agreement.

The following is a summary of the material financial analyses presented to the Board in connection with the delivery of Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses.

Selected Public Companies Analysis

Citi performed a selected public companies analysis, which is an analysis designed to estimate an implied value of a company through an analysis of the public valuation and trading multiples of similar publicly traded companies. Citi reviewed financial and stock market information of Analogic and the selected publicly traded companies described below (which we refer to as the selected companies). No publicly traded company is identical to Analogic, but the companies listed below were selected because, among other reasons, they possessed certain financial, operational or business characteristics that, in Citi’s view, based on its professional judgment and experience, were sufficiently comparable to those of Analogic or otherwise relevant for purposes of comparison.

•	Integer Holdings Corporation

•	OSI Systems, Inc.

•	Varex Imaging Corporation

•	COMET Holding AG

•	Mistras Group, Inc.

•	Vieworks Co., Ltd.

Citi reviewed, among other information, (i) firm values of the selected companies, calculated as equity values (based on closing stock prices of the selected companies on April 9, 2018) plus debt, less cash and cash equivalents and other adjustments, as a multiple of estimated EBITDA for calendar year 2018 and (ii) per share equity values of the selected companies (based on closing stock prices of the selected companies on April 9, 2018) as a multiple of earnings per share (which we refer to as EPS) using the estimated EPS for calendar year 2018. The observed multiples of firm value to calendar year 2018 estimated EBITDA for the selected companies ranged from 8.3x to 13.4x (with a median of 10.7x) and the observed multiples of per share equity values to calendar year 2018 estimated EPS for the selected companies ranged from 15.7x to 24.2x (with a median of 17.8x).

Based on its professional judgment and taking into consideration the observed multiples for the selected companies, Citi then derived a selected range of multiples of 8.3x to 10.7x for firm value to calendar year 2018 estimated EBITDA and a selected range of multiples of 15.7x to 17.8x for per share equity value to calendar year 2018 estimated EPS. Citi selected these ranges because it believed that Analogic was more comparable to companies on the lower end of the range of the observed multiples. Citi then, with the consent and at the direction of the Board, applied these selected ranges to the calendar year 2018 estimated EBITDA and the calendar year 2018 estimated EPS of Analogic under Case 2B (as described in “—Financial Forecasts” beginning on page [—]) to calculate implied firm value and equity value per share reference ranges for Analogic. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other information. Financial data of Analogic were based on Case 2B and Analogic’s public filings. From this analysis, Citi derived the following implied per share equity value reference range (rounded to the nearest $0.05) for Analogic, as compared to the merger consideration to be received in the merger:

Implied Per Share Value Reference Ranges Based on:		Merger Consideration
Calendar Year 2018 Estimated EBITDA	Calendar Year 2018 Estimated EPS
$68.70—$84.05	$60.80—$69.05	$84.00

Discounted Cash Flow Analysis

Citi also performed a discounted cash flow analysis of Analogic, which is an analysis designed to estimate an implied value of a company by calculating the present value of the estimated future cash flows of that company over the projection period and the terminal value of that company at the end of the projection period. With the consent and at the direction of the Board, Citi performed this analysis using both Case 2A and Case 2B projections (as described in “—Financial Forecasts” beginning on page [—]).

Citi calculated the estimated present value of the cash flows that Analogic was forecasted to generate during the last six months of fiscal year 2018 and during the fiscal years ending July 31 from 2019 through 2022. For purposes of the discounted cash flow analysis, Citi used Analogic’s “adjusted free cash flows,” which were computed by taking cash from operations, and subtracting capital expenditures and share-based compensation, in each case, as prepared by and estimated by management of Analogic. Based on its professional judgment and experience, Citi then calculated the estimated terminal value of Analogic by applying a perpetuity growth rate range of 1.5% to 2.5% to estimated terminal year adjusted free cash flow values of $72 million and $63 million for Case 2A and Case 2B, respectively (calculated from the estimates for fiscal year 2022, but assuming that terminal year depreciation and amortization would be equivalent to capital expenditures). The forecasted amounts for the last six months of fiscal year 2018 and fiscal years ending July 31 from 2019 through 2022 were, with the consent and at the direction of the Board, based on the Case 2A and Case 2B projections provided by management of Analogic (for a more detailed description of the relevant Analogic projections see “—Financial Forecasts” beginning on page [—]).

Citi then arrived at implied firm value reference ranges by discounting the adjusted free cash flows and implied estimated terminal values to present value (as of January 31, 2018) using, in the case of the cash flows and terminal values, discount rates ranging from 8.2% to 9.4%, derived from a weighted-average cost of capital calculation for Analogic, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment. Based on this analysis, Citi calculated an implied firm value reference range of (i) approximately $833 million to $1,119 million under Case 2A and (ii) approximately $745 million to $998 million under Case 2B, which implied the following approximate equity value per share reference ranges for Analogic, as compared to the merger consideration to be received in the merger:

Implied Per Share Equity Value Reference Range		Merger Consideration
Case 2A	Case 2B
$81.25—$103.65	$74.40—$94.15	$84.00

Other Information

Citi observed certain additional factors that were not considered part of Citi’s financial analysis with respect to its opinion but were noted for informational purposes for the Board, including the following:

•	historical intraday trading prices of Company common stock during the 52-week period ended April 9, 2018, which reflected prices of $66.00 to $101.80 per share;

•	share price targets for Company common stock in Wall Street research analyst reports, discounted using a discount rate of 9.8%, representing the midpoint of Analogic’s cost of equity, which Citi calculated utilizing the capital asset pricing model, which indicated low and high share price targets of $72.85 to $86.55 per share (rounded to the nearest $0.05), derived from undiscounted share price targets of $80.00 to $95.00 per share; and

•	a discounted cash flow analysis of Analogic using Case 1 projections for fiscal years 2018 through 2022. In performing this analysis, Citi used the same methodology and assumptions as described above under “Discounted Cash Flow Analysis.” Based on this analysis, Citi calculated an implied firm value reference range of approximately $873 million to $1,177 million, which implied an approximate equity value per share reference range for Analogic of $84.40 to $108.20.

Miscellaneous

Analogic has agreed to pay Citi for its services in connection with the merger a fee of up to $10.7 million, $2.5 million of which became payable upon delivery of Citi’s opinion and up to approximately $8.2 million of which is payable contingent upon consummation of the merger. In addition, Analogic has agreed to reimburse Citi for expenses incurred by Citi in performing its services, and to indemnify Citi and related parties against certain liabilities, including under federal securities laws, arising out of Citi’s engagement.

Although Citi and its affiliates have not provided during the two-year period prior to the date of Citi’s opinion and currently are not providing investment banking, commercial banking or other similar financial services to Analogic or Parent for which services Citi and its affiliates received or expect to receive compensation, Citi and its affiliates may provide such services to Analogic, Parent and their respective affiliates in the future, for which services Citi and its affiliates would expect to receive compensation.

Citi and its affiliates may actively trade or hold the securities of Analogic for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Analogic, Parent and their respective affiliates.

Analogic selected Citi as its financial advisor in connection with the merger based on Citi’s reputation, experience and familiarity with Analogic and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Financial Forecasts

We do not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results for extended periods due to, among other reasons, the unpredictability of our business and competitive markets in which we operate, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. While the Company prepares, on an annual basis, financial operating plans for the current fiscal year and immediately following two fiscal years, these operating plans are generally prepared for internal budgeting and business planning purposes and are not disclosed publicly.

However, in connection with the evaluation of a possible transaction, we provided projections to our directors and their advisors in connection with their consideration of the merger, as well as to prospective bidders, including Parent, Party A and Party D, in connection with their due diligence review of the Company. These projections contained certain non-public financial forecasts that were prepared by our management.

A summary of the financial forecasts included in the projections has been included below. This summary is not being included in this document to influence your decision whether to vote for or against the proposal to approve the merger agreement, but is being included because these financial forecasts were made available to our directors and their advisors as well as to prospective bidders. The inclusion of this information should not be regarded as an indication that our directors or their advisors, or any other person, considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our internal financial forecasts, upon which the summary financial forecasts included below were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions used as a basis for this projected financial information were reasonable, and that the bases on which the financial forecasts were prepared reflected the best currently available estimates and judgments of management of the future financial performance of the Company, at the time we prepared these financial forecasts, given the information available at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions, the regulatory environment and other factors described in or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page [—] and “The Merger—Reasons for the Merger; Recommendation of the Board of Directors”] beginning on page [—] and those risks and uncertainties detailed in our public periodic filings with the SEC. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that our future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any shareholder regarding the information included in the financial forecasts set forth below. We have made no representation to Parent or Merger Sub in the merger agreement concerning these financial forecasts.

We have not updated and do not intend to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. In light of the foregoing factors and the uncertainties inherent in these projections, shareholders are cautioned not to place undue, if any, reliance on these projections.

In September 2017, in accordance with our customary practice, our management prepared, and the Board approved, our financial operating plan for our fiscal years ending July 31, 2018, 2019 and 2020 (the “Operating Plan”). The Operating Plan assumed revenue for fiscal 2018 would reflect a 6% reduction from fiscal 2017, due primarily to our decision to exit certain non-core ultrasound product lines and to anticipated reductions in computed tomography (“CT”) sales to legacy OEM customers. The Operating Plan also assumed that, over our fiscal years ending July 31, 2019 and July 31, 2020, the Company would achieve compound annual revenue growth of approximately 10% due primarily to annual revenue growth of approximately (i) 31% in the CT sub-segment of our Medical Imaging business, due primarily to incremental sales expected to result from a new channel development initiative; (ii) 6% in our Ultrasound segment, driven primarily by increased sales of our core urology and surgery products; and (iii) 10% in Security and Detection, driven primarily by increased sales of our aviation security products. The Operating Plan also assumed that, over the same period, non-GAAP EBITDA margin would increase by approximately 220 basis points due primarily to higher volumes and greater operating leverage. The Operating Plan was provided to Citi and to the 38 process participants who received our confidential information memorandum, including Parent, Party A and Party D.

In January 2018, our management prepared, and the Committee (after consultation with the Board) approved, a revised operating plan for our fiscal years ending July 31, 2018, 2019 and 2020 (the “Revised Operating Plan”). The Revised Operating Plan reflected expected higher growth in our Ultrasound segment with compound annual revenue growth of approximately 10% over our fiscal years ending July 31, 2019 and July 31, 2020, as compared to 6% in the original Operating Plan. The Revised Operating plan also reflected certain anticipated effects of the tax reform legislation passed in December 2017. The Revised Operating Plan was provided to our directors, Citi, Parent, Party A and Party D.

In their discussions with the Company, several bidders expressed significant concerns about the viability of our proposed channel development initiative in CT. These concerns were discussed among and considered by the Company’s management, Citi, and the Committee. In response to these concerns, the Company’s management prepared revised financial projections for the CT sub-segment of our Medical Imaging segment (the “Revised CT Projections”), from which the channel development initiative had been removed. The Revised CT projections were provided to Citi, Party A and Party D in January 2018, and to Parent in February 2018.

In February 2018, after consultation with the Committee, our management prepared an updated financial forecast for fiscal 2018 (the “Updated Fiscal 2018 Forecast.”). The Updated Forecast reflected increasing confidence in our Ultrasound segment based on results in the first half of our fiscal year and expected revenue growth in our Security and Detection segments. Growth in these segments was partially offset by expected revenue reductions in Medical Imaging, with reductions in CT partially offset by growth in our Motion business. The Updated Fiscal 2018 Forecast was provided to our directors, Citi, Parent, Party A and Party D.

At the request of the Committee, our management updated the Revised Operating Plan to reflect the Updated Fiscal 2018 Forecast and to add extrapolations for our fiscal years ending July 31, 2021 and 2022 to facilitate certain financial analyses by Citi (“Case 1”).

In its review of Case 1, the Committee noted that the proposed channel development initiative in CT was a new business opportunity for the Company with significant execution risk that was not reflected in Case 1. The

Committee also noted that bidders had expressed reservations about the likely success of the initiative due to their own concerns regarding its viability. After consideration of these matters, the Committee approved adjustments to Case 1 reflecting the Revised CT projections (“Case 2A”).

During its consideration of Case 2A, the Committee compared the revenue growth and non-GAAP EBITDA reflected in Case 2A to various benchmarks, including the Company’s past performance, the Company’s ability to achieve the performance levels projected in past operating plans, the performance of representative peer companies, and the history of third-party analysts’ adjustments to the Company’s outlook. The Committee concluded that the financial projections reflected in Case 2A did not adequately reflect the execution risk associated with Case 2A and were unlikely to be achieved. To reflect this conclusion, the Committee requested preparation of a revised version of Case 2A to reflect a 25% reduction in annual revenue growth and a 25% reduction in non-GAAP EBITDA margin expansion (“Case 2B”). The Committee (and, subsequently, the Board) noted that, in view of the factors noted above, the reductions to Case 2A still reflected an optimistic outcome and that Case 2B continued to present execution risk to the Company.

After reviewing Case 2B and discussing it with management, the Board advised Citi that, in its view, Case 2B represented the most likely standalone financial forecast for the Company’s business.

Case 1, Case 2A, and Case 2B were provided to our directors and to Citi.

The estimates of Adjusted EBITDA, CT Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted EPS and Adjusted Free Cash Flow constitute non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

The following is a summary of the financial forecasts for the Company prepared by our management and provided to our directors and their advisors as well as to prospective bidders:

Operating Plan

(in millions, except per share data)	2018	2019	2020
Revenue	$457	$494	$551
Adjusted EBITDA (1)	$68	$77	$95
Non-GAAP Net Income (2)	$36	$42	$55
Non-GAAP Diluted EPS (3)	$2.85	$3.28	$4.33

(1)	Adjusted EBITDA is calculated as GAAP operating income plus the add-back of non-GAAP adjustments (share based compensation, amortization of acquisition related costs, and one-time and non-recurring costs including restructuring costs and certain asset impairment costs) and depreciation expenses.
(2)	Non-GAAP Net Income is calculated as GAAP net income plus the add-back of post-tax non-GAAP adjustments (share based compensation, amortization of acquisition related costs, and one-time and non-recurring costs including restructuring costs and certain asset impairment costs) and certain one-time tax impacts.
(3)	Non-GAAP Diluted EPS is calculated as Non-GAAP Net Income divided by diluted weighted average shares outstanding.

Revised Operating Plan

(in millions, except per share data)	2018	2019	2020
Revenue	$473	$518	$585
Adjusted EBITDA (1)	$74	$91	$112
Non-GAAP Net Income (2)	$43	$56	$73
Non-GAAP Diluted EPS (3)	$3.35	$4.37	$5.72

(1)	Adjusted EBITDA is calculated as GAAP operating income plus the add-back of non-GAAP adjustments (share based compensation, amortization of acquisition related costs, and one-time and non-recurring costs including restructuring costs and certain asset impairment costs) and depreciation expenses.
(2)	Non-GAAP Net Income is calculated as GAAP net income plus the add-back of post-tax non-GAAP adjustments (share based compensation, amortization of acquisition related costs, and one-time and non-recurring costs including restructuring costs and certain asset impairment costs) and certain one-time tax impacts.
(3)	Non-GAAP Diluted EPS is calculated as Non-GAAP Net Income divided by diluted weighted average shares outstanding.

Revised CT Projections

(in millions)	2018	2019	2020
CT Revenue	$70	$89	$119
CT Adjusted EBITDA (1)	$4	$9	$19

(1)	CT Adjusted EBITDA is calculated as GAAP operating income plus the add-back of non-GAAP adjustments (share based compensation, amortization of acquisition related costs, and one-time and non-recurring costs including restructuring costs and certain asset impairment costs) and depreciation expenses, in each case for the CT sub-segment of our Medical Imaging Business.

Updated Fiscal 2018 Forecast

(in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	FY 2018
Revenue	$107	$129	$117	$127	$480

Case 1

(in millions, except per share data)	2018	2019	2020	2021	2022
Revenue	$480	$518	$585	$615	$648
Adjusted EBITDA (1)	$77	$91	$112	$121	$129
Adjusted Free Cash Flow (2)	$48	$45	$58	$67	$77
Non-GAAP Net Income	$47	$56	$73	$79	$86
Non-GAAP Diluted EPS (4)	$3.70	$4.38	$5.72	$6.24	$6.74

(1)	Adjusted EBITDA is calculated as GAAP operating income plus the add-back of non-GAAP adjustments (share based compensation, amortization of acquisition related costs, and one-time and non-recurring costs including restructuring costs and certain asset impairment costs) and depreciation expenses.
(2)	Adjusted Free Cash Flow is calculated as cash from operations less capital expenditures less share-based compensation.
(3)	Non-GAAP Net Income is calculated as GAAP net income plus the add-back of post-tax non-GAAP adjustments (share based compensation, amortization of acquisition related costs, and one-time and non-

recurring costs including restructuring costs and certain asset impairment costs) and certain one-time tax impacts.
(4)	Non-GAAP Diluted EPS is calculated as Non-GAAP Net Income divided by diluted weighted average shares outstanding.

Case 2A

(in millions, except per share data)	2018	2019	2020	2021	2022
Revenue	$480	$500	$553	$571	$590
Adjusted EBITDA (1)	$77	$91	$109	$115	$120
Adjusted Free Cash Flow (2)	$48	$49	$58	$67	$73
Non-GAAP Net Income (3)	$47	$56	$70	$74	$78
Non-GAAP Diluted EPS (4)	$3.70	$4.38	$5.51	$5.85	$6.16

(1)	Adjusted EBITDA is calculated as GAAP operating income plus the add-back of non-GAAP adjustments (share based compensation, amortization of acquisition related costs, and one-time and non-recurring costs including restructuring costs and certain asset impairment costs) and depreciation expenses.
(2)	Adjusted Free Cash Flow is calculated as cash from operations less capital expenditures less share-based compensation.
(3)	Non-GAAP Net Income is calculated as GAAP net income plus the add-back of post-tax non-GAAP adjustments (share based compensation, amortization of acquisition related costs, and one-time and non-recurring costs including restructuring costs and certain asset impairment costs) and certain one-time tax impacts.
(4)	Non-GAAP Diluted EPS is calculated as Non-GAAP Net Income divided by diluted weighted average shares outstanding.

Case 2B

(in millions, except per share data)	2018	2019	2020	2021	2022
Revenue	$480	$495	$534	$547	$561
Adjusted EBITDA (1)	$77	$87	$101	$105	$108
Adjusted Free Cash Flow (2)	$48	$48	$54	$60	$64
Non-GAAP Net Income (3)	$47	$53	$63	$66	$69
Non-GAAP Diluted EPS (4)	$3.67	$4.16	$4.98	$5.21	$5.43

(1)	Adjusted EBITDA is calculated as GAAP operating income plus the add-back of non-GAAP adjustments (share based compensation, amortization of acquisition related costs, and one-time and non-recurring costs including restructuring costs and certain asset impairment costs) and depreciation expenses.
(2)	Adjusted Free Cash Flow is calculated as cash from operations less capital expenditures less share-based compensation.
(3)	Non-GAAP Net Income is calculated as GAAP net income plus the add-back of post-tax non-GAAP adjustments (share based compensation, amortization of acquisition related costs, and one-time and non-recurring costs including restructuring costs and certain asset impairment costs) and certain one-time tax impacts.
(4)	Non-GAAP Diluted EPS is calculated as Non-GAAP Net Income divided by diluted weighted average shares outstanding.

Financing of the Merger

Parent estimates that the total amount of funds required to complete the merger and related transactions, including to pay fees and expenses in connection with the merger, is approximately $1.12 billion. Parent expects to fund this amount through a combination of:

•	cash equity contributions from certain investment funds affiliated with Altaris of up to $400 million, which is described below under —Financing of the Merger—Equity Financing”;

•	debt financing consisting of commitments for (i) a senior secured first lien term loan facility in an aggregate principal amount of $525 million and (ii) a senior secured first lien revolving credit facility in an aggregate principal amount of $50 million (up to 50% of which revolving facility will be available at the closing of the merger), in each case, on terms and conditions set forth in the debt commitment letter, which is described below under “ —Financing of the Merger—Debt Financing;” and

•	unrestricted cash-on-hand held by the Company as of the closing of the merger.

The consummation of the merger is not subject to a financing condition (although the funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided).

Equity Financing

Parent has entered into a letter agreement, dated April 10, 2018, which we refer to as the equity commitment letter, pursuant to which certain investment funds affiliated with Altaris, which we refer to collectively as the funds, have agreed to contribute, directly or indirectly, an aggregate amount equal to $400 million to Parent, which we refer to as the equity financing, in exchange for equity interests of Parent.

The funds’ obligations to fund the equity financing are subject to satisfaction of the following conditions:

•	the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger set forth in the merger agreement (other than any conditions that by their nature are to be satisfied at the closing (but subject to the prior or substantially concurrent satisfaction of such conditions)); and

•	the debt financing (including any alternative financing that has been obtained in accordance with the merger agreement) being funded substantially concurrently or would be funded at the closing in accordance with the terms thereof if the equity financing were funded.

The funds’ obligations to fund the equity financing will automatically and immediately terminate upon the earliest to occur of:

•	the closing of the merger;

•	the valid termination of the merger agreement in accordance with its terms and, if required to be paid in accordance with the terms of the merger agreement, the payment by Parent of any fee or other amounts payable thereunder;

•	the acceptance by the Company of payment in full under the limited guarantee in accordance with its terms; or

•	the Company or any of its controlled affiliates asserting or filing, directly or indirectly, a claim against any of the funds or certain fund affiliates in connection with the equity commitment letter, other than claims permitted under the equity commitment letter, the limited guarantee, the merger agreement or the confidentiality agreement.

The Company is an express third-party beneficiary of the equity commitment letter and has the right to specific performance to enforce each fund’s obligations under the equity commitment letter, subject to the satisfaction of the conditions described above. Each fund may assign its obligation to fund any portion of the equity commitment to one or more of its affiliated funds, provided that such assignment will not relieve such assigning fund of its obligation to fund the full amount of its equity commitment.

Debt Financing

In connection with the entry into the merger agreement, Parent has obtained a commitment letter from MidCap Financial Trust (“Lender”) (as amended from time to time in accordance with the merger agreement, the “debt commitment letter”) pursuant to which the Lender commits to provide, upon the terms and subject to the conditions set forth in the debt commitment letter, in the aggregate $575 million in debt financing, consisting of (i) a senior secured first lien term loan facility in an aggregate principal amount of $525 million (the “term loan facility”) and (ii) a senior secured first lien revolving credit facility in an aggregate principal amount of $50 million (together with the term loan facility, the “Senior Credit Facilities”), of which 50% of such revolving facility will be available to Parent at the closing of the merger . We refer to this financing as the “debt financing.”

The proceeds of the debt financing will be used, together with our cash on hand, (i) to finance, in part, the payment of the amounts payable under the merger agreement, (ii) to repay our indebtedness outstanding as of the closing of the merger and the payment of related fees and expenses, (iii) to provide ongoing working capital and (iv) for other general corporate purposes.

The debt financing contemplated by the debt commitment letter is conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including:

•	the execution and delivery by the borrower and certain guarantors of definitive documentation consistent with the debt commitment letter;

•	the consummation of the equity financing consistent with the debt commitment letter prior to or substantially concurrently with the initial borrowing under the Senior Credit Facilities;

•	the consummation of the transactions contemplated by the debt commitment letter prior to or substantially concurrently with the initial borrowing under the Senior Credit Facilities;

•	the accuracy of certain representations and warranties in the merger agreement to the extent required by the debt commitment letter, and the accuracy in all material respects of certain specified representations and warranties in the loan documents;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	receipt by the Lender of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act);

•	payment of all applicable costs, fees and expenses to the Lender; and

•	subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions by the borrower and guarantors necessary to establish and perfect a security interest in specified items of collateral.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent is required to promptly notify us in writing and use its reasonable best efforts to obtain as promptly as practicable alternative financing on terms and conditions not materially less favorable to Parent and Merger Sub, taken as a whole, than the terms and conditions of the debt commitment letter (including the “flex” provisions contained in the fee letter referenced in the debt commitment letter) in an amount sufficient to enable Parent to consummate the merger and the other transactions contemplated by the merger agreement. As of the last practicable date before the printing of this proxy statement, the debt commitment letter remains in effect. The documentation governing debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The Lender may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment letter and to undertake a portion of the commitment to provide such debt financing, but such participation or undertaking is not a condition to the funding of the debt financing or the closing of the merger.

Limited Guarantee

On April 10, 2018, the funds delivered a limited guarantee, which we refer to as the limited guarantee, pursuant to which each fund has agreed to, severally but not jointly, guarantee the due, punctual and complete performance and discharge of such fund’s respective percentage of the following, which we refer to as the guaranteed obligations:

•	the obligation of Parent under the merger agreement to pay, or cause to be paid, the Parent termination fee (as defined below in “The Merger Agreement—Termination Fees”), if, as and when payable by Parent pursuant to, and subject to the terms and conditions of, the merger agreement;

•	certain costs, fees, expenses, interest and indemnification obligations that become payable by Parent and Merger Sub to the Company pursuant to, and subject to the terms and conditions of, the merger agreement; and

•	liabilities that become payable in connection with Parent’s or Merger Sub’s liability for fraud or willful material breach pursuant to the express terms, and subject to the conditions, of the merger agreement.

The liability of each guarantor is several and not joint and the guaranteed obligations of each guarantor under the limited guarantee are limited to such guarantor’s pro rata percentage (as set forth for each guarantor in the limited guarantee) of the guaranteed obligations.

Subject to certain exceptions, the limited guarantee will terminate upon the earliest of:

•	the closing of the merger;

•	the performance in full of the guaranteed obligations; or

•	at the guarantors’ election if the Company or any of its controlled affiliates asserts in any proceeding before a governmental entity (i) that certain provisions of the limited guarantee are illegal, invalid or unenforceable, (ii) that one or more funds is liable in excess of its maximum pro rata obligations under the limited guarantee or (iii) a claim against any of the funds or certain fund affiliates in connection with the equity commitment letter, the limited guarantee, the merger agreement or any transactions contemplated thereby other than claims permitted under the equity commitment letter, the limited guarantee or the merger agreement.

The obligations of each of the guarantors will automatically expire on the six-month anniversary of the date the merger agreement is terminated in accordance with its terms, unless a claim for payment under the limited guarantee against any fund is brought prior to such expiration. In that case, the limited guarantee will terminate upon the final resolution of any such claims and the payment in cash of all amounts finally determined to be owing under the limited guarantee.

Closing and Effective Time of the Merger

The closing of the merger will occur as soon as practicable (but in any event no later than the second business day) following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement; provided that, if the interim period (described below) has not ended at such time, then, subject to the continued

satisfaction or waiver of such closing conditions at such time, the closing shall occur instead on the earliest of (i) any business day during the interim period as may be specified by Parent on no less than three business days’ prior written notice to the Company, (ii) the first business day immediately following the final business day of the interim period or (iii) such other time, date or place as is agreed to in writing by Parent and the Company. The merger will become effective upon the filing of articles of merger with the Massachusetts Secretary of State or at such subsequent time or date as Parent and the Company may agree and specify in the articles of merger. We intend to complete the merger as promptly as practicable, subject to receipt of the Company shareholder approval and satisfaction of the other closing conditions. Although we currently expect to complete the merger by mid-2018, we cannot specify when or assure you that all conditions to the merger will be satisfied or waived.

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly, and in any event within three business days, after the effective time of the merger, a letter of transmittal will be mailed to each record holder of shares of Company common stock (other than the excluded shares) describing how such holder should surrender its shares of Company common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent (described in the section entitled “The Merger Agreement—Payment Procedures” beginning on page [—]) without a letter of transmittal.

If your shares of Company common stock are certificated, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and you must also surrender your stock certificate or certificates to the paying agent. If your shares of Company common stock are held in book entry, which we refer to as uncertificated shares, surrender of any uncertificated shares will be effected in accordance with the paying agent’s customary procedures with respect to securities that are uncertificated or represented by book entry and no holder of uncertificated shares will be required to deliver a certificate or an executed letter of transmittal to the paying agent in order to receive the merger consideration to which such holder is otherwise entitled under the merger agreement. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction and, if reasonably required by Parent, post a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made against Parent with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board with respect to the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally, as more fully described below. The Board was aware of these interests and considered them, among other matters, in reaching the determination that the merger agreement and the merger are in the best interests of the Company and its shareholders and in making their recommendations regarding approval of the merger agreement as described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page [—].

Please see the section of this proxy statement entitled “The Merger—Golden Parachute Compensation” beginning on page [—] for additional information with respect to the compensation that our named executive officers may receive in connection with the merger.

Interests with Respect to Company Equity

Treatment of Company Stock Awards and Employee Stock Purchase Plan

All Company stock options are already fully vested. Effective as of immediately prior to the effective time of the merger, each then-outstanding and unexercised Company stock option with an exercise price less than the per share merger consideration will automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of (i) the total number of shares of Company common stock then underlying such Company stock option multiplied by (ii) the excess of the merger consideration over the exercise price per share of such Company stock option, on the terms set forth in the merger agreement. In the event that the exercise price of any Company stock option is equal to or greater than the merger consideration, such Company stock option will be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

Effective as of immediately prior to the effective time of the merger, each Company restricted stock unit award that is then outstanding and unvested will vest in full and automatically be canceled and converted into the right to receive an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company restricted stock unit award multiplied by the merger consideration, on the terms set forth in the merger agreement.

Effective as of immediately prior to the effective time of the merger, each Company performance-based share unit award that is then outstanding and unvested will vest with respect to the number of shares of Company common stock that would have been earned in accordance with the methodology set forth in the applicable award agreement (as in effect on the date of the merger agreement) or previously established by the Compensation Committee of the Board and will automatically be canceled and converted into the right to receive from the Company an amount of cash equal to the product of the total number of shares of Company common stock that vest under such performance-based share unit award multiplied by the merger consideration, on the terms set forth in the merger agreement.

Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law differently to the extent necessary to take into account applicable non-U.S. law or tax or employment considerations.

If the effective time of the merger occurs on or before the last business day of the offering period currently in effect under the ESPP, and there are purchase options then outstanding with respect to such offering period, then each such outstanding option will be exercised in full on the closing date of the merger (or, if not practicable, on the business day immediately preceding the closing date of the merger) to the extent of payroll deductions credited to the purchase option holder’s account as of the date that is 10 days before the closing date of the merger. Each share of Company common stock received upon exercise of a purchase option granted under the ESPP will be converted into the right to receive the per share merger consideration. If the effective time of the merger occurs after the last business day of the offering period currently in effect under the ESPP, the Board will terminate the ESPP as of the date immediately prior to the closing date and, as promptly as reasonably practicable following such termination, all outstanding payroll deductions pursuant to the ESPP will be refunded to the participating employees under the ESPP. In all events, the ESPP will be terminated as of immediately prior to the effective time of the merger.

Treatment of Director Deferred Stock Units

Effective as of immediately prior to the effective time of the merger, each of our directors will terminate his service as a member of the Board and, in connection therewith, each director who holds deferred stock units will receive an equivalent number of shares of our common stock in accordance with his deferral elections. Each such share of common stock issued in settlement of the director’s deferred stock units will be treated as an outstanding share at the time of the merger and will be converted into the right to receive the merger consideration.

Security Holdings of Certain Persons

The following table sets forth, as of April 27, 2018, for each person who has served as a director or executive officer of the Company since the beginning of our last fiscal year:

•	the aggregate number of outstanding shares of Company common stock held directly and indirectly;

•	the cash consideration payable with respect to such outstanding shares of Company common stock based on the $84.00 per share merger consideration, before tax;

•	the aggregate number of shares of Company common stock subject to vested, unexercised Company stock options;

•	the cash consideration payable with respect to such vested, unexercised Company stock options, before tax;

•	the aggregate number of shares of Company common stock subject to Company restricted stock unit awards held that will vest in connection with the merger;

•	the cash consideration payable with respect to shares of Company common stock subject to Company restricted stock unit awards based on the $84.00 per share merger consideration, before tax;

•	the aggregate number of shares of Company common stock subject to Company performance-based share unit awards held that will vest (determined in accordance with the methodology set forth in the applicable award agreement (as in effect on the date of the merger agreement) or previously established by the Compensation Committee of the Board, as further described in the notes to the table below);

•	the cash consideration payable with respect to such shares of Company common stock subject to Company performance-based share unit awards based on the $84.00 per share merger consideration, before tax;

•	the aggregate number of deferred stock units which shall, in connection with the termination of service of each holder of deferred stock units as a member of the Board immediately prior to the effective time of the merger, be settled with an equivalent number of shares of Company common stock;

•	the cash consideration payable with respect to shares of Company common stock issued in settlement of deferred stock units based on the $84.00 per share merger consideration, before tax; and

•	the aggregate cash consideration payable with respect to such shares of Company common stock held directly and indirectly, subject to vested, unexercised Company stock options, subject to Company restricted stock unit awards, subject to Company performance-based share unit awards to the extent vested in connection with the merger and subject to deferred stock units (which is the sum of the third, fifth, seventh, ninth and eleventh columns below).

The estimated aggregate amounts set forth in the third, fifth, seventh, ninth, eleventh and twelfth columns below equal the $84.00 per share merger consideration, multiplied by the total number of shares of Company common stock subject to each applicable category of shares of Company common stock described above, less, in the case of Company stock options, the applicable exercise price per share. The amounts shown do not attempt to forecast any grants, dividends, deferrals or forfeitures following April 27, 2018 and depending upon when the closing date occurs, certain of the equity-based awards in the table may vest in accordance with their existing terms, which vesting is not reflected in the following table. The following table also assumes that the equity-based awards that are not vested as of the closing of the merger will become vested pursuant to the terms of the merger agreement and applicable award agreements and in the case of certain performance-based share unit awards, pursuant to the methodology previously established by the Compensation Committee of the Board.

Director or Officer	Number of Shares of Common Stock (1)	Value of Shares of Common Stock	Number of Shares of Common Stock Subject to Vested, Unexercised Company Stock Options (2)	Value of Vested, Unexercised Company Stock Options (3)	Number of Company Restricted Stock Unit Awards	Value of Company Restricted Stock Unit Awards	Number of Company Performance- Based Share Unit Awards (4)	Value of Company Performance- Based Share Unit Awards	Number of Deferred Stock Units	Value of Deferred Stock Units	Aggregate Value
Bernard C. Bailey (Chairman)	2,282	$191,688	—	$—	—	$—	—	$—	12,757	$1,071,588	$1,263,276
Jeffrey P. Black (Director)	3,941	$331,044	—	$—	—	$—	—	$—	12,522	$1,051,848	$1,382,892
James J. Judge (Director)	—	$—	10,000	$318,900	—	$—	—	$—	13,186	$1,107,624	$1,426,524
Michael T. Modic (Director)	—	$—	10,000	$271,400	—	$—	—	$—	15,868	$1,332,912	$1,604,312
Stephen A. Odland (Director)	4,576	$384,384	—	$—	—	$—	—	$—	—	$—	$384,384
Joseph E. Whitters (Director)	—	$—	—	$—	—	$—	—	$—	1,460	$122,640	$122,640
Fred B. Parks (President, CEO, Director)	11,742	$986,328	—	$—	1,404	$117,936	20,519	$1,723,596	13,908	$1,168,272	$3,996,132
James W. Green (Former President, CEO, Director) (5)	25,837	$2,170,308	—	$—	—	$—	2,201	$184,884	—	$—	$2,355,192
Michael J. Bourque (SVP, CFO, Treasurer)	990	$83,160	—	$—	3,387	$284,508	5,990	$503,160	—	$—	$870,828
Mark Frost (Former SVP, CFO, Treasurer) (6)	1,442	$121,128	—	$—	—	$—	1,386	$116,424	—	$—	$237,552
Mervat Faltas (SVP and General Manager, Medical Imaging Business)	9,529	$800,436	5,116	$57,811	5,460	$458,640	7,316	$614,544	—	$—	$1,931,431
John J. Fry (SVP, General Counsel, Secretary)	18,201	$1,528,884	25,572	$395,010	7,116	$597,744	9,428	$791,952	—	$—	$3,313,590
James P. Ryan (Former SVP, Security Detection and Power Technologies) (7)	2,354	$197,736	—	$—	—	$—	—	$—	—	$—	$197,736
Brooks West (SVP and General Manager, Global Ultrasound Business)	—	$—	—	$—	2,706	$227,304	5,435	$456,540	—	$—	$683,844

(1)	Based solely on latest Form 4 or Form 4/A filed with the SEC.
(2)	There are no unvested Company stock options held by the Company’s directors or executive officers.
(3)	The cash consideration payable for each Company stock option is the difference between the merger consideration of $84.00 per share and the exercise price of the option, multiplied by the number of shares of Company common stock underlying such option.

(4)	The number of shares of Company common stock underlying performance-based share unit awards reflected in this column is the number of shares of Company common stock that will be earned at closing in accordance with the methodology set forth in the applicable equity award agreements as in effect on the date of the merger agreement or previously established by the Compensation Committee of the Board. Of the outstanding performance-based share units granted to employees other than Dr. Parks, approximately 50% are subject to a non-GAAP Earnings Per Share (EPS) performance goal determined at the end of three year performance periods. At the time the awards were granted, the Compensation Committee set the levels of EPS-based vesting that would occur upon a change in control of the Company. The number of shares reflected in this column is, therefore, determined in accordance with the pre-established levels of EPS-based vesting upon a change in control of the Company established by the Compensation Committee. Specifically, the EPS-based units granted for FY2016-2018 (which, for a change in control occurring before July 31, 2018, are measured by our actual results for fiscal years 2016 and 2017) and FY2017-2019 (which, for a change in control occurring before July 31, 2018, are measured by our actual results for fiscal year 2017) will vest at 0%, and the EPS-based units granted for FY2018-2020 (which, for a change in control occurring before July 31, 2018, are deemed achieved at target) will vest at 100% of target.

The other approximately 50% of the performance-based share units are subject to a Total Shareholder Return (TSR) relative to the Russell 2000 Index at the end of three year performance periods. The award agreements provide that in the case of a change in control of the Company, the units will vest based on actual TSR data determined by reference to the Company’s actual performance relative to the pre-established benchmark on the last day of trading prior to the closing date of the change in control. The amounts in the chart are estimated assuming a closing price of $84.00 per share and peer group performance as of April 27, 2018. Based on this data, the TSR-based units granted for FY2016-2018 will vest at 80.08% of target, the TSR-based units granted for FY2017-2019 will vest at 50.63% of target, and the TSR-based units granted for FY2018-2020 will vest at 142.02% of target.

In accordance with his award agreement (in connection with and assuming a closing prior to July 31, 2018), the performance-based share units held by Dr. Parks vest at 100% only if non-GAAP net income for the fiscal quarter ended April 30, 2018 is at or above $15 million. Based on the Company’s current estimates, this award will vest at 100%.

(5)	Dr. Parks replaced Mr. Green as President, Chief Executive Officer and director effective October 31, 2016. Mr. Green’s share ownership is based on the Form 4 filed by Mr. Green on November 2, 2016 and is not tracked after his termination.
(6)	Mr. Bourque replaced Mr. Frost as Senior Vice President, Chief Financial Officer and Treasurer effective July 13, 2017. Mr. Frost’s share ownership is based solely on a Form 4 filed by Mr. Frost on December 14, 2016.
(7)	Mr. Ryan resigned as Senior Vice President, Security Detection and Power Technologies effective February 7, 2018. Mr. Ryan’s share ownership is based solely on a Form 4 filed by Mr. Ryan on January 24, 2018.

Severance Arrangements; Compensatory Arrangements Relating to the Merger

Pursuant to (i) employment or severance agreements into which the Company has entered with each of its executive officers, (ii) the restricted stock unit award agreements into which the Company has entered with each of its executive officers under the Company’s amended and restated 2009 stock incentive plan, which we refer to as the 2009 plan, and (iii) the performance-based share unit award agreements into which the Company has entered with each of its executive officers under the 2009 plan, certain of the Company’s executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including a termination following a change in control of the Company.

Dr. Parks

Pursuant to his employment agreement with the Company dated October 27, 2016, if Dr. Parks’ employment is terminated by the Company without cause and not for death or disability, or if Dr. Parks resigns for good reason, within 24 months following a change in control event (as each of those terms is defined in his employment agreement) and prior to October 31, 2018, and subject to his execution of a separation and release of claims agreement and adherence to certain restrictive covenants, we will (a) continue to pay to Dr. Parks the base salary payments he would have received had he remained continuously employed by the Company through October 31, 2018, such payment to be made in approximately equal installments in accordance with the Company’s payroll practices; (b) pay to Dr. Parks a lump sum payment equal to one times his annual base salary; (c) provide for payment of the employer portion of the premiums for continued coverage of Dr. Parks (and his eligible dependents, if applicable) under the Company’s group medical and dental plans following the date of termination through October 31, 2018 (unless, prior to such date, he becomes eligible for coverage under another employer’s group medical plan); (d) pay to Dr. Parks a sum equal to his actual incentive award, if any, as calculated according to the Company’s annual incentive program for the fiscal year in which his termination occurs, payable at such time, in such amount (if any), and in the manner provided under the annual incentive program;

and (e) provide that the service-based vesting of the restricted stock unit award made to Dr. Parks upon his hire will be deemed satisfied. If any payments or benefits payable to Dr. Parks in connection with a change in control would otherwise be subject to excise tax under the “parachute payment” provisions of the Internal Revenue Code, Dr. Parks will either receive the full amount of the payments and benefits payable to him or the Company will reduce his payments to the minimum extent necessary to ensure that no portion of such payments is subject to the excise tax, whichever he is better off receiving on an after-tax basis. Under the terms of the restrictive covenant agreement contained in Dr. Parks’ employment agreement, Dr. Parks will be subject to one-year post-termination non-compete and non-solicitation restrictions.

Mr. Bourque, Mr. West, Mrs. Faltas

Pursuant to their severance agreements with the Company dated December 7, 2017, if the employment of any of Mr. Bourque, Mr. West or Mrs. Faltas is terminated without cause and not for death or disability, or if the executive resigns his or her employment for good reason, in each case within 24 months following a change in control event (as each of those terms is defined in the applicable severance agreement), and subject to the executive’s execution of a general release of claims agreement and adherence to certain restrictive covenants, we will (a) continue to pay to the executive his or her annualized base salary over a period of 12 months following such termination in accordance with the Company’s payroll practices; (b) subject to the executive’s timely election of continued coverage under COBRA, provide for payment of the employer portion of the premiums for continued coverage of the executive (and his or her eligible dependents, if applicable) under the Company’s group medical, dental and vision plans for such 12-month period; (c) pay to the executive a sum equal to his or her actual incentive award, if any, as calculated according to the annual incentive program in the fiscal year in which such termination occurs, payable at such time, in such amount (if any), and in the manner provided under the annual incentive program; (d) at the election of the executive, provide outplacement services through a Company-approved plan and provider for the 12-month period following such termination with a cost of no more than $10,000 or pay to the executive a lump sum payment amount of $10,000 and (e) pay to the executive a lump sum amount equal to 60% of his or her most recent annualized base salary. If any payments or benefits payable to the executive in connection with a change in control would otherwise be subject to excise tax under the “parachute payment” provisions of the Internal Revenue Code, the executive will either receive the full amount of the payments and benefits payable to him or her or the Company will reduce his or her payments to the minimum extent necessary to ensure that no portion of such payments is subject to the excise tax, whichever the executive is better off receiving on an after-tax basis. Under the terms of the restrictive covenant agreement contained in each executive’s employment agreement, each executive will be subject to one-year post-termination non-compete and non-solicitation restrictions.

Mr. Fry

Pursuant to his employment agreement dated as of October 29, 2007 and amended as of December 24, 2008, if Mr. Fry’s employment is terminated by the Company without cause, or if he terminates his employment for good reason, within 24 months following a change in control (as each of those terms is defined in his employment agreement), and subject to his execution and nonrevocation of a general waiver and release of claims and Mr. Fry’s adherence to certain restrictive covenants, Mr. Fry is entitled to receive (a) a lump sum payment equal to one times his annualized base salary plus the greater of his target bonus for the year of termination or the average bonus paid to him over the prior three full fiscal years; (b) a lump sum payment of a pro-rata bonus, equal to the greater of Mr. Fry’s target bonus or his projected actual bonus, to the extent determinable, based on the number of whole months worked in the fiscal year of termination; (c) health and welfare benefit continuation for 12 months; and (d) acceleration of his unvested equity awards. In addition, if excise taxes are imposed on Mr. Fry under the “parachute payment” provisions of the Internal Revenue Code, he will be eligible for a tax gross up only if the payments and benefits exceed the amount Mr. Fry could receive without any portion of such payments and benefits being subject to the excise tax (such amount, his “safe harbor amount”) by the greater of $50,000 or 10% of his safe harbor amount; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Fry. Under the terms of the restrictive covenant agreement contained in Mr. Fry’s employment agreement, Mr. Fry will be subject to one-year post-termination non-solicitation restrictions as well as restrictions on non-disparagement, non-disclosure and confidentiality.

Former Officers

Each of Messrs. Green, Frost and Ryan had an employment or severance agreement with us prior to the termination of his employment with the Company on October 31, 2016, September 11, 2017 and February 7, 2018, respectively. They are not entitled to severance payments from the Company in connection with the merger.

Equity-Based Awards

Generally, the Company’s forms of equity award agreements for employees, including the Company’s executive officers, provide for vesting acceleration on a “double trigger” basis, and a change in control does not by itself trigger acceleration of vesting. However, as described below, in the event that the Company’s outstanding equity awards are not assumed or replaced with substantially equivalent awards by an acquirer that is a publicly traded company upon the consummation of a change in control event (which we refer to as Replacement Awards), the award agreements provide that each award shall vest, in whole or in part, immediately prior to the consummation of the change in control event. Because Parent is not a publicly traded company, it cannot issue Replacement Awards, and as a result, the outstanding awards will vest as described below.

Acceleration of performance-based share unit awards upon a change in control event. If a change in control event occurs prior to the end of the applicable performance period, the award agreements provide that if Replacement Awards are not issued, then (i) in the case of awards subject to the achievement of a Total Shareholder Return (TSR) metric, performance and vesting will be determined with respect to actual TSR relative to that of the Russell 2000 Index, as determined at the time of the change in control event, (ii) in the case of awards subject to the achievement of a non-GAAP Earning Per Share (EPS) metric, performance and vesting will be determined based on criteria previously set by the Compensation Committee and (iii) in the case of an award made to Dr. Parks, which is subject to achievement of a non-GAAP Net-Income metric, performance and vesting will be determined as of the fiscal quarter immediately preceding the quarter in which the change in control occurs.

Acceleration of restricted stock unit awards upon a change in control event. Upon a change in control event, the award agreements provide that if Replacement Awards are not issued, unvested restricted stock units vest in full as of the change in control event.

Stock Options. All outstanding Company stock options are already fully vested.

Because Parent is not a publicly traded company and is therefore unable to issue Replacement Awards, in accordance with the applicable equity award agreements and pursuant to the merger agreement, outstanding unvested restricted stock unit awards and performance-based share unit awards will vest in accordance with the terms of the award agreements immediately prior to the effective time of the merger and any payments of merger consideration with respect thereto will be paid as promptly as practicable (and in any event within five business days) after the closing of the merger.

Please see the section of this proxy statement entitled “The Merger—Golden Parachute Compensation” beginning on page [—] for an estimate of the value of the amounts that would be payable to each of our named executive officers pursuant to the arrangements listed above, assuming that the closing of the merger occurred on June 30, 2018 and that each named executive officer’s employment (other than the employment of Messrs. Green, Frost and Ryan) terminated on or after the closing date in a manner that would entitle such named executive officer to the severance benefits described above.

Employee Benefits

For a period of one year following the effective time of the merger or such shorter period that an individual employed by the Company or any of its subsidiaries, which we refer to as a Company employee, remains employed by the Company or any of its subsidiaries or Parent or any of its affiliates, Parent must provide, or shall cause to be provided, to each such Company employee (i) cash compensation (including salary, wages, commissions and annual bonus) no less favorable in the aggregate than the cash compensation provided to such employee immediately before the effective time of the merger and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employee immediately before the effective time of the merger, excluding equity incentive awards. Each Company employee’s prior service with the Company and its subsidiaries will be credited for all purposes (including vesting, eligibility and level of benefits) under the plans in which the Company employee participates after the closing date, except where such credit would result in duplication of benefits or would result in benefit accruals under any defined benefit pension plan.

If any Company employee (who is not otherwise a party to an agreement providing for severance benefits) whose employment is terminated on or prior to the first anniversary of the effective time of the merger under circumstances under which such Company employee would have received severance benefits under the Company severance practices, Parent will cause the surviving corporation to provide that such Company employee will be entitled to severance benefits from the surviving corporation that are at least equal to the severance benefits that would have been paid under such circumstances under the Company severance practices as in existence on the date of the merger agreement.

For a more detailed description of these provisions of the merger agreement, please see the section of this proxy statement entitled “The Merger Agreement—Additional Agreements of the Parties to the Merger Agreement—Employee Benefits Matters” on page [—].

Indemnification of Directors and Officers

From and after the effective time of the merger, Parent and the surviving corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time of the merger a director, manager or officer of the Company or any of its subsidiaries, who we refer to as an indemnified party, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer, director, manager, employee or agent of the Company or any of its subsidiaries or, while a director, manager or officer of the Company or any of its subsidiaries, is or was serving at the request of the Company or one of its subsidiaries as an officer, director, manager, employee or agent of another person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, in each case to the fullest extent that the Company would have been permitted to do so under applicable law. Each indemnified party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the surviving corporation (without duplication) within ten business days of receipt by Parent or the surviving corporation from the indemnified party of a request for indemnification; provided that any indemnified party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the MBCA or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such indemnified party is not entitled to indemnification under applicable law.

For six years following the effective time of the merger, Parent and the surviving corporation have agreed to maintain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger as contained in the articles of organization and by-laws of the Company in effect on the date of the merger agreement.

Parent has also agreed to either:

•	maintain in effect for six years from the effective time of the merger the Company’s existing directors’ and officers’ liability insurance policy with respect to matters existing or occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement), so long as the annual premiums would not exceed more than 300% of the current annual premium paid for the Company’s directors’ and officers’ liability insurance policy, which we refer to as the Maximum Premium; or

•	purchase a “tail” policy and maintain such “tail” policy in full force and effect for six years from the effective time of the merger.

Notwithstanding the foregoing, the Company may, prior to the effective time of the merger, elect to purchase its own “tail” policy as long as such “tail” policy does not cost more than the Maximum Premium.

For a more detailed description of these provisions of the merger agreement, please see the section of this proxy statement entitled “The Merger Agreement—Additional Agreements of the Parties to the Merger Agreement—Indemnification” on page [—].

Intent to Vote in Favor of the Merger

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock, representing [—]% of the outstanding shares of Company common stock on the record date. Each of the directors and executive officers has informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to approve the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for our named executive officers that is based on or otherwise relates to the merger, assuming that the merger is consummated on June 30, 2018, and that each named executive officer’s employment (other than the employment of Messrs. Green, Frost and Ryan, whose employment has already terminated) is terminated on July 31, 2018.

The table below describes the estimated potential payments to each of our named executive officers under the terms of their respective employment or severance agreements as they may have been amended from time to time, together with the value of the unvested Company restricted stock unit awards and Company performance-based share unit awards that would be accelerated in accordance with the terms of the merger agreement. The amounts shown in the table do not include the value of payments or benefits that would have been earned on or prior to the effective date of the merger or the value of payments or benefits that are not based on or otherwise related to the merger.

For purposes of calculating the potential payments set forth in the table below, we have assumed that (a) the merger shall become effective on June 30, 2018; (b) except with respect to Messrs. Green, Frost and Ryan, whose employment with the Company has already terminated, the effective date of termination of employment of each of the named executive officers is July 31, 2018; (c) Dr. Parks’ service as a director terminates as of immediately prior to the effective time of the merger; and (d) the stock price is $84.00 per share, which is the per share merger consideration. The amounts shown in the table do not include the amount of withholding taxes, if any, that may be required to be withheld in connection with such payments. The amounts shown in the table are estimates only, are based on assumptions and information available to date, and do not reflect any cutback that may be applied to the payments and benefits otherwise payable to the named executive officer to put him or her in a better after-tax position in the event of the imposition of any excise taxes under Sections 280G and 4999 of the Internal Revenue Code, as contemplated by his or her employment or severance agreement with the Company. The actual amounts that may be paid upon an individual’s termination of employment can only be determined at the actual time of such termination.

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($)	Perquisites/ Benefits ($) (3)	Tax Reimbursement ($)	Other ($) (4)	Total ($)
Fred B. Parks (President, CEO, Director)	1,444,336	1,841,532	0	3,822	0	1,168,272	4,457,962
James W. Green (Former President, CEO, Director)	0	184,884	0	0	0	0	184,884
Mark T. Frost (Former SVP, CFO, Treasurer)	0	116,424	0	0	0	0	116,424
Michael J. Bourque (SVP, CFO, Treasurer)	740,970	787,668	0	15,288	0	0	1,543,926
Mervat Faltas (SVP and General Manager, Medical Imaging Business)	749,414	1,130,995	0	15,288	0	0	1,895,697
John J. Fry (SVP, General Counsel, Secretary)	820,292	1,784,706	0	15,288	0	0	2,620,286
James P. Ryan (Former SVP, Security Detection and Power Technologies)	0	0	0	0	0	0	0

(1)	The amount listed in this column represents cash severance payments which are “double-trigger” and payable upon a qualifying termination that occurs within 24 months of the consummation of a change in control event, subject to the named executive officer’s execution and nonrevocation of a release of claims in the Company’s favor and adherence with the terms of applicable restrictive covenants. For this purpose, a qualifying termination is generally a termination of employment by the Company without cause (and not for death or disability) or a resignation by the executive for good reason, as such terms are defined in the applicable employment or severance agreement. The following table describes the components of cash severance payable to each of the current named executive officers.

Name	Base Salary Continuation ($) (1)	Percentage of Base Salary / Target Bonus ($) (2)	Outplacement Services Payment ($) (3)	Actual Bonus for Year of Termination ($) (4)
Fred B. Parks	163,836	650,000	0	630,500
Michael J. Bourque	335,000	201,000	10,000	194,970
Mervat Faltas	338,870	203,322	10,000	197,222
John F. Fry	372,860	223,716	0	223,716

(1)

Base Salary continuation, for Dr. Parks, is equal to the annual base salary he would have received had he remained continuously employed by the Company through October 31, 2018, and is payable in approximately equal installments in accordance with the Company’s payroll practices; for Mr. Bourque and Mrs. Faltas, is equal to his or her annualized base salary and is payable in approximately equal installments over a period of 12 months following termination, in accordance with the Company’s payroll practices; and for Mr. Fry, is an amount equal to one times his annualized base salary and is payable in a single lump sum.
(2)	The percentage of base salary payable to each named executive officer in a lump sum is 100% for Dr. Parks and 60% for each of Mr. Bourque and Mrs. Faltas. Pursuant to his employment agreement, as amended, Mr. Fry would be entitled to receive a lump sum equal to the greater of his target bonus for the year of termination or the average bonus paid to him over the prior three full fiscal years, which is reflected in the table above as equal to his 2018 target bonus.
(3)	Pursuant to their severance agreements with the Company, each of Mr. Bourque and Mrs. Faltas is entitled to receive, at his or her election, either outplacement services through a Company-approved plan and provider for the 12-month period following termination (with a cost to the Company of no more than $10,000) or a lump sum payment of $10,000.
(4)	Pursuant to their employment or severance agreements with the Company, each of Dr. Parks, Mr. Bourque and Mrs. Faltas is entitled to receive an amount, if any, equal to the actual bonus he or she would have received pursuant to the terms of the annual incentive program for the fiscal year in which termination occurs (which under the terms of the annual incentive plan, would be a pro rata amount based on the number of months worked during the fiscal year of termination). Pursuant to his employment agreement with the Company, Mr. Fry is entitled to receive a pro rata bonus, based on the number of whole months worked during the fiscal year of termination, equal to the greater of his target bonus for such year or his projected actual bonus, to the extent his actual bonus is determinable. For Dr. Parks, Mrs. Faltas, and Mr. Bourque, the amounts shown reflect our estimated performance as of the date of the merger agreement, and for Mr. Fry, the amounts shown reflect target performance, in each case, assuming a July 31, 2018 termination date.

(2)	The amounts listed in this column represent, in accordance with the terms of the merger agreement, the payments in cancellation of (i) outstanding stock options held by Mrs. Faltas (5,116) and Mr. Fry (25,572), calculated as the difference between $84.00 per share of Company common stock and the weighted-average exercise price of the stock option ($72.70 for Mrs. Faltas and $68.55 for Mr. Fry), multiplied by the number of shares of Company common stock covered by the stock options, (ii) Company restricted stock unit awards held by each named executive officer, calculated as $84.00 per share of Company common stock underlying the Company restricted stock unit awards being canceled and (iii) Company performance-based share unit awards held by each named executive officer, calculated as $84.00 per share of Company common stock underlying the Company performance-based share unit award, based on an estimate of the number of shares that will be earned at closing in according with the methodology set forth in the applicable award agreement as in effect at the date of the merger agreement. For non-GAAP EPS-based awards, amounts are generally estimated based on interim performance criteria previously established by the Compensation Committee in connection with the grant of the applicable award, and assuming that closing occurs before July 31, 2018. For TSR-based awards, amounts are estimated assuming a closing stock price of $84.00 per share and peer group performance as of April 27, 2018. In accordance with the terms of his award agreement, the performance-based share units held by Dr. Parks that are subject to a non-GAAP net income metric vest at 100%, if at all, only if non-GAAP net income for the previous fiscal quarter is met at $15 million. Based on the Company’s current estimates, this award will vest at 100%.

Amounts payable to each of the named executive officers will be paid as promptly as practicable (and in any event by five days) after the closing of the merger.

These payments in respect of equity awards held by the named executive officers are “single trigger” insofar as the equity awards are accelerated and converted into the right to receive merger consideration because outstanding unvested equity awards cannot be assumed or replaced with substantially equivalent awards by Parent.

The number of shares underlying Company restricted stock unit awards and Company performance-based share unit awards held by each named executive officer to be treated as described in this column are as follows:

Name	Shares of Company Common Stock Underlying Company Restricted Stock Unit Awards	Shares of Company Common Stock Underlying Company Performance-Based Share Awards (1)
Fred B. Parks	1,404	20,519
James W. Green	0	2,201
Mark T. Frost	0	1,386
Michael J. Bourque	3,387	5,990
Mervat Faltas	5,460	7,316
John J. Fry	7,116	9,428
James P. Ryan	0	0

(1)	The number of shares of Company common stock underlying performance-based share unit awards reflects the number of shares of Company common stock that would have been earned in accordance with the methodology set forth in the applicable award agreement (as in effect on the date of the merger agreement) or previously established by the Compensation Committee of the Board.

Based on this methodology, assuming the closing occurs before July 31, 2018, the performance-based share units based on non-GAAP EPS would vest as follows:

Performance Period	Vesting Percentage of Awards (as a % of Target Award Level)
Fiscal Years 2016-2018	0%
Fiscal Years 2017-2019	0%
Fiscal Years 2018-2020	100%

Based on the Russell 2000 Index performance as of April 27, 2018 and an $84.00 Company share price, the performance-based share units based on TSR would vest as follows:

Performance Period	Vesting Percentage of Awards (as a % of Target Award Level)
Fiscal Years 2016-2018	80.08%
Fiscal Years 2017-2019	50.63%
Fiscal Years 2018-2020	142.02%

The performance-based share units held by Dr. Parks that are subject to a non-GAAP net income metric vest at 100%, if at all, only if non-GAAP net income for the previous fiscal quarter is met at $15 million. Based on the Company’s current estimates, this award will vest at 100%.

(3)	The amount listed in this column represents the Company’s cost to forgo charging the executives the Company portion of the premiums for group health, dental and vision coverage for 12 months following termination of employment in the case of Messrs. Bourque and Fry and Mrs. Faltas and for three months following termination of employment in the case of Dr. Parks.

(4)	Dr. Parks holds 13,908 deferred stock units that represent his deferral of stock and cash retainers received for his service as a non-employee director prior to his appointment as CEO. The amount listed in this column for Dr. Parks represents the cash consideration payable with respect to shares of Company common stock issued with respect to the deferred stock units, which deferred stock units shall, in connection with Dr. Parks’ termination of service as a member of the Board immediately prior to the effective time of the merger, be settled with an equivalent number of shares of Company common stock, and is based on the $84.00 per share merger consideration, before tax.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the U.S. federal income tax consequences of the merger to “U.S. holders” and certain “non-U.S. holders” (both terms defined below) whose shares of our common stock are converted into the right to receive cash pursuant to the merger. This summary is for information purposes only and is not tax advice. It does not purport to consider all aspects of U.S. federal income taxation that might be relevant for holders of our common stock. This summary is based on the Internal Revenue Code, which we refer to as the Code, the applicable U.S. Treasury regulations promulgated under the Code, published rulings by the Internal Revenue Service, which we refer to as the IRS, and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not address the consequences of any proposed changes in applicable laws. Any change or differing interpretation could alter the tax consequences to the holders described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

As used herein, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This summary applies only to holders who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address or consider all of the U.S. federal income tax consequences that may be applicable to holders of our common stock in light of their particular circumstances. For instance, this summary does not address the alternative minimum tax or the tax consequences to shareholders who validly exercise dissenters’ rights under the MBCA. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders who are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions; insurance companies; securities dealers or broker-dealers; mutual funds; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; S corporations; holders classified as partnerships or other flow-through entities under the Code; U.S. expatriates; holders who hold their shares of our common stock as part of a hedge, straddle, conversion transaction, or other integrated investment or constructive sale transaction; holders whose functional currency is not the U.S. dollar; holders who acquired their shares of our common stock through the exercise of Company stock options or otherwise as compensation; and, except to the extent described below, holders who actually or constructively own 5% or more of the outstanding shares of our common stock. In addition, this summary does not address the impact of the Medicare contribution tax, any aspects of foreign, state, local, estate, gift, or other tax laws (or any U.S. federal tax laws other than those pertaining to income tax) that may be applicable to a particular holder in connection with the merger.

Further, this summary does not address any tax consequences of the merger to holders of stock options, restricted stock unit awards or performance-based share unit awards whose awards are canceled in exchange for cash pursuant to the merger. Such holders of stock options, restricted stock unit awards or performance-based share unit awards should consult their tax advisors regarding the tax consequences of the merger to them.

U.S. Holders

A U.S. holder’s receipt of the per share merger consideration in exchange for shares of our common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. The amount of gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered by the U.S. holder in the merger. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than 12 months at the effective time of the merger. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. A U.S. holder’s ability to deduct capital losses may be limited.

Non-U.S. Holders

Cash received in the merger by a non-U.S. holder generally will not be subject to U.S. withholding tax (other than potentially to backup withholding tax, as discussed below) and will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a United States permanent establishment or fixed base maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as if it were a U.S. holder, and, if the non-U.S. holder is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty;

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any; or

•	the Company was a “United States real property holding corporation,” which we refer to as a USRPHC, within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes within the five years preceding the merger and the non-U.S. holder owned, actually or constructively, more than 5% of the Company common stock at any time during the five-year period preceding the merger. Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurances in this regard, the Company does not believe it is, or has been during the five years preceding the merger, a USRPHC for U.S. federal income tax purposes.

Non-U.S. holders should consult their own tax advisors regarding the tax consequences to them of the merger.

Backup Withholding and Information Reporting

A U.S. holder may be subject to backup withholding on all payments to which such U.S. holder is entitled in connection with the merger, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Certain non-U.S. holders may also be subject to backup withholding unless they establish an exemption from backup withholding in a manner satisfactory to the paying agent (such as by completing and signing an appropriate IRS Form W-8) and otherwise comply with the backup withholding rules. Non-U.S. holders should consult their own tax advisors regarding these matters.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

Payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

This summary is provided for general information only and is not tax advice. The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances and the application of state, local, foreign, estate, gift and other tax laws (or any U.S. federal tax laws other than those pertaining to income tax).

Regulatory Approvals

The merger is subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was granted by the U.S. Federal Trade Commission on April 27, 2018. Under the terms of the merger agreement, the merger cannot be consummated if any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

Litigation Relating to the Merger

Subsequent to the announcement of the Company’s entry into the merger agreement, the Board received a letter from a law firm representing an alleged shareholder demanding that the Board disclose in this proxy statement all factors apart from the deal price influencing the Board in selling the Company and all other material information. The letter also demanded that Board take steps to negotiate for increased merger consideration from Altaris. Should the Board fail to take these steps, the letter further demanded that the Board bring suit against each director for any breaches of fiduciary duty in connection with the negotiation of or entry into the merger agreement.

THE MERGER AGREEMENT (PROPOSAL ONE)

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing as facts the matters described therein. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in a disclosure schedule that the Company delivered to Parent in connection with the merger agreement, which we refer to as the Company Disclosure Schedule and which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and such subsequent developments or new information may not be included in this proxy statement.

The Merger

Upon the terms and subject to the conditions of the merger agreement, Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into the Company, with the Company continuing as the surviving corporation of the merger. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will become a wholly-owned subsidiary of Parent. We sometimes refer to the Company after the consummation of the merger as the surviving corporation. The articles of organization of the Company will be amended and restated in their entirety by virtue of the merger, to read as set forth on an exhibit to the merger agreement. The by-laws of the Company will also be amended and restated in their entirety so that, immediately following the effective time of the merger, they are identical to the by-laws of Merger Sub as in effect immediately prior to the effective time of the merger, except that all references to the name of Merger Sub will be changed to refer to the Company. The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Closing and Effective Time of the Merger

The closing of the merger will occur as soon as practicable (but in any event no later than the second business day) following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of such conditions); provided that, if the interim period (described below) has not ended at such time, then, subject to the continued satisfaction or waiver of such closing conditions at such time, the closing shall occur instead on the earliest of (i) any business day during the interim period as may be specified by Parent on no less than three business days’ prior written notice to the Company, (ii) the first business day immediately following the final business day of the interim period or (iii) such other time, date or place as is agreed to in writing by Parent and the Company. The merger will become effective upon the filing of articles of merger with the Massachusetts Secretary of State or at such subsequent time or date as Parent and the Company may agree and specify in the articles of merger. We intend to complete the merger as promptly as practicable, subject to receipt of the Company shareholder approval and satisfaction of the other closing conditions. Although we currently expect to complete the merger by mid-2018, we cannot specify when or assure you that all conditions to the merger will be satisfied or waived.

Interim Period

The interim period refers to the period commencing on the date of the execution of the merger agreement and ending on the earlier of (i) June 9, 2018 and (ii) the date that the debt financing (described below) is consummated.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of Company common stock, including shares issued in respect of deferred stock units held by certain of our directors immediately prior to the closing of the merger, other than excluded shares, will be canceled and automatically converted into the right to receive $84.00 in cash, without interest and subject to deduction for any required withholding tax, which we refer to as the merger consideration or the per share merger consideration.

The merger consideration will be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company common stock), reorganization, recapitalization or other like change with respect to Company common stock occurring (or for which a record date is established) after the date of the merger agreement and prior to the effective time of the merger.

Any shares of Company common stock owned by any subsidiary of the Company, Parent, Merger Sub or any other subsidiary of Parent will be canceled and no consideration will be delivered for such shares. Any dissenting shares will be entitled only to the payment provided to a holder of dissenting shares by Section 13.02 of the MBCA. We sometimes refer to the shares described in this paragraph, collectively, as the excluded shares. The rights of holders of dissenting shares are discussed more fully under the section of this proxy statement entitled “Appraisal Rights” beginning on page [—].

Payment Procedures

Prior to the effective time of the merger, Parent will engage a paying agent for the merger, expected to be Computershare Trust Company, N.A., which we refer to as the paying agent, and will deposit with the paying agent, for the benefit of the holders of shares of Company common stock outstanding immediately prior to the effective time of the merger, cash that, together with the cash described in the following sentence, is in an amount sufficient to pay the aggregate merger consideration pursuant to the merger agreement, which we refer to as the payment fund. Parent may elect to use the available unrestricted cash of the Company and its subsidiaries to fund a portion of the payment fund. The payment fund may not be used for any purpose other than to fund payments to shareholders pursuant to the merger agreement. The payment fund will be invested by the paying agent as directed by Parent, except that these investments must be in obligations of or guaranteed by the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available). No gain or loss on the payment fund will affect the amounts payable under the merger agreement and Parent must take all actions necessary to ensure that, from and after the effective time of the merger, the payment fund includes at all times cash sufficient to satisfy Parent’s obligation to pay the aggregate merger consideration under the merger agreement. Any interest and other income resulting from these investments (net of any losses) will be paid to Parent upon termination of the payment fund in accordance with the merger agreement. In the event the payment fund is diminished below the level required for the paying agent to make prompt cash payments as required under the merger agreement, Parent must, or must cause the surviving corporation to, immediately deposit additional cash into the payment fund equal to the deficiency in the amount required to make such payments.

Within three business days after the effective time of the merger, Parent will cause the paying agent to mail to each holder of record of a certificate representing shares of Company common stock, which we refer to as a certificate, a letter of transmittal in customary form and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration payable with respect thereto. Upon surrender of a certificate to the paying agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such certificate will be promptly paid in exchange therefor a cash amount in immediately available funds equal to the number of shares of Company common stock formerly represented by such certificate multiplied by the merger consideration, and the certificate so surrendered shall forthwith be canceled.

Any holder of uncertificated shares that immediately prior to the effective time of the merger represented shares of Company common stock, which we refer to as uncertificated shares, will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive pursuant to the merger agreement. In lieu thereof, each holder of record of one or more uncertificated shares will, upon receipt by the paying agent of an “agent’s message” in customary form with respect to any uncertificated share (or such other evidence, if any, of transfer as the paying agent may reasonably request), be promptly paid the merger consideration in respect of such uncertificated share, and such uncertificated share shall forthwith be canceled.

No interest will be paid or accrued on the cash payable upon the surrender of certificates or uncertificated shares. If payment of the merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, it shall be a condition precedent of payment that (i) the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not required to be paid. Payment of the merger consideration with respect to uncertificated shares shall only be made to the person in whose name such uncertificated shares are registered. Until surrendered as contemplated by the merger agreement, each certificate and all uncertificated shares (other than certificates or uncertificated shares representing dissenting shares) will be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender the merger consideration as contemplated by the merger agreement, without any interest thereon.

All merger consideration paid upon the surrender of certificates and cancellation of uncertificated shares in accordance with the terms of the merger agreement will be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company common stock formerly represented by such certificates and uncertificated shares, and from and after the effective time of the merger there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Company common stock which were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates or uncertificated shares are presented to the surviving corporation or the paying agent for any reason, they will be canceled and exchanged as provided in the merger agreement.

Any portion of the payment fund that remains undistributed to the holders of certificates and uncertificated shares for one year after the effective time of the merger (including all interest and other income received by the paying agent in respect of all funds made available to it) will be delivered to Parent, upon demand, and any holder of a certificate or uncertificated shares who has not previously complied with the merger agreement will be entitled to receive only from Parent or the surviving corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for merger consideration, without interest.

To the extent permitted by applicable law, none of Parent, Merger Sub, the Company, the surviving corporation or the paying agent will be liable to any holder of shares of Company common stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, and, if reasonably required by Parent with respect to merger consideration in excess of $35,000, the posting by such person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will pay, in exchange for such lost, stolen or destroyed certificate, the merger consideration to be paid in respect of the shares of Company common stock formerly represented thereby pursuant to the merger agreement.

You should not send your certificates (if any) to the paying agent until you have received transmittal materials from the paying agent. Do not return your certificates (if any) with the enclosed proxy.

Appraisal Rights

If the merger is completed, shares of Company common stock issued and outstanding immediately prior to the effective time of the merger that are held by a shareholder who is entitled to, and has perfected, appraisal rights for such shares of Company common stock in accordance with the MBCA (if such provisions of the MBCA are determined to be applicable), which we refer to as the dissenting shares, will not be converted into or represent the right to receive merger consideration in accordance with the merger agreement. Holders of dissenting shares will be entitled only to such rights as are granted by the MBCA to a holder of dissenting shares. The rights of holders of dissenting shares are discussed more fully under the section of this proxy statement entitled “Appraisal Rights” beginning on page [—].

If any dissenting shares lose their status as such (through failure to perfect, withdrawal or otherwise), or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 13 of the MBCA, then, as of the later of the effective time of the merger or the date of loss of such status, such shares will be deemed to have been converted as of the effective time of the merger into the right to receive the merger consideration in accordance with the merger agreement, without interest, and will not thereafter be deemed to be dissenting shares.

The Company must give Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the effective time of the merger pursuant to Part 13 of the MBCA, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the effective time of the merger pursuant to Part 13 of the MBCA that relates to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company may not settle or pay or make any payment or settlement offer prior to the effective time of the merger with respect to any such demand, notice or instrument or agree to do any of the foregoing unless Parent has given its written consent to such settlement, payment or settlement or payment offer.

Treatment of Company Stock Awards and Employee Stock Purchase Plan

All outstanding Company stock options are already fully vested. Effective as of immediately prior to the effective time of the merger, each then-outstanding and unexercised Company stock option with an exercise price less than the per share merger consideration will automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of (i) the total number of shares of Company common stock then underlying such Company stock option multiplied by (ii) the excess of the merger consideration over the exercise price per share of such Company stock option, on the terms set forth in the merger agreement. In the event that the exercise price of any Company stock option is equal to or greater than the merger consideration, such Company stock option will be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

Effective as of immediately prior to the effective time of the merger, each Company restricted stock unit award that is then outstanding and unvested will vest in full and automatically be canceled and converted into the right to receive an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company restricted stock unit award multiplied by the merger consideration, on the terms set forth in the merger agreement.

Effective as of immediately prior to the effective time of the merger, each Company performance-based share unit award that is then outstanding and unvested will vest with respect to the number of shares of Company common stock that would have been earned in accordance with the methodology set forth in the applicable award agreement (as in effect on the date of the merger agreement) or previously established by the Compensation Committee of the Board and will automatically be canceled and converted into the right to receive from the Company an amount of cash equal to the product of the total number of shares of Company common stock that vest under such performance-based share unit award multiplied by the merger consideration, on the terms set forth in the merger agreement.

If the effective time of the merger occurs on or before the last business day of the offering period currently in effect under the ESPP and there are purchase options then outstanding with respect to such offering period, then each such outstanding option will be exercised in full on the closing date of the merger (or, if not practicable, on the business day immediately preceding the closing date of the merger) to the extent of payroll deductions credited to the purchase option holder’s account as of the date that is 10 days before the closing date of the merger. Each share of Company common stock received upon exercise of a purchase option granted under the ESPP will be converted into the right to receive the per share merger consideration. If the effective time of the merger occurs after the last business day of the offering period currently in effect under the ESPP, the Board will terminate the ESPP as of the date immediately prior to the closing date and, as promptly as reasonably practicable following such termination, all outstanding payroll deductions pursuant to the ESPP will be refunded to the participating employees under the ESPP. In all events, the ESPP will be terminated as of immediately prior to the effective time of the merger.

Representations and Warranties

In the merger agreement, the Company made representations and warranties to Parent and Merger Sub, including those relating to:

•	the Company’s corporate organization, standing and power;

•	the Company’s capitalization;

•	the Company’s subsidiaries;

•	the Company’s authorization to execute, deliver and perform the merger agreement (including approval of the Board and direction to submit the merger agreement to a shareholder vote and recommendation of shareholder approval) and the enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, the Company’s organizational documents, applicable laws, contracts or permits, in each case as a result of the Company’s execution of the merger agreement or consummation of the merger, and the absence of certain governmental filings and consents in connection with the merger;

•	documents filed by the Company with the SEC, the accuracy and completeness of the financial statements and other information contained therein; this proxy statement; the Company’s compliance with the Sarbanes-Oxley Act of 2002, as amended, and the Company’s disclosure controls and procedures;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company Material Adverse Effect (as defined below in the section entitled “—Definition of Company Material Adverse Effect”) since January 31, 2018; and the absence of certain other changes or events involving the Company and its subsidiaries from January 31, 2018 until the date of the merger agreement;

•	the filing of tax returns, payment of taxes and other tax matters with respect to the Company and its subsidiaries;

•	the leased and owned real property of the Company and its subsidiaries;

•	the intellectual property of the Company and its subsidiaries;

•	the material contracts and government contracts of the Company and its subsidiaries;

•	the absence of pending or threatened litigation, investigations, judgments or orders involving the Company and its subsidiaries;

•	environmental matters with respect to the operations of the Company and its subsidiaries;

•	the employee benefit plans, matters relating to the Employee Retirement Income Security Act of 1974, as amended, and other matters concerning employee benefits and employment agreements of the Company and its subsidiaries;

•	the compliance with laws by the Company and its subsidiaries, including the U.S. Foreign Corrupt Practices Act of 1977, applicable healthcare laws, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and associated executive orders, the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury and all other applicable export control or asset control laws;

•	the possession by the Company and its subsidiaries of, and compliance with, permits, licenses and franchises to conduct their business;

•	the employees of the Company and its subsidiaries and other labor matters;

•	the receipt by the Board of an opinion from Citigroup Global Markets, Inc. of the fairness, from a financial point of view, of the merger consideration to holders of the Company common stock;

•	the inapplicability to the merger of the restrictions set forth in Chapters 110C, 110D and 110F of the Massachusetts General Laws, which we refer to as the MGL;

•	the absence of undisclosed obligations to brokers and investment bankers;

•	the insurance policies of the Company and its subsidiaries;

•	certain suppliers of the Company and its subsidiaries;

•	certain customers of the Company and its subsidiaries; and

•	the compliance by the Company and its subsidiaries with respect to certain product specifications, warranties and laws and absence of pending product liability allegations.

In the merger agreement, Parent and Merger Sub made representations and warranties to the Company, including those relating to:

•	Parent’s and Merger Sub’s corporate organization, standing and power;

•	Parent’s and Merger Sub’s authorization, execution, delivery, performance and the enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, Parent’s and Merger Sub’s organizational documents, applicable laws, contracts or permits, in each case as a result of their execution of the merger agreement or consummation of the merger; the absence of certain governmental filings, consents or lien creation in connection with the merger;

•	the absence of any vote required by holders of Parent’s securities in connection with the merger;

•	the information supplied by Parent and Merger Sub in writing for inclusion in this proxy statement;

•	the operations of Merger Sub;

•	the execution, delivery and enforceability of the debt and equity commitment letters, and the absence of any breach or default under the debt and equity commitment letters;

•	the enforceability of, and absence of default under, the guarantee executed and delivered by the guarantors;

•	the solvency of the surviving corporation as of the effective time of the merger and immediately after consummation of the transactions contemplated by the merger agreement;

•	the inapplicability to the merger of the restrictions set forth in Section 110F of the MGL;

•	the absence of pending or threatened litigation, investigations, judgments or orders involving Parent or Merger Sub;

•	the disclosure to the Company of all contracts, arrangements and understandings between Parent, Merger Sub or the guarantors and any member of the Board or of management of the Company;

•	the absence of obligations to brokers and investment bankers for which the Company or any of its subsidiaries would have any obligations or liabilities prior to the effective time of the merger;

•	the due diligence investigation of Parent and Merger Sub;

•	acknowledgment by Parent and Merger Sub of the absence of representations and warranties by the Company not set forth in the merger agreement; and

•	Parent’s and Merger Sub’s non-reliance on Company estimates, projections, forecasts, forward-looking statements and business plans.

Definition of Company Material Adverse Effect

Many of the representations and warranties made by the Company in the merger agreement and certain conditions to the performance by Parent and Merger Sub of their obligations under the merger agreement are qualified by reference to whether the item in question would have a “Company Material Adverse Effect.” The merger agreement provides that a “Company Material Adverse Effect” means any effect, change, event, occurrence or development that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following will be deemed to be or constitute a “Company Material Adverse Effect”:

•	general economic conditions (or changes in such conditions) or conditions in the global economy generally;

•	conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets;

•	conditions (or changes in such conditions) in the industries in which the Company and its subsidiaries conduct business;

•	political conditions (or changes in such conditions) or acts of war, sabotage or terrorism;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events;

•	the announcement of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement, including the identity of Parent;

•	any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested in each case in writing, or the taking of any action required by the merger agreement or the failure to take any action prohibited by the merger agreement;

•	changes in law or other legal or regulatory conditions, including rules, regulations and administrative policies of the U.S. Food & Drug Administration, which we refer to as the FDA (or the interpretation thereof), or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

•	any product candidate of the Company or any of its subsidiaries, including any change, event, circumstance or development relating to the use or sale of any such product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any such product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other governmental entity relating to any such product candidate, any other regulatory development affecting any such product candidate, or the failure to conduct successful clinical trials on a timely basis for any such product candidate;

•	any product or product candidate of any person (other than the Company and its subsidiaries), including the entry into the market of any product competitive with any product or product candidate of the Company or any of its subsidiaries;

•	any fees or expenses incurred in connection with the transactions contemplated by the merger agreement;

•	changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

•	any legal proceedings brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company, Merger Sub, Parent or any of their directors or officers, including any legal proceedings arising out of the merger or in connection with any other transactions contemplated by the merger agreement;

provided that with respect to the exceptions set forth in the first, second, third, fourth, fifth and eighth bullets above, if any such effect, change, event, occurrence or development has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industries and in the geographic regions in which the Company operates, then, solely to the extent disproportionate in a material respect, the incremental adverse impact of such event shall be taken into account for the purpose of determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur.

Definition of Parent Material Adverse Effect

Certain of the representations and warranties made by Parent and Merger Sub in the merger agreement and certain conditions to the performance of the Company’s obligations under the merger agreement are qualified by reference to whether the item in question would have a “parent material adverse effect.” The merger agreement provides that a “parent material adverse effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of Parent or Merger Sub to consummate the merger.

Covenants Relating to the Conduct of the Company’s Business

Except as otherwise expressly contemplated or required by the merger agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date of the merger agreement and made available to Parent (or not required by the terms of the merger agreement to be made available to Parent) as set forth in the Company Disclosure Schedule, or with Parent’s prior written consent, during the period beginning on the date of the merger agreement and ending at the effective time of the merger, the Company will, and will cause each of its subsidiaries to, use commercially reasonable efforts to act and carry on its business in the ordinary course of business, to preserve intact its business organization and to preserve satisfactory business relationships with its material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors, and others having material business dealings with the Company or its subsidiaries. Furthermore, except as otherwise expressly contemplated or required by the merger agreement, as required by applicable law or by any agreement, plan or arrangement as in effect on the date of the merger agreement and made available to Parent, as set forth in the Company Disclosure Schedule, or with Parent’s prior written consent, until the effective time of the merger, the Company will not, and will not permit any of its subsidiaries to, do any of the following:

•	declare, set aside, make or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent);

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except for certain exceptions;

•	issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, except for certain exceptions;

•	amend the Company’s or any of its subsidiaries’ articles of organization, bylaws or other comparable charter or organizational documents;

•	acquire in any manner any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

•	acquire any assets, rights or properties, except for purchases of inventory and raw materials in the ordinary course of business or otherwise permitted by the merger agreement or in accordance with the Company’s budget as provided to Parent, except for purchases of other assets in an aggregate amount not to exceed $2,000,000;

•	sell, lease, license, sublicense, pledge, mortgage or otherwise dispose of or subject to any lien any properties, rights or assets of the Company or any of its subsidiaries, other than sales of inventory (including demonstration inventory classified as a fixed asset) in the ordinary course of business, dispositions of obsolete equipment in the ordinary course of business, and sales of other assets in an aggregate amount not to exceed $500,000;

•	adopt any shareholder rights plan;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization;

•	merge or consolidate with any person;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, except for certain exceptions;

•	issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•	make any loans, advances or capital contributions to, or investment in, any other person for business expenses, other than the Company or any of its direct or indirect wholly-owned subsidiaries, except for certain exceptions;

•	enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its subsidiaries against fluctuations in exchange rates;

•	make any capital expenditures or other expenditures with respect to property, plant or equipment, other than as included in the Company’s budget as provided to Parent, subject to certain exceptions;

•	make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

•	except as required by applicable law or in order to comply with any employee plan of the Company and its subsidiaries in existence on the date of the merger agreement, adopt, enter into, terminate or amend in a manner adverse to the Company or any of its subsidiaries, any employment, consulting, severance, retention, change in control, termination or similar agreement with any of its directors, officers, employees or individual independent contractors, other than (i) entry into at-will offer letters in the ordinary course of business with newly hired employees, which letters do not provide for any severance or change in control benefits (other than participation in the Company’s applicable severance practices as in effect on the date or the merger agreement, which we refer to as Company severance practices), (ii) entry into severance agreements with new hires in the ordinary course of business providing for severance benefits consistent with Company severance practices, but only with respect to new hires for whom the total annual compensation is not expected to exceed on an individual basis $250,000, or (iii) entry into customary separation agreements in the ordinary course of business providing for a release by the former employee and severance benefits consistent with Company severance practices;

•	hire any new employees or individual independent contractors, other than (i) new hires of non-executive employees or individual independent contractors, in each case in the ordinary course of business, (ii) hiring contemplated in, and in accordance with, the budget as provided to Parent or (iii) hiring employees to fill vacancies at total annual compensation substantially similar to their predecessors in the ordinary course of business;

•	establish, adopt, enter into, amend or terminate any collective bargaining agreement or employee plan of the Company and its subsidiaries, except for amendments to employee plans that are welfare plans or fringe benefit plans in the ordinary course of business that do not (or will not after the closing of the merger) increase in any material respect the cost to the Company or any of its subsidiaries of maintaining such employee plans or providing the applicable benefits thereunder and that apply to substantially all employees across-the-board;

•	increase the compensation or benefits of, or pay or award any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for certain exceptions);

•	take any action to accelerate any payment or benefit, the vesting of any payment or benefit or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors;

•	grant to any director, officer, employee or individual independent contractor any increase in severance or termination pay;

•	grant any stock options, restricted stock unit awards, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, except in the case of the Company ESPP in accordance with the terms of the merger agreement;

•	terminate the employment of any employee or individual independent contractor whose total annual compensation exceeds $250,000, other than for cause;

•	enter into certain material contracts;

•	terminate certain material contracts, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such contract in accordance with its terms as in effect on the date of the merger agreement;

•	amend or modify in a manner that is materially adverse to the Company and its subsidiaries, taken as a whole, certain material contracts;

•	waive any material term of, or waive any material default under, or release, settle or compromise any material claim against the Company or any of its subsidiaries under, or any material liability or obligation owing to the Company or any of its subsidiaries under, certain material contracts;

•	knowingly relinquish, abandon or permit to lapse any of its rights in any material registered intellectual property;

•	settle any action, suit, proceeding, claim (excluding claims with respect to commercial matters resolved in the ordinary course of business for amounts that are not material), arbitration or investigation, except for certain exceptions;

•	make, revoke or change any material tax election;

•	adopt or change any accounting method for tax purposes that has a material effect on taxes;

•	extend the statute of limitations, or file an extension request, relating to material taxes with any government entity;

•	amend any material tax return;

•	settle or compromise any material tax liability; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Covenants Relating to the Conduct of Parent’s and Merger Sub’s Business

Except as otherwise expressly contemplated or required by the merger agreement or as required by applicable law, during the period beginning on the date of the merger agreement and ending at the earlier to occur of the effective time of the merger or the termination of the merger agreement:

•	neither Parent nor Merger Sub will, without the prior consent of the Company, take or cause to be taken any action that would be reasonably expected to materially delay, impair or prevent the consummation of the transactions contemplated by the merger agreement, or propose, announce an intention or enter into any agreement to take any such action, and

•	Merger Sub will not engage in any activity of any nature except for activities related to or in furtherance of the merger, the financing and the other transactions contemplated by the merger agreement.

Restrictions on Solicitation of Other Offers

Under the merger agreement, until the effective time of the merger, neither the Company nor any of its subsidiaries may, and the Company must cause its directors, officers and senior management not to and must use reasonable efforts to cause its other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or that would reasonably be expected to lead to, any acquisition proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal, or provide or furnish to any person or group who has made or would reasonably be expected to make any acquisition proposal or for the purpose of encouraging or facilitating any acquisition proposal any non-public information concerning the Company or any of its subsidiaries.

However, subject to compliance with the merger agreement if, at any time prior to the effective time of the merger (i) the Company has received a written acquisition proposal that did not result from a material breach of these restrictions and (ii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal (we refer to the person making such acquisition proposal as a qualified person) then the Company may:

•	furnish non-public information with respect to the Company and its subsidiaries to such qualified person pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality and non-use obligations of the qualified person than the confidentiality agreement by and between the Company and Altaris;

•	engage in discussions or negotiations (including solicitation of revised acquisition proposals) with any such qualified person regarding any such acquisition proposal; and

•	amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company common stock with any such qualified person.

An “acquisition proposal” means any:

•	proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company or the Company and its subsidiaries (other than (i) mergers, consolidations, share exchanges or other business combinations involving solely the Company or a wholly-owned subsidiary of the Company, on the one hand, and one or more wholly-owned subsidiaries of the Company, on the other hand, and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company common stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter);

•	proposal for the issuance by the Company of 20% or more of its equity securities; or

•	proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or 20% or more of the consolidated total assets of the Company and its subsidiaries;

in each case other than the transactions contemplated by the merger agreement or any offer or proposal by Parent or any subsidiary of Parent.

A “superior proposal” means any bona fide written proposal made by a third party after the date of the merger agreement to acquire more than 50% of the equity securities or consolidated total assets of the Company and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (i) on terms which the Board determines in its good faith judgment to be more favorable to the holders of Company common stock than the transactions contemplated by the merger agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and the merger agreement (including any written, binding offer by Parent to amend the terms of the merger agreement, which offer is not revocable prior to the expiration of the four business day period following delivery by the Company of any recommendation change notice with respect to such proposal (provided that Parent may revise its offer in response to any revisions to a superior proposal during such four business day period)) that the Board determines to be relevant and (ii) which the Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Board determines to be relevant.

The Company shall promptly, and in any event within one business day, advise Parent in writing of the Company’s receipt of any written acquisition proposal, including the material terms and conditions of any such acquisition proposal and the identity of the person making any such acquisition proposal. The Company shall promptly, and, in any event, within one business day, provide Parent with copies of all material written requests, proposals or offers, including any proposed agreements (whether or not material) and any material changes to the terms of the acquisition proposal (whether written or oral), received by or made to the Company from any person or group making an acquisition proposal. The Company shall not enter into any confidentiality agreement subsequent to the date of the merger agreement which prohibits the Company from providing to Parent the information required to be provided to Parent pursuant to the merger agreement.

Nothing contained in the merger agreement prohibits the Company, any of its subsidiaries, or the Board from:

•	taking and disclosing to the Company’s shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a company board recommendation change); or

•	making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board, after consultation with outside counsel, failure to so disclose would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

However, in no event may the Board make a Company board recommendation change except to the extent expressly permitted by, and in accordance with, the provisions of the merger agreement described below.

Under the merger agreement, the Company agreed to, and agreed to cause its and its subsidiaries’ directors, officers and senior management, and to direct and cause its other representatives to, except with respect to Parent and Merger Sub:

•	cease immediately all discussions and negotiations that commenced prior to the date of the merger agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	request the prompt return or destruction of all confidential or non-public information previously furnished to any person within the last twelve months for the purpose of evaluating a possible acquisition proposal; and

•	terminate access to any physical or electronic data rooms relating to a possible acquisition proposal.

Restrictions on Changes of Recommendation to Company Shareholders

Under the merger agreement, the Board must submit the merger agreement to the Company’s shareholders for approval and must recommend that the Company’s shareholders vote in favor of approving the merger agreement. Prior to the effective time of the merger:

•	the Board may not (we refer to each of the actions listed in the following three sub-bullets as a Company board recommendation change):

•	fail to include its recommendation in this proxy statement;

•	withhold, withdraw or modify or publicly propose to withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Board’s recommendation to the Company’s shareholders that they approve the merger agreement; or

•	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal.

•	the Company may not, and may not permit any of its subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for a transaction contemplated by any acquisition proposal (other than a confidentiality agreement entered into in the circumstances described above in the section entitled “—Restrictions on Solicitations of Other Offers”).

However, prior to the effective time of the merger, the Board may (i) effect a Company board recommendation change in response to a superior proposal, or (ii) effect a Company board recommendation change (other than the adoption, approval, endorsement or recommendation, or public proposal to adopt, approve, endorse or recommend, any acquisition proposal) in response to an intervening event if (in the case of either (i) or (ii)):

•	the Board has determined in good faith (after consultation with outside counsel) that the failure to effect a Company board recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•	the Company has notified Parent in writing at least four business days prior to taking such action that it intends to effect a Company board recommendation change, describing in reasonable detail the reasons for such Company board recommendation change, which we refer to as a recommendation change notice;

•	if requested by Parent, the Company shall have made available and instructed its representatives to discuss and negotiate with Parent’s representatives any proposed modifications to the terms and conditions of the merger agreement (in a manner that would obviate the need to effect such Company board recommendation change) during the four business day period following delivery by the Company to Parent of such recommendation change notice; and

•	if Parent has delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of the merger agreement during such four business day period, the Board has determined in good faith (after consultation with outside counsel), after giving effect to the terms of any revised offer by Parent, that the failure to effect a Company board recommendation change would still be reasonably likely to be inconsistent with its fiduciary duties under applicable law and, with respect to a Company board recommendation change in response to a superior proposal, the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such initial or revised (as applicable) superior proposal continues to constitute a superior proposal.

If there are any material amendments, revisions or changes to the terms of any such superior proposal (including any revision to the amount, form or mix of consideration the Company’s shareholders would receive as a result of the superior proposal, whether or not material), the Company shall notify Parent of each such amendment, revision or change and the applicable four business day period described above shall be extended until at least two business days after the time that Parent receives notification from the Company of each such amendment, revision or change and the Board shall not make a company board recommendation change prior to the end of any such period as so extended and compliance with the other requirements described above during such period as so extended.

Additional Agreements of the Parties to the Merger Agreement

Proxy Statement; Company Shareholder Approval of the Merger

As promptly as reasonably practicable following the Company’s receipt of notice from the SEC that the SEC has completed its review of this proxy statement (or, if the SEC does not inform the Company that it intends to review this proxy statement on or before the tenth calendar day following the filing of this proxy statement, as promptly as reasonably practicable following such tenth calendar day), the Company is obligated to call, give notice of, convene and hold a special meeting of its shareholders, which we refer to as the special meeting, to consider approval of the merger agreement and the advisory vote required by Rule 14a-21(c) under the Exchange Act.

However, the Board is permitted to adjourn, delay or postpone the special meeting in accordance with applicable law (but not beyond the outside date, which is described below):

•	if the Board has determined in good faith after consultation with outside counsel that the failure to so adjourn, delay or postpone the special meeting would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•	to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the special meeting; or

•	if there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting.

Except to the extent that the Board will have effected a Company board recommendation change in accordance with the merger agreement, the Board must (i) recommend to the Company’s shareholders that they approve the merger agreement and (ii) include such recommendation in this proxy statement.

Listing of Company Common Stock

The Company must use its commercially reasonable efforts to continue the listing of Company common stock on the Nasdaq Stock Market. Each of the parties to the merger agreement agree to cooperate with the other parties to use their reasonable best efforts to take or cause to be taken, all actions necessary to delist the Company’s common stock from the Nasdaq Stock Market as promptly as possible following the effective time of the merger and the deregistration of the Company’s common stock under the Exchange Act, as promptly as practicable after such delisting.

Access to Information

Until the effective time of the merger, the Company and its subsidiaries will afford to Parent and Parent’s representatives reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to certain of its employees and all of its properties, books, contracts and records as Parent may reasonably request, and, during such period, the Company and its subsidiaries will furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its employees, business, properties and assets as Parent may reasonably request, except for certain exceptions. Prior to the closing of the merger, neither Parent nor Merger Sub will (and each will cause its affiliates and representatives not to) contact or communicate with any of the employees (subject to certain exceptions), licensors, customers or suppliers of the Company or any of its subsidiaries, without the prior written consent of the Company, except for certain incidental contacts. The Company will cooperate in good faith with Parent to arrange for an appropriate response to unsolicited outreach to Parent or any of its affiliates or representatives by such licensors, customers or suppliers (which response shall include, at the Company’s request, a representative of the Company). Parent and any of its affiliates or representatives may contact such licensors, customers or suppliers in the ordinary course of business if such contacts are unrelated to the merger agreement and the transactions contemplated thereby.

Legal Conditions to the Merger

Parent, Merger Sub and the Company must each use its reasonable best efforts to:

•	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable;

•	as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its subsidiaries) from any governmental entity or certain third parties in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, except that in no event will Parent, Merger Sub or the Company or any of their respective subsidiaries be required to pay any monies (except for filings or similar fees) or (except, in the case of Parent or Merger Sub, as described below) agree to any material undertaking in connection with any of the foregoing;

•	as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the merger agreement and the merger required under (i) the Exchange Act, and any other applicable federal or state securities laws, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any related governmental request thereunder and (iii) any other applicable law;

•	contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent), which we refer to as a restrictive order, which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement; and

•	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

Parent must propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the effective time of the merger, the surviving corporation, or their respective subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the surviving corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any restrictive order, which would have the effect of preventing or delaying the closing beyond the outside date, provided that neither Parent nor Merger Sub shall be required to take any such action that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Public Disclosure

Except as may be required by law or stock market regulations, Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before making any public statement with respect to the merger or the merger agreement that is not limited to previously approved statements.

Indemnification

From and after the effective time of the merger, Parent and the surviving corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time of the merger, a director, manager or officer of the Company or any of its subsidiaries, who we refer to as an indemnified party, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer, director, manager, employee or agent of the Company or any of its subsidiaries or, while a director, manager or officer of the Company or any of its subsidiaries, is or was serving at the request of the Company or one of its subsidiaries as an officer, director, manager, employee or agent of another entity, in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, in each case to the fullest extent that the Company would have been permitted to do so under applicable law. Each indemnified party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the surviving corporation (without duplication) within ten business days of receipt by Parent or the surviving corporation from the indemnified party of a request for indemnification; provided that any indemnified party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the MBCA or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such indemnified party is not entitled to indemnification under applicable law.

For six years following the effective time of the merger, Parent and the surviving corporation have agreed to maintain provisions in the articles of organization and by-laws of the surviving corporation no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger as contained in the articles of organization and by-laws of the Company in effect on the date of the merger agreement.

The surviving corporation has also agreed to, and Parent has agreed to cause the surviving corporation to, either:

•	maintain in effect for six years from the effective time of the merger the Company’s existing directors’ and officers’ liability insurance policy with respect to matters existing or occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement), so long as the annual premiums would not exceed more than 300% of the current annual premium paid for the Company’s directors’ and officers’ liability insurance policy, which we refer to as the Maximum Premium; or

•	purchase a “tail” policy and maintain such “tail” policy in full force and effect for six years from the effective time of the merger.

Notwithstanding the foregoing, the Company may, prior to the effective time of the merger, elect to purchase its own “tail” policy as long as such “tail” policy does not cost more than the Maximum Premium.

In the event Parent or the surviving corporation or any of their respective successors or assigns (in the case of a transfer of all or substantially all of Parent’s or the surviving corporation’s properties and assets) (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns (in the case of a transfer of all or substantially all of Parent’s or the surviving corporation’s properties and assets) of Parent or the surviving corporation, as the case may be, will expressly assume and succeed to the obligations described above.

If any indemnified party makes any claim for indemnification or advancement of expenses under the indemnification provisions of the merger agreement that is denied by Parent and/or the Company or the surviving corporation, and a court of competent jurisdiction determines that the indemnified party is entitled to such indemnification or advancement of expenses, then Parent, the Company or the surviving corporation will pay the indemnified party’s costs and expenses, including reasonable legal fees and expenses, incurred by the indemnified party in connection with pursuing his or her claims to the fullest extent permitted by law.

Notification of Certain Matters

Prior to the effective time of the merger:

•	the Company must give prompt notice to Parent of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of the Company contained in the merger agreement to be untrue or inaccurate in any manner that would result in the failure of a closing condition;

•	Parent must give prompt notice to the Company of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of Parent or Merger Sub contained in the merger agreement to be untrue or inaccurate in any material respect; and

•	Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any material breach by such person (and, in the case of Parent’s obligation to provide notice, any material breach by Merger Sub) of any covenant or agreement set forth in the merger agreement.

Employee Benefits Matters

For a period of one year following the effective time of the merger or such shorter period as a Company employee remains employed with the Company or its subsidiaries or Parent or any of its affiliates, Parent must provide, or shall cause to be provided, to each Company employee (i) cash compensation (including salary, wages, commissions and annual bonus) no less favorable in the aggregate than the cash compensation provided to such employee immediately before the effective time of the merger and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employee immediately before the effective time of the merger, excluding equity incentive awards.

For all purposes, including vesting, eligibility to participate and level of benefits, under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company employees after the effective time of the merger, each Company employee must, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time of the merger, to the same extent as such Company employee was entitled, before the effective time of the merger, to credit for such service under any similar Company employee plan in which such Company employee participated or was eligible to participate immediately prior to the effective time of the merger, except that the foregoing will not apply to the extent that its application would result in a duplication of benefits or for purposes of benefit accrual under any defined benefit plan.

If any Company employee (who is not otherwise a party to an agreement providing for severance benefits) whose employment is terminated on or prior to the first anniversary of the effective time of the merger under circumstances under which such Company employee would have received severance benefits under the Company severance practices as in effect on the date of the merger agreement, Parent will cause the surviving corporation to provide that such Company employee will be entitled to severance benefits from the surviving corporation that are at least equal to the severance benefits that would have been paid under such circumstances under the Company severance practices as in existence on the date of the merger agreement.

Except for the obligation described in the first paragraph in this section, nothing in the merger agreement prohibits Parent or any of its subsidiaries from amending or terminating (in accordance with any applicable terms), or shall be construed as creating or amending any employee plans of the Company and its subsidiaries or any other compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by the Company, Parent or any of their subsidiaries, including the employee benefit plans of Parent and its subsidiaries providing benefits to any Company employees after the effective time of the merger, and nothing in the merger agreement shall otherwise require Parent or any of its subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the effective time of the merger or to employ any particular person on any particular terms. Notwithstanding the foregoing, no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary with respect to these matters, and employees located outside the United States will be treated instead in accordance with applicable contracts covering them and applicable law.

State Takeover Laws

If any “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation is or may become applicable to any of the transactions contemplated by the merger agreement, the Company, the Board, Parent and Merger Sub, as applicable, each shall use its respective reasonable best efforts to (i) take such actions as are reasonably necessary so that the transactions contemplated under the merger agreement may be consummated as promptly as practicable on the terms contemplated under the merger agreement and (ii) otherwise take all such actions as are reasonably necessary to eliminate the effects of any such statute or regulation on such transactions.

Rule 16b-3

Prior to the effective time of the merger, the Company must take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 under the Exchange Act to be exempt under such rule to the extent permitted by applicable law.

Control of Operations

Without in any way limiting any party’s rights or obligations under the merger agreement, (i) nothing contained in the merger agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the effective time of the merger and (ii) prior to the effective time of the merger, the Company shall exercise, subject to the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ operations.

Security Holder Litigation

In the event that any litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement is brought by any shareholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in the merger agreement (but subject to the following sentence), the Company shall have the right to control the defense and, except as described in this paragraph, settlement of any litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement brought by any shareholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, provided that the Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense, settlement or mooting of any such litigation and the Company shall give due consideration to Parent’s advice with respect to the foregoing. Notwithstanding anything to the contrary contained in the merger agreement, the Company shall not settle or agree to moot or enter into any agreement with respect to the settlement or mootness of any such litigation without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), provided that Parent’s consent shall not be required if the settlement or agreement to moot involves (i) solely the payment of an aggregate amount not to exceed a specified amount and supplemental disclosure (provided that Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any reasonable changes thereto proposed by Parent), (ii) no admission of wrongdoing or liability, (iii) no injunctive or similar relief, (iv) a complete and unconditional release by the named plaintiffs of all defendants in respect of all disclosure claims then pending relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement, and (v) the withdrawal or dismissal of all claims and actions then pending relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement. Each of Parent and the Company shall notify the other promptly of the commencement of any such shareholder litigation of which it has received notice.

Financing

Each of Parent and Merger Sub must use, and must cause its affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing pursuant to the debt commitment letter, which we refer to as the debt financing, and the financing pursuant to the equity commitment letter, which we refer to as the equity financing, on the terms and subject only to the conditions set forth in the debt commitment letter and the equity commitment letter. We refer to the debt financing together with the equity financing as the financing. We refer to the debt commitment letter together with the equity commitment letter as the financing letters. We refer to the lenders and the other persons committing to fund or arrange, or that have otherwise entered into agreements in connection with all or any part of, the debt financing, together with their respective affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives, including in connection with any alternative financing in accordance with the merger agreement, as the debt financing sources. The reasonable best efforts of Parent and Merger Sub mentioned in the first sentence of this paragraph include reasonable best efforts to:

•	maintain in effect and comply with the financing letters;

•	negotiate and enter into definitive agreements with respect to the debt financing on the terms and subject only to the conditions set forth in the debt commitment letter;

•	satisfy (and cause its affiliates to satisfy) on a timely basis all conditions applicable to Parent and its affiliates in the financing letters and the definitive agreements related thereto (or, if necessary or deemed advisable by Parent, seek the waiver of conditions applicable to Parent and Merger Sub contained in such financing letter or such definitive agreements related thereto);

•	consummate the financing at or prior to the closing date of the merger, including using its, and causing its affiliates to use, reasonable best efforts to cause the lenders and the other entities committing to fund the financing to fund the financing at the closing of the merger;

•	enforce its rights under the financing letters and the definitive agreements relating to the financing; and

•	comply with its covenants and other obligations under the financing letters and the definitive agreements relating to the financing.

Parent must not, and must not permit any of its affiliates to, take any action not otherwise required under the merger agreement that could reasonably be expected to result in termination of any of the financing letters. Parent, Merger Sub and the guarantors under the limited guarantee must not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the financing letters or the definitive agreements relating to the financing if such termination, amendment, supplement, modification or waiver could reasonably be expected to:

•	reduce (or could have the effect of reducing) the aggregate amount of the financing;

•	reduce the amount of equity financing unless the debt financing is increased by a corresponding amount no later than the date of such amendment, modification or waiver and, after giving effect thereto, certain representations made by Parent and Merger Sub are true and correct;

•	impose new or additional conditions precedent to the availability of the financing or otherwise expand, amend or modify any of the conditions precedent to the financing, or otherwise expand, amend or modify any other provision of the financing letters in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the financing (or satisfaction of the conditions to the financing) on the closing date of the merger; or

•	adversely impact the ability of Parent, Merger Sub or, with respect to the equity financing, the Company, as applicable, to enforce its rights to cause the financing to be completed pursuant to the financing letters.

Parent must keep the Company generally informed on a current basis and shall provide such details as shall be reasonably requested by the Company of the status of its efforts to arrange the debt financing and provide to the Company drafts of the definitive documents for the debt financing promptly following request, the proposed final definitive agreements for the debt financing not less than two business days prior to the anticipated date of their execution and thereafter complete, correct and executed copies of the material definitive documents for the debt financing. Parent and Merger Sub must give the Company prompt notice:

•	of any breach, default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach), termination, cancellation or repudiation by any party to any of the financing letters or definitive documents related to the financing of which Parent or Merger Sub becomes aware;

•	of the receipt of any written notice or other written communication from any financing source with respect to any (i) breach, default, termination, cancellation or repudiation by any party to any of the financing letters or any definitive document related to the financing of any provisions of the financing letters or any definitive document related to the financing or (ii) material dispute or disagreement between or among any parties to any of the financing letters or any definitive document related to the financing; and

•	of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the financing contemplated by the financing letters on the terms and conditions, in the manner and from the sources contemplated by any of the financing letters or the definitive documents related to the financing (or if at any time for any other reason Parent or Merger Sub believes that it will not be able to obtain all or any portion of the financing contemplated by the financing letters on the terms and conditions, in the manner and from the sources contemplated by any of the financing letters or the definitive documents related to the financing).

As soon as reasonably practicable, but in any event within two business days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub must provide any information reasonably requested by the Company relating to any circumstance referred to in the three bullets immediately above. If any portion of the debt financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the debt commitment letter, and such portion is required to fund the aggregate merger consideration and all fees, expenses and other amounts contemplated to be paid by Parent pursuant to the merger agreement, or Parent becomes aware of any event or circumstance that could reasonably be expected to make any such portion of the debt financing unavailable on the terms and conditions, including any applicable market flex provisions, contemplated by the debt commitment letter, Parent shall promptly notify the Company in writing and Parent and Merger Sub must use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount, together with the equity financing and the available unrestricted cash of the Company and its subsidiaries, sufficient to consummate the transactions contemplated by the merger agreement with conditions not less favorable to Parent and Merger Sub (or their respective affiliates) than the conditions set forth in the debt commitment letter, as promptly as practicable following the occurrence of such event. Parent and Merger Sub shall not be required to accept any such alternate financing if the terms are materially less favorable (taken as a whole) than those contained in the debt commitment letter on the date of the merger agreement.

Prior to the closing date, the Company has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries to provide, to Parent and Merger Sub, in each case at Parent’s sole cost and expense, such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the debt financing, including using reasonable best efforts to:

•	assist Parent in obtaining customary legal opinions, surveys and title insurance as reasonably requested by the debt financing sources and customary for financings similar to the debt financing;

•	assist Parent in facilitating the execution and delivery of one or more credit or other agreements in connection with the debt financing as well as any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other customary closing certificates or documents reasonably requested by the debt financing sources (including a certificate with respect to solvency matters of the Company and its subsidiaries on a consolidated basis) and otherwise reasonably facilitating the pledging of collateral, but in no event shall any of the foregoing be effective until as of or after the closing of the merger;

•	prior to the closing date of the merger, provide such documentation and other information about the Company and each of its subsidiaries as is reasonably requested in writing by the debt financing sources at least ten business days prior to the closing date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

•	arrange for the repayment on the closing date of the merger of any outstanding funded indebtedness of the Company and its subsidiaries from the proceeds of the financing contemplated by the merger agreement and using reasonable best efforts to obtain in respect of such indebtedness customary payoff letters, lien terminations, title transfers and instruments of discharge or transfer relating to any collateral to be delivered at the closing date;

•	furnish Parent, Merger Sub and the debt financing sources, within 40 days after the end of any fiscal quarter ending after the date of the merger agreement that is not a fiscal year end, with the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income and cash flows;

•	furnish Parent, Merger Sub and the debt financing sources, within 60 days after the end of any fiscal year ending after the date of the merger agreement with the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows;

•	furnish Parent, Merger Sub and the debt financing sources, to the extent requested with specificity and in writing, such other pertinent and customary financial and other information as Parent shall reasonably request of a type and form customarily included in marketing materials for a senior secured bank financing or an offering memorandum with respect to a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act of 1933, as amended, as applicable, and subject to exceptions customary for such financings; and

•	furnish Parent, Merger Sub and the debt financing sources, reasonably promptly after the end of each calendar month, preliminary monthly income statements for each of the Company’s Medical Imaging, Ultrasound and Security segments (including preliminary monthly income statements for each of the Computed Tomography, Power/MRI, Motion and Mammography subsegments of the Medical Imaging segment) and a preliminary consolidated Company balance sheet, in each case in such format as provided by the Company to Parent prior to the execution of the merger agreement.

Notwithstanding the foregoing, in no event shall the Company be required to provide:

•	any information regarding any post-closing or pro forma financial statements, post-closing pro forma adjustments desired to be incorporated into any information used in connection with the financing (including any synergies or cost savings), projections, ownership or an as-adjusted capitalization table or any financial statements or information not available to the Company and prepared in the ordinary course of its financial reporting practice;

•	any description of all or any component of the financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, or other information customarily provided by the financing sources or their counsel;

•	risk factors relating to all or any component of the financing;

•	subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X;

•	compensation disclosure and analysis required by Regulation S-K Item 402(b); or

•	other information customarily excluded from a Rule 144A offering memorandum.

The requested cooperation described above must not, in the Company’s reasonable judgment, unreasonably interfere with the ongoing business or operations of the Company and any of its subsidiaries. In no event will the Company or any of its subsidiaries be required to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the financing or any of the foregoing prior to the effective time of the merger. In addition, none of the requested cooperation described above will require any action that would conflict with or violate the Company’s or any of its subsidiaries’ organizational documents or any laws, rules or regulations or result in, prior to the effective time of the merger, the contravention of, or that would reasonably be expected to result in, prior to the effective time of the merger, a violation or breach of, or default under, any contract to which the Company or any of its subsidiaries is a party.

None of the Company or its subsidiaries or their respective officers, directors (with respect to any subsidiary of the Company) or employees will be required to execute or enter into or perform any agreement, certificate or other document with respect to the financing contemplated by the financing letters that is not contingent upon the closing of the merger or that would be effective prior to the closing of the merger and no directors of the Company will be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the financing. Parent must promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and reasonably incurred fees and expenses of the Company’s accounting firms engaged to assist in connection with the financing) incurred by the Company or any of its subsidiaries or any of their respective representatives in connection with the financing, and must indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection therewith.

Parent must, and must cause its affiliates to, refrain from taking, directly or indirectly, any action that could reasonably be expected to result in the failure of any of the conditions contained in the financing letters or in any definitive agreement relating to the financing that are within its control. Parent and Merger Sub have acknowledged and agreed under the merger agreement that, notwithstanding certain of the Company’s obligations under the merger agreement, none of the obtaining of the financing or any permitted alternative financing or the completion of any issuance of securities contemplated by the financing, is a condition to the closing, and have reaffirmed their obligation to consummate the transactions contemplated by the merger agreement irrespective and independently of the availability of the financing or any permitted alternative financing or the completion of any such issuance.

Conditions to the Merger

The obligation of each of the Company, Parent and Merger Sub to consummate the merger is subject to the satisfaction of the following conditions:

•	obtaining the Company shareholder approval;

•	the waiting period (and any extensions thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired, lapsed or been terminated; and

•	no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

The obligation of the Company to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub being true and correct as of the date of the merger agreement and as of the closing date (without giving effect to any qualification as to materiality or parent material adverse effect contained within the merger agreement), as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date, in which case as of such date), except where any failures of any such representations or warranties to be true and correct (without giving effect to any qualification as to materiality or parent material adverse effect as set forth in the representations and warranties contained in the merger agreement) have not had and would not reasonably be expected to have, individually or in the aggregate, a parent material adverse effect;

•	each of Parent and Merger Sub having performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it under the merger agreement on or prior to the closing date of the merger; and

•	receipt of a certificate executed by an executive officer of Parent, dated as of the closing date of the merger, confirming on behalf of Parent and Merger Sub that the conditions set forth in the preceding two bullets have been duly satisfied.

The obligation of Parent and Merger Sub to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the Company’s representation regarding the absence of a Company Material Adverse Effect being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as though made on and as of such date;

•	certain representations and warranties of the Company regarding the Company’s capitalization being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of the merger agreement or of another date, in which case as of such date), except for any de minimis exceptions;

•	certain representations and warranties of the Company regarding organization, authority, Chapters 110C, 110D an 110F of the MGL and brokers being true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on such date (except for representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date, in which case as of such date);

•	all the other representations and warranties of the Company set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained within the merger agreement) as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained within the merger agreement) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	the Company shall have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it under the merger agreement on or prior to the closing date of the merger; and

•	receipt of a certificate by Parent and Merger Sub, signed by the chief executive officer and the chief financial officer of the Company, dated as of the closing date of the merger, confirming on behalf of the Company as to the matters set forth in the immediately preceding five bullets.

Termination

The merger agreement may be terminated and the merger may be abandoned:

•	by mutual written consent of Parent and the Company at any time prior to the effective time of the merger;

•	by either Parent or the Company, if the effective time of the merger has not occurred on or before October 10, 2018, which we refer to as the outside date, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if the failure of such party to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the effective time of the merger to occur on or before the outside date, provided that no party will be permitted to terminate the merger agreement during the two business day notice period referenced in the final bullet in this section entitled “—Termination” (we refer to such a termination described in this bullet as an outside date termination);

•	by either Parent or the Company at any time prior to the effective time of the merger if a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if the failure of such party to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

•	by Parent or the Company if the Company shareholder approval is not obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the approval of the merger agreement was taken (we refer to such a termination as a non-approval termination);

•

by Parent, prior to the effective time of the merger, if (i) the Board has failed to include the Company board recommendation in this proxy statement or has effected a Company board recommendation change; (ii) the Board has approved, endorsed or recommended, or proposed publicly to approve, endorse or recommend, to the shareholders of the Company any alternative acquisition agreement, any acquisition proposal or any superior proposal, and/or permitted the Company to enter into an alternative acquisition agreement related to an acquisition proposal or a superior proposal; (iii) a tender offer or exchange offer for outstanding shares of Company common stock has been commenced and the Board has recommended that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, the Board has failed to recommend against acceptance of such offer (or subsequently withdraws a recommendation against acceptance); or (iv) the Company shall have materially breached the provisions described above in the sections entitled “—Restrictions on Solicitation of Other Offers” and “—Restrictions on Changes of Recommendation to Company Shareholders” (we refer to any such a termination described in this bullet as a trigger event termination);

•	by the Company, at any time prior to the effective time of the merger, in order to effect a Company board recommendation change and enter into a definitive agreement providing for a superior proposal, provided that the Company has complied in all material respects with the provisions described above in the sections entitled “—Restrictions on Solicitation of Other Offers” and “—Restrictions on Changes of Recommendation to Company Shareholders” and pays Parent the Company termination fee (we refer to such a termination as a superior proposal termination);

•	by Parent, prior to the effective time of the merger, if there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of the Company set forth in the merger agreement, which breach, inaccuracy or failure to perform (i) would cause certain closing conditions applicable to Parent and Merger Sub set forth in the merger agreement not to be satisfied, and (ii) is not capable of being cured by the outside date or, if capable of being cured by the outside date, will not have been cured within 20 business days following receipt by the Company of written notice of such breach, inaccuracy or failure to perform from Parent, provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under the merger agreement (we refer to such a termination as a Company breach termination);

•	by the Company, prior to the effective time of the merger, if there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the merger agreement, which breach, inaccuracy or failure to perform (i) would cause certain closing conditions applicable to the Company set forth in the merger agreement not to be satisfied, and (ii) is not capable of being cured by the outside date or, if capable of being cured by the outside date, will not have been cured within 20 business days following receipt by Parent of written notice of such breach, inaccuracy or failure to perform from the Company, provided that the Company is not then in material breach of any representation, warranty or covenant under the merger agreement (we refer to such a termination as a Parent breach termination); or

•	by the Company if the closing conditions applicable to Parent have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the effective time of the merger, but subject to such conditions being reasonably capable of being satisfied at such time) and, for any reason, Merger Sub shall have failed to consummate the closing within two business days after the date the closing was required to have occurred pursuant to the merger agreement (we refer to such a termination as a financing termination).

In the event of termination of the merger agreement as provided above, the merger agreement will immediately become void and there shall be no liability or obligation on the part of Parent, the Company, Merger Sub or their respective representatives, shareholders or affiliates; except that, subject to certain limitations,

•	any such termination will not relieve any party from liability for any fraud (as such term is defined in the merger agreement) or willful breach; and

•	certain provisions, including those related to confidentiality, fees and expenses, defined terms and miscellaneous matters, certain provisions regarding expense reimbursement and indemnification, the confidentiality agreement between Parent and the Company and the guarantee, will remain in full force and effect and survive any termination of the merger agreement.

A “willful breach” means a material breach of any covenant or agreement set forth in the merger agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach.

Termination Fees

The Company will pay Parent a termination fee equal to $34,800,000 in cash in the event that the merger agreement is terminated:

•	by Parent by means of a trigger event termination;

•	by the Company by means of a superior proposal termination; or

•	(i) by either Parent or the Company, prior to receipt of the Company shareholder approval, by means of an outside date termination, (ii) by Parent or the Company as a result of a non-approval termination, or (iii) by Parent as a result of a Company breach termination arising from a material breach of the Company’s covenants, if (in each of the preceding clauses (i), (ii) and (iii)):

•	before the date of such termination, an acquisition proposal has been publicly announced and not withdrawn at least two business days prior to the earlier of the date of such termination and the outside date;

•	at the time of the termination, the Company shall not have been entitled to terminate the merger agreement by means of a financing termination; and

•	within twelve months after the date of such termination, any acquisition proposal is consummated or a definitive agreement with respect to any acquisition proposal is entered into and such acquisition proposal is thereafter consummated (provided that, for these purposes, the references to “20%” and “80%” in the definition of “acquisition proposal” are deemed to be references to “50%”).

Parent will pay the Company a termination fee equal to $64,200,000 in the event that the merger agreement is terminated:

•	by the Company, prior to the effective time of the merger, by means of a parent breach termination; or

•	by the Company, by means of a financing termination.

In no event will the Company or Parent be required to pay a termination fee on more than one occasion.

If the Company or Parent fails to timely pay any amount described above and, in order to obtain the payment, the other party commences a suit, action or proceeding which results in a judgment against the other party for the payment set forth above, such paying party will pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, action or proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

If the Company terminates the merger agreement and receives full payment of the Parent termination fee, together with any reimbursement of any applicable expenses pursuant to certain provisions of the merger agreement, the receipt of the Parent termination fee and such reimbursement will be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Company or any of its affiliates or any other person or entity in connection with the merger agreement (and the termination of the merger agreement), the financing letters or the limited guarantee, any of the transactions contemplated thereby (or the abandonment or termination thereof), or any matter forming the basis for such termination, and none of the Company or any of its affiliates or any other person or entity will be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub, the fund guarantors, any of their respective affiliates, or any former, current or future general or limited partners, equityholders, financing sources, managers, members, directors or officers of any of the foregoing, arising out of or in connection with the merger agreement, the financing letters or the limited guarantee, any of the transactions contemplated by the merger agreement (or the abandonment or termination thereof) or any matters forming the basis for such termination.

If Parent receives full payment of the Company termination fee pursuant to the provisions described above, together with any reimbursement of applicable expenses pursuant to certain provisions of the merger agreement, the receipt of the Company termination fee and such reimbursement will be the sole and exclusive remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective affiliates or any other person or entity in connection with the merger agreement (and the termination of the merger agreement), the transactions contemplated by the merger agreement (and the abandonment or termination of any of the transactions contemplated by the merger agreement) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective affiliates or any other person or entity will be entitled to bring or maintain any claim, action or proceeding against the Company and its subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or affiliates, arising out of or in connection with the merger agreement, any of the transactions contemplated thereby or any matters forming the basis for such termination.

Amendment; Extension; Waiver; Procedures

Amendment

The merger agreement may be amended by the parties to the merger agreement by action taken or authorized by their respective boards of directors to the extent permitted by law, provided that following receipt of the Company shareholder approval, no amendment shall be made that is prohibited by Section 11.02(e) of the MBCA or that by law or rule or regulation of any stock exchange requires further approval by the shareholders of the Company without such further approval. The merger agreement may not be amended except by an instrument in writing, signed on behalf of each of the parties to the merger agreement. Certain sections of the merger agreement and certain definitions contained within the merger agreement may not be modified or amended in a manner that is adverse in any respect to any debt financing source without the prior written consent of such debt financing source.

Extension; Waiver

At any time prior to the effective time of the merger, the parties to the merger agreement, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant the merger agreement and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver will not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.

Procedure for Termination, Amendment, Extension or Waiver

A termination, amendment, modification, supplement, extension or waiver of the merger agreement will, in order to be effective, require action by the respective board of directors of the applicable parties or the duly authorized designee of its board of directors.

Specific Performance

Under the merger agreement, the parties thereto have acknowledged and agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement.

Governing Law; Submission to Jurisdiction

The merger agreement is governed by the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts. Except for suits, actions or proceedings against a debt financing source, each of the parties to the merger agreement has consented to submit itself to the exclusive personal jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts or, if that court does not have jurisdiction, a federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to the merger agreement or any of the transactions contemplated by the merger agreement.

Each of the parties has agreed that:

•	it will not bring or support any person or entity in any suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any debt financing source in any way relating to the merger agreement or any of the transactions contemplated by the merger agreement, including any dispute arising out of or relating in any way to the debt commitment letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; and

•	except as specifically set forth in the debt commitment letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the debt financing sources in any way relating to the debt commitment letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Required Vote; Board Recommendation

The vote on this proposal to approve the merger agreement is a vote separate and apart from the vote on the nonbinding advisory proposal regarding “golden parachute” compensation and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. Accordingly, you may vote “FOR” either or both of the nonbinding advisory proposal regarding “golden parachute” compensation and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and vote “AGAINST” or “ABSTAIN” for this proposal to approve the merger agreement.

The approval of this proposal to approve the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of Company common stock that are that are issued and outstanding as of the record date.

The Board unanimously recommends that you vote “FOR” approval of the proposal to approve the merger agreement.

AMENDMENT TO COMPANY BY-LAWS

On April 10, 2018, the Board adopted an amendment, which we refer to as the by-law amendment, to our by-laws. The by-law amendment, which was effective upon adoption by the Board, establishes that the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of, or a claim based on, breach of a fiduciary duty owed by any current or former director, officer, employee, agent or shareholder (including a beneficial owner of stock) of the Company to the Company or the Company’s shareholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the Massachusetts Business Corporation Act, the Company’s articles of organization or the Company’s by-laws (as each may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall, in all cases subject to such court’s having personal jurisdiction over the indispensable parties named as defendants, be the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts (or, if and only if the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts lacks jurisdiction, another Massachusetts state court located in Suffolk or Norfolk County, or, if and only if all such state courts lack jurisdiction, the federal district court for the District of Massachusetts, Eastern Division, or, if and only if the federal district court for the District of Massachusetts, Eastern Division is an inappropriate division, then another division of the federal district court for the District of Massachusetts).

NONBINDING ADVISORY PROPOSAL REGARDING “GOLDEN PARACHUTE” COMPENSATION (PROPOSAL TWO)

In accordance with Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act, we are providing shareholders with the opportunity to cast a nonbinding advisory vote with respect to certain payments that may be made to our named executive officers in connection with the merger, or “golden parachute” compensation, as reported on the Golden Parachute Compensation table on page [—].

Accordingly we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement entitled ‘The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation’ including the associated narrative discussion, is hereby approved.”

The vote on this proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. Accordingly, you may vote “FOR” either or both of the proposal to approve the merger agreement and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and vote “AGAINST” or “ABSTAIN” for this nonbinding advisory proposal regarding “golden parachute” compensation (and vice versa).

Because your vote is advisory, it will not be binding upon the Company, the Board, the Board’s Compensation Committee, Parent or any affiliate of Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger agreement is approved by the shareholders and the merger is completed, the “golden parachute” compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of such compensation.

The approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the special meeting and voting on such proposal.

The Board unanimously recommends that you vote “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation.

AUTHORITY TO ADJOURN THE SPECIAL MEETING (PROPOSAL THREE)

We will ask our shareholders to vote only on this Proposal Three and not on the proposal to approve the merger agreement or the nonbinding advisory proposal regarding “golden parachute” compensation, if the Board determines to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

In this proposal, we are asking our shareholders to approve a proposal to authorize the Board, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If our shareholders approve the adjournment of the special meeting, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against approval of the merger agreement.

The vote on this proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement and the nonbinding advisory proposal regarding “golden parachute” compensation. Accordingly, you may vote “FOR” either or both of the proposal to approve the merger agreement and the nonbinding advisory proposal regarding “golden parachute” compensation and vote “AGAINST” or “ABSTAIN” for the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement (and vice versa).

The approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the special meeting and voting on such proposal.

The Board unanimously recommends that you vote “FOR” approval of the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the Nasdaq Stock Market under the trading symbol “ALOG.” The following table sets forth the high and low sales prices of the Company common stock, as reported by the Nasdaq Stock Market, for each quarterly period indicated.

	High	Low
Fiscal 2016
First Quarter	$88.52	$76.69
Second Quarter	90.70	71.74
Third Quarter	81.29	68.71
Fourth Quarter	86.55	77.26

Fiscal 2017
First Quarter	$94.39	$80.05
Second Quarter	95.85	75.05
Third Quarter	84.75	69.65
Fourth Quarter	76.40	66.00

Fiscal 2018
First Quarter	$87.25	$68.37
Second Quarter	89.50	79.05
Third Quarter through April 27, 2018	101.80	75.00

The closing price per share of the Company’s common stock on June 7, 2017, the day after the Company reported quarterly earnings for the third quarter of fiscal 2017 and announced the launch of a strategic review process, was $67.45. On June 6, 2017, the last trading day prior to this announcement, the closing price per share of the Company’s common stock was $74.60. On April 10, 2018, the last full trading day prior to the announcement of the Company’s entry into the merger agreement, the closing price per share of the Company’s common stock was $96.05. On April 27, 2018, the closing price per share of the Company’s common stock was $83.15. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

The Company has historically paid regular quarterly cash dividends on its common stock. The Company most recently paid a cash dividend on March 26, 2018 of $0.10 per share. In connection with the transactions contemplated by the merger agreement, the Company has agreed to suspend the payment of its regular quarterly dividend.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock held as of April 27, 2018 by (1) each person beneficially owning more than 5% of the outstanding shares of our common stock; (2) each director of the Company; (3) each of our named executive officers; and (4) all of our current directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
5% Shareholders	1,656,666	(1)	13.3%
BlackRock, Inc. (1)
55 East 52nd Street
New York, New York 10055
The Vanguard Group (2)	1,183,678	(2)	9.5%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Dimensional Fund Advisors (3)	904,514	(3)	7.2%
6300 Bee Cave Road, Bldg. One
Austin, Texas 78746
Wells Fargo & Company (4)	711,120	(4)	5.7%
420 Montgomery Street
San Francisco, CA 94163
Advisory Research Inc.	687,152	(5)	5.5%
180 N. Stetson Ave., Suite 5500
Minneapolis, MN 55402

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors			*
Bernard C. Bailey	2,282		*
	12,757	(6)	*
Jeffrey P. Black	3,941		*
	12,522	(6)	*
James J. Judge	10,000	(7)	*
	13,186	(6)	*
Michael T. Modic	10,000	(7)	*
	15,868	(6)	*
Stephen A. Odland	4,576		*
Fred B. Parks	13,908	(6)	*
	11,742		*
Joseph E. Whitters	1,460	(6)	*

Named Executive Officers
Michael J. Bourque	990		*
Mervat Faltas	14,645	(8)	*
John J. Fry	43,773	(9)	*
James P. Ryan	2,354	(10)	*
Mark T. Frost	1,442	(11)	*
James W. Green	25,837	(12)	*
All Current Directors and Executive Officers as a Group (11 persons)	171,650	(13)	1.4%

*	Less than 1%
(1)	Based solely on a Schedule 13G/A filed with the SEC on January 29, 2018, which presents information as of December 31, 2017.
(2)	Based solely on a Schedule 13G/A filed with the SEC on February 7, 2018, which presents information as of December 31, 2017. These shares are owned by various individual and institutional investors for which The Vanguard Group serves as investment advisor with sole voting power as to 13,988 shares, shared voting power as to 2,300, sole dispositive power as to 1,168,490, and shared dispositive power as to 15,188 shares. For purposes of the reporting requirements of the Exchange Act, The Vanguard Group is deemed to be a beneficial owner of such securities; however, The Vanguard Group expressly disclaims beneficial ownership of such securities.
(3)	Based solely on a Schedule 13G filed with the SEC on February 9, 2018, which presents information as of December 31, 2017. Dimensional Fund Advisors LP is deemed to be a beneficial owner of such securities; however, Dimensional Fund Advisors LP expressly disclaims beneficial ownership of such securities.
(4)	Based solely on a Schedule 13G filed with the SEC on January 29, 2018, which presents information as of December 31, 2017. These shares are owned by various individual and institutional investors for which Wells Fargo & Company serves as investment advisor with sole voting power as to 29,715 shares, shared voting power as to 219,320 shares, sole dispositive power as to 29,715 shares, and shared dispositive power as to 681,405 shares. For purposes of the reporting requirements of the Exchange Act, Wells Fargo & Company is deemed to be a beneficial owner of such securities; however, Wells Fargo & Company expressly disclaims beneficial ownership of such securities.
(5)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2018, which presents information as of December 31, 2017. Advisory Research Inc. has sole voting power as to 422,728 shares and sole dispositive power as to 687,152 shares.
(6)	Consists of deferred stock units, which we refer to as DSUs, which are payable in common stock upon the termination of service of the holder as a director. The value of a DSU is, at any given time, equal to the then-current value of a share of our common stock.
(7)	Includes 10,000 shares issuable upon exercise of options exercisable within 60 days after April 13, 2018.
(8)	Includes 5,116 shares issuable upon exercise of options exercisable within 60 days after April 13, 2018.
(9)	Includes 25,572 shares issuable upon exercise of options exercisable within 60 days after April 13, 2018.
(10)	Mr. Ryan resigned as Senior Vice President, Security Detection and Power Technologies effective February 7, 2018. Share ownership is based solely on a Form 4 filed by Mr. Ryan on January 24, 2018.
(11)	Mr. Bourque replaced Mr. Frost as Senior Vice President, Chief Financial Officer and Treasurer effective July 13, 2017. Share ownership is based solely on the Form 4 filed by Mr. Frost on December 14, 2016.
(12)	Dr. Parks replaced Mr. Green as President, Chief Executive Officer and director effective October 31, 2016. Share ownership is based solely on the Form 4 filed by Mr. Green on November 2, 2016.
(13)	Includes 50,688 shares issuable upon exercise of options exercisable within 60 days after April 13, 2018 and 69,701 DSUs.

APPRAISAL RIGHTS

Under the provisions of Part 13 of the MBCA, a shareholder of a Massachusetts corporation is entitled to appraisal rights, and payment of the fair value of his, her or its shares, in the event of certain corporate actions. Appraisal rights offer shareholders the ability to demand payment in cash of the fair value of their shares in the event they are dissatisfied with the consideration that they are to receive in connection with the corporate action. Under Section 13.02(a)(1) of the MBCA, shareholders of a Massachusetts corporation generally are entitled to appraisal rights in the event of a merger, but such rights are subject to certain exceptions. Under the MBCA, the Company is required to state whether it has concluded that Company shareholders are, are not or may be entitled to assert appraisal rights. The Company has concluded that Company shareholders may be entitled to appraisal rights.

An exception set forth in Section 13.02(a)(1) of the MBCA generally provides that shareholders are not entitled to appraisal rights in a merger in which shareholders already holding marketable securities receive cash and/or marketable securities of the surviving corporation in the merger and no director, officer or controlling shareholder has an extraordinary financial interest in the transaction. As of the date of this proxy statement, this provision has not been the subject of judicial interpretation. We reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger and to assert the applicability of the foregoing exception. We also reserve the right to raise such additional arguments, if any, we may have in opposition to appraisal.

Any shareholder who believes that he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Part 13 of the MBCA, a copy of which is attached to this proxy statement as Annex C, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which shareholders may be entitled. To the extent any shareholder seeks to assert appraisal rights but is determined by a court not to be entitled to such appraisal rights (or was entitled to exercise such appraisal rights but failed to take all necessary action to perfect them or effectively withdraws or loses them), such shareholder will be entitled to receive the merger consideration, without interest.

Under the MBCA, shareholders who perfect their rights to appraisal in accordance with Part 13 of the MBCA and do not thereafter withdraw their demands for appraisal or otherwise lose their appraisal rights, in each case in accordance with the MBCA, will be entitled to demand payment of the “fair value” of their shares of Company common stock, together with interest, each as determined under Part 13 of the MBCA. The fair value of the shares is the value of the shares immediately before the effective time of the merger, excluding any element of value arising from the expectation or accomplishment of the merger, unless exclusion would be inequitable. Shareholders should be aware that the fair value of their shares of Company common stock as determined by Part 13 of the MBCA could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

Shareholders who wish to exercise appraisal rights or to preserve their right to do so should review the following discussion and Part 13 of the MBCA carefully. Shareholders who fail to timely and properly comply with the procedures specified will lose their appraisal rights. If a broker, bank or other nominee holds your shares of Company common stock and you wish to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the MBCA, you will lose any right to demand appraisal of your shares. You should note that a vote in favor of the merger agreement will result in the waiver of any right that you would otherwise have to demand payment for your shares under the appraisal rights provisions of the MBCA.

A shareholder who wishes to assert appraisal rights must deliver written notice of such shareholder’s intent to demand payment to the Company’s principal offices at the following address: 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: Secretary. If the Company does not receive a shareholder’s written notice of intent to demand payment prior to the vote at the special meeting of shareholders, or if such shareholder votes, or causes or permits to be voted, his, her or its shares of Company common stock in favor of approval of the merger agreement, such shareholder will not be entitled to any appraisal rights under the provisions of the MBCA and will instead only be entitled to receive the merger consideration. The submission of a proxy card voting “against” or “abstaining” on the merger agreement proposal will not constitute sufficient notice of a shareholder’s intent to demand appraisal rights to satisfy Part 13 of the MBCA.

Only a holder of record of shares of Company common stock may exercise appraisal rights. Except as described below, a shareholder may assert appraisal rights only if such shareholder seeks such rights with respect to all of his, her or its shares. A record shareholder may assert appraisal rights as to fewer than all the shares registered in his, her or its name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the Company in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name will be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

If the merger is completed, Part 13 of the MBCA requires the Company to deliver a written appraisal notice to all shareholders who satisfied the requirements described above. The appraisal notice must be sent by the Company no earlier than the date the merger becomes effective and no later than 10 days after such date. The appraisal notice must include a copy of Part 13 of the MBCA and a certification form that specifies the date of the first announcement to Company shareholders of the principal terms of the merger and requires the shareholder asserting appraisal rights to certify (1) whether or not beneficial ownership of the shares for which appraisal rights are asserted was acquired before the announcement date and (2) that the shareholder did not vote in favor of the merger agreement. The appraisal notice also must state:

•	the date by which the Company must receive the certification form, which may not be fewer than 40 nor more than 60 days after the date the appraisal notice and certification form are sent to shareholders demanding appraisal, and that the shareholder waives the right to demand appraisal with respect to the shares unless the Company receives the certification form by such date;

•	where the certification form must be sent and where certificates for certificated shares must be deposited and the date by which the certificates must be deposited;

•	the Company’s estimate of the fair value of the shares;

•	that, if requested by the shareholder in writing, the Company will provide the number of shareholders who return certification forms by the due date and the total number of shares owned by them; and

•	the date by which the notice to withdraw a demand for appraisal must be received.

Once a shareholder deposits his, her or its certificates or, in the case of uncertificated shares, returns the executed certification form, the shareholder loses all rights as a shareholder unless the shareholder withdraws from the appraisal process by notifying the Company in writing by the withdrawal deadline. A shareholder who does not withdraw from the appraisal process in this manner may not later withdraw without the Company’s written consent. A shareholder who does not execute and return the form (and in the case of certificated shares, deposit such shareholder’s share certificates) by the due date will not be entitled to payment under Part 13 of the MBCA.

Part 13 of the MBCA provides for certain differences in the rights of shareholders exercising appraisal rights depending on whether their shares are acquired before or after the announcement of a merger. Except with respect to shares acquired after the announcement date of April 10, 2018, the Company must pay in cash to those shareholders who are entitled to appraisal rights and have complied with the procedural requirements of Part 13 of the MBCA, the amount that the Company estimates to be the fair value of their shares, plus interest. Interest accrues from the effective time of the merger until the date of payment, at the average rate currently paid by the

Company on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. This payment must be made by the Company within 30 days after the due date of the certification form, and must be accompanied by:

•	recent financial statements of the Company;

•	a statement of the Company’s estimate of the fair value of the shares, which estimate must equal or exceed the Company’s estimate given in the appraisal notice; and

•	a statement that shareholders who complied with the procedural requirements have the right, if dissatisfied with such payment, to demand further payment as described below.

A shareholder who has been paid the Company’s estimated fair value and is dissatisfied with the amount of the payment must notify the Company in writing of his, her or its estimate of the fair value of the shares and demand payment of that estimate plus interest, less the payment already made. A shareholder who fails to notify the Company in writing of his, her or its demand to be paid such shareholder’s stated estimate of the fair value plus interest within 30 days after receiving the Company’s payment waives the right to demand further payment and will be entitled only to the payment made by the Company based on the Company’s estimate of the fair value of the shares.

The Company may withhold payment from shareholders who are entitled to appraisal rights but did not certify that beneficial ownership of all of such shareholder’s shares for which appraisal rights are asserted was acquired before the announcement date. If the Company elects to withhold payment, it must provide such shareholders notice of certain information within 30 days after the due date of the certification form, including the Company’s estimate of fair value and the shareholder’s right to accept the Company’s estimate of fair value, plus interest, in full satisfaction of the shareholder’s demand. Those shareholders who wish to accept the offer must notify the Company of their acceptance within 30 days after receiving the offer. Within 10 days after receiving a shareholder’s acceptance, the Company must pay in cash the amount it offered in full satisfaction of the accepting shareholder’s demand.

A shareholder offered payment who is dissatisfied with that offer must reject the offer and demand payment of his, her or its stated estimate of the fair value of such shareholder’s shares, plus interest. A shareholder who fails to notify the Company in writing of his, her or its demand to be paid his, her or its stated estimate of the fair value plus interest within 30 days after receiving the Company’s offer of payment waives the right to demand payment and will be entitled only to the payment offered by the Company based on the Company’s estimate of the fair value of the shares. Those shareholders who do not reject the Company’s offer in a timely manner will be deemed to have accepted the Company’s offer, and the Company must pay to them in cash the amount it offered to pay within 40 days after sending the offer.

If a shareholder makes a demand for payment which remains unsettled, the Company must commence an equitable proceeding in the Superior Court of the Commonwealth of Massachusetts, within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Company does not commence the proceeding within the 60-day period, it must pay in cash to each shareholder the amount such shareholder demanded, plus interest. The Company must make all shareholders whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties must be served with a copy of the petition. Each shareholder made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the Company to the shareholder for such shares or (2) the fair value, plus interest, of the shareholder’s shares for which the Company elected to withhold payment.

The court in an appraisal proceeding must determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court must assess any costs against the Company, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

•	against the Company and in favor of any or all shareholders demanding appraisal if the court finds the Company did not substantially comply with its requirements under Part 13 of the MBCA; or

•	against either the Company or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the Company, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited. To the extent the Company fails to make a required payment pursuant to Part 13 of the MBCA, the shareholder may sue directly for the amount owed and, to the extent successful, will be entitled to recover from the Company all costs and expenses of the suit, including counsel fees.

The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by the full text of Part 13 of the MBCA, which is attached to this proxy statement as Annex C. Shareholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is consummated, the Company common stock will be delisted from the Nasdaq Stock Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Company common stock.

CONDUCT OF OUR BUSINESS IF THE MERGER IS NOT COMPLETED

In the event that the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any consideration from Parent or Merger Sub for their shares of Company common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the Nasdaq Stock Market and our shareholders would continue to be subject to the same risks and opportunities to which they currently are subject with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of Company common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. If the merger is not completed, our business could be disrupted, including our ability to retain and hire key personnel, potential adverse reactions or changes to our business relationships and uncertainty surrounding our future plans and prospects.

Pursuant to the merger agreement, under certain circumstances, we are permitted to terminate the merger agreement and to accept a superior proposal. See “The Merger Agreement—Termination” beginning on page [—].

Pursuant to the merger agreement, under certain circumstances, if the merger is not completed, we may be obligated to pay Parent a termination fee or Parent may be obligated to pay us a termination fee. See “The Merger Agreement—Termination Fees” beginning on page [—].

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Shareholder Proposals

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders of the Company. However, if the merger is not consummated, we expect to hold our 2019 annual meeting of shareholders, which we refer to as the 2019 annual meeting, in December 2018, although the Company reserves the right to delay its annual meeting as may be permitted under applicable law. Any shareholder nominations or proposals for other business intended to be presented at our 2019 annual meeting must be submitted to the Company as set forth below.

If the merger is not consummated and we hold our 2019 annual meeting within 30 days before or after the date of our 2018 annual meeting of shareholders, under SEC rules, a shareholder who intends to present a proposal, including nomination of a director, at our 2019 annual meeting and who wishes the proposal to be included in the proxy statement and proxy card for that meeting, must submit the proposal in writing to: Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary, not later than July 9, 2018. SEC rules set standards for the types of shareholder proposals and the information that must be provided by the shareholder making the request.

A shareholder who intends to present a proposal for action at the 2019 annual meeting may seek to have his or her proposal included in our proxy materials for that meeting by notifying us of such intention and furnishing the text of the proposal to us. Such notice must also include the shareholder’s address and statement of the number of shares of common stock held of record or beneficially by such shareholder and the date or dates upon which such shares were acquired, and must be accompanied by documentary support for a claim of beneficial ownership. The proposal must satisfy the conditions established by the SEC for proposals to be considered for possible inclusion in the proxy materials relating to the 2019 annual meeting. To have a proposal considered for inclusion in the proxy materials for the 2019 annual meeting, a shareholder must give the notice mentioned above and submit his or her proposal no later than July 9, 2018, provided that if the 2019 annual meeting is not held within 30 days before or after the anniversary date of the 2018 annual meeting, the deadline for submitting proposals is a reasonable time before we begin to print and send our proxy materials. The notice and text should be sent to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

Our by-laws provide that, in order for a shareholder to make nominations for the election of the directors, a shareholder must deliver notice of such nominations to the Secretary not less than 90 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder must be so delivered and received by the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Any such notice must set forth the information required by our by-laws, including certain information about the shareholder making the nomination and certain information about the person nominated for election. Shareholder nominations for election at the 2019 annual meeting of shareholders must be submitted no later than September 2, 2018.

Shareholders Sharing the Same Address

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of this proxy statement may have been sent to multiple shareholders in a household. We will promptly deliver a separate copy of our proxy statement to you if you write, call or email us at: Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary; telephone number: 978-326-4000. If a shareholder wishes to receive separate copies of our proxy statement in the future, or if a shareholder is receiving multiple copies and would like to receive only one copy per household, the shareholder should contact his, her, or its bank, broker, or other nominee record holder. Alternatively, the shareholder may contact us at the above-referenced address or telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors section of our website, www.analogic.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended July 31, 2017 (filed with the SEC on September 26, 2017);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2018 (filed with the SEC on March 7, 2018);

•	Current Reports on Form 8-K filed with the SEC on September 20, 2017, October 18, 2017, December 6, 2017 (with respect to Item 5.07), January 26, 2018, April 10, 2018 and April 30, 2018; and

•	Definitive Proxy Statement for our 2018 annual meeting of shareholders filed with the SEC on November 2, 2017.

Any person, including any beneficial owner of shares of Company common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to our Secretary at the Company’s address, which is Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, telephone (978) 326-4000; or from our proxy solicitor, Georgeson (toll-free at (866) 431-2105); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SUBSEQUENT TO THAT DATE DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ANALOGIC CORPORATION,

AC MERGER SUB, INC.

and

ANLG HOLDING COMPANY, INC.

Dated as of April 10, 2018

Page
10.12	Disclosure Schedule	A-64
10.13	Parent Guarantee	A-64
10.14	Waiver of Jury Trial	A-64
10.15	Debt Financing Sources Provisions	A-64

Exhibit A Form of Articles of Organization of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this 10th day of April, 2018, by and among ANLG Holding Company, Inc., a Delaware corporation (the “Parent”), AC Merger Sub, Inc., a Massachusetts corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and Analogic Corporation, a Massachusetts corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that the Merger Sub, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MBCA, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) being converted in the Merger into the right to receive $84.00 per share, without interest thereon and subject to Section 2.5 (the “Merger Consideration”);

WHEREAS, the Company Board has as of the date hereof unanimously (i) determined that this Agreement and the Merger are in the best interests of the Company; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement be submitted to the Company’s shareholders for approval; and (v) resolved to recommend approval of this Agreement by the Company’s shareholders;

WHEREAS, the respective boards of directors of the Parent and the Merger Sub have adopted, approved and declared it advisable for the Parent and the Merger Sub to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the parties identified as a “Guarantor” in the Guarantee (each, a “Guarantor”) is entering into the Guarantee with respect to certain obligations of the Parent and the Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Merger Sub and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, the Merger Sub shall merge with and into the Company at the Effective Time.

1.2 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parent, the Merger Sub and the Company shall cause articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) to be duly prepared, executed and acknowledged in accordance with the relevant provisions of the MBCA and filed with the Secretary of State. The Merger shall become effective upon the due filing of the Articles of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Articles of Merger (the “Effective Time”).

1.3 Closing. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VII, the Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 as soon as practicable (but in any event no later than the second Business Day) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement; provided, that if the Interim Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VII at such time, the Closing shall occur instead on the earliest of (a) any Business Day during the Interim Period as may be specified by the Parent on not less than three Business Days’ prior written notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing), (b) the first Business Day immediately following the final Business Day of the Interim Period or (c) such other time, date or place as is agreed to in writing by the Parent and the Company.

1.4 Effects of the Merger. At the Effective Time (a) the separate existence of the Merger Sub shall cease, the Merger Sub shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger and (b) the articles of organization of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, until further amended in accordance with the MBCA, subject to Section 6.7(b). In addition, subject to Section 6.7(b), the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of the Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the MBCA. The Merger shall have the effects set forth in Section 11.07 of the MBCA and in this Agreement.

1.5 Directors and Officers of the Surviving Corporation. The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the articles of organization and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.

ARTICLE II

TREATMENT OF COMPANY SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Merger Sub, the Parent or the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(a) Capital Stock of the Merger Sub. Each share of the common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Parent-Owned Stock. Any shares of Company Common Stock owned by any Subsidiary of the Company, the Parent, the Merger Sub or any other Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2 each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) in accordance with the provisions of Section 2.2.

(d) Adjustments to Merger Consideration. Subject to the limitations set forth in Section 5.1(a) and Section 5.1(b) below, the Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall engage the Paying Agent pursuant to an agreement reasonably acceptable to the Company. Immediately prior to the Effective Time, the Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, the Payment Fund (it being understood and agreed that Parent may elect to use the available unrestricted cash of the Company and its Subsidiaries to fund a portion of the Payment Fund at the Closing). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that, from and after the Effective Time, the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 2.2(e). In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.2(b), including any such diminishment as a result of investment losses, the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b) Exchange Procedures.

(i) Promptly (and in any event within three (3) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Uncertificated Shares shall upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) be promptly paid the Merger Consideration pursuant to, and in accordance with, the terms of this Agreement in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled.

(c) Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Parent that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1(c), without any interest thereon.

(d) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.2(e).

(e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.2 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

(f) No Liability. To the extent permitted by applicable law, none of the Parent, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by the Parent with respect to Merger Consideration in excess of $35,000, the posting by such Person of a bond in such reasonable and customary amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

2.3 Company Stock Plans.

(a) Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall vest in full and automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(b) Effective as of immediately prior to the Effective Time, each Company RSU that is then outstanding and unvested shall vest in full and automatically be canceled and converted into the right to receive from the Company an amount of cash from the Company equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company RSU multiplied by (ii) the Merger Consideration.

(c) Effective as of immediately prior to the Effective Time, each Company PSU that is then outstanding and unvested shall vest with respect to the number of shares of Company Common Stock that would have been earned under such Company PSU based on the methodology set forth in the applicable Company PSU award agreement (as in effect on the date hereof) and in Section 2.3 of the Company Disclosure Schedule (the “Number of Vested PSUs”) and shall automatically be canceled and converted into the right to receive from the Company an amount of cash from the Company equal to the product of (i) the Number of Vested PSUs multiplied by (ii) the Merger Consideration.

(d) The Parent shall (i) cause the Company and the Surviving Corporation, as applicable, to make the payments (without interest) contemplated by the foregoing Section 2.3(a), Section 2.3(b) and Section 2.3(c) as promptly as practicable (and in any event within five (5) Business Days) after the Effective Time, and (ii) cause the Company and the Surviving Corporation, as applicable, to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 2.3(a), Section 2.3(b) and Section 2.3(c).

(e) As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options, Company RSUs or Company PSUs a letter describing the treatment of and payment for such equity awards pursuant to this Section 2.3 and providing instructions for use in obtaining payment therefor. The Company shall provide the Parent with a reasonable opportunity to review the notices described in this Section 2.3(e) in advance of providing said notices and the Company shall consider in good faith any reasonable comments provided by the Parent to the Company.

(f) If the Effective Time occurs on or before the last business day of a Payment Period (as such term is defined in the Company ESPP) in effect as of the date of this Agreement and there are options then outstanding with respect to such Payment Period, the Company Board shall, prior to the Effective Time, take such actions as are necessary to provide that all outstanding options shall be cancelled as of the Closing Date, provided that notice of such cancellation shall be given to each holder of an option, and each holder of an option shall have the right to exercise such option in full on the Closing Date (or, if not practicable, on the Business Day immediately preceding the Closing Date) based on payroll deductions then credited to his or her account as of a date determined by the Company Board, which date shall not be less than ten (10) days preceding the Closing Date. If the Effective Time occurs after the last business day of a Payment Period in effect as of the date of this Agreement (i.e., a new Payment Period has commenced), the Company Board shall terminate the Company ESPP as of a date prior to the Closing Date and, as promptly as reasonably practicable following such termination, all payroll deductions pursuant to the Company ESPP shall be paid out to the participating employees under the Company ESPP. In any event, the Company Board shall terminate the Company ESPP prior to the Effective Time.

(g) The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in a manner other than that contemplated above in this Section 2.3 to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

2.4 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and who has perfected, appraisal rights for such shares in accordance with Part 13 of the MBCA (the “Dissenting Shares”), if such Part 13 of the MBCA is determined to be applicable, shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.1 but shall be entitled only to such rights as are granted by the MBCA to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, withdrawal or otherwise), or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 13 of the MBCA, then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1, without interest, and shall not thereafter be deemed to be Dissenting Shares.

(c) The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to Part 13 of the MBCA, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Part 13 of the MBCA that relates to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not settle or pay, or make any payment or settlement offer, prior to the Effective Time with respect to any such demand, notice or instrument or agree to do any of the foregoing unless the Parent shall have given its written consent to such settlement, payment or settlement or payment offer.

2.5 Withholding Rights. Each of the Parent, the Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by the Parent, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this Article III are true and correct, except (a) as disclosed in the Company SEC Reports filed with or furnished to the SEC since May 1, 2015 and prior to the date of this Agreement and publicly available prior to the date of this Agreement (but excluding any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors”, “Forward Looking Statements” or any similar predictive, cautionary or forward looking sections) or (b) as set forth herein or in the Company Disclosure Schedule, subject to Section 10.12.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. The Company has publicly filed correct and complete copies of the Company’s articles of organization and bylaws (and all amendments thereto) as in effect on the date of this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 30,000,000 shares of Company Common Stock and no shares of preferred stock. The Company Common Stock is entitled to the rights and privileges set forth in the Company’s articles of organization. As of the Capitalization Date, (i) 12,501,638 shares of Company Common Stock were issued and outstanding, (ii) 53,498 shares of Company Common Stock were underlying outstanding Company Stock Options and such Company Stock Options had a weighted average exercise price of $64.0074, (iii) 143,576 shares of Company Common Stock were underlying outstanding Company RSUs, (iv) 79,616 shares of Company Common Stock were underlying outstanding Company PSUs (assuming applicable performance criteria were deemed satisfied in accordance with the criteria specified in Section 2.3(c), applying such criteria as of the Capitalization Date in the case of awards measuring performance based on earnings per share or non-GAAP net income, and January 30, 2018 in the case of awards measuring performance based on total shareholder return), and (v) 197,146 shares of Company Common Stock were underlying outstanding Company PSUs (assuming applicable performance criteria were deemed satisfied at maximum performance).

(b) The Company has made available to the Parent a complete and accurate list, as of the Capitalization Date, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan. The Company has made available to the Parent complete and accurate copies of all (i) Company Stock Plans, (ii) forms of stock option agreements evidencing Company Stock Options, (iii) forms of agreements evidencing Company RSUs and Company PSUs and (iv) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement. Section 3.2(b)(i) of the Company Disclosure Schedule sets forth, for each Company Stock Option, each Company RSU and each Company PSU, (A) the name of the holder thereof, (B) the date of grant thereof, (C) the number of shares of Company Common Stock issuable upon exercise thereof (which, in the case of Company PSUs, shall be calculated assuming applicable performance criteria were deemed satisfied in accordance with the criteria specified in Section 2.3(c), applying such criteria as of the Capitalization Date, and (D) the exercise price of such Option. Section 3.2(b)(ii) of the Company Disclosure Schedule sets forth the estimated aggregate amount of payroll deductions that will be credited to the Company ESPP accounts as of June 15, 2018.

(c) Except (i) as set forth in Section 3.2(a) and for changes since the Capitalization Date resulting from the exercise or settlement of Company Stock Options, Company RSUs or Company PSUs outstanding on such date in accordance with their respective terms and (ii) as reserved for future grants under Company Stock Plans as of the date of this Agreement or permitted under Section 5.1(j), (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. Except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company’s articles of organization or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register, any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

3.3 Subsidiaries.

(a) Section 3.3(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of the Company (x) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (y) except as set forth in Section 3.3(a)(ii) of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company free and clear of all Liens (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which are disclosed in Section 3.3(a)(iii) of the Company Disclosure Schedule and which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee).

(b) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not be reasonably likely to have a Company Material Adverse Effect. The Company has made available to the Parent true, correct and complete copies of the articles of organization and bylaws (or comparable organizational documents) of each Significant Subsidiary of the Company (and all amendments thereto) as currently in effect, and no Subsidiary of the Company is in default in the performance, observation or fulfillment of its obligations under such documents, except for such defaults that, in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(c) The Company does not own or control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company, other than securities held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such Person.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s shareholders under the MBCA (the “Company Shareholder Approval”), to consummate the Merger. The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger are in the best interests of the Company; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement be submitted to the Company’s shareholders for approval; and (v) resolved to recommend approval of this Agreement by the Company’s shareholders. Assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and (assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8 and subject to receipt of the Company Shareholder Approval) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of organization or bylaws of the Company, (ii) conflict with, or result in any violation or breach of, any provision of the articles of organization or bylaws (or comparable organizational documents) of any Significant Subsidiary of the Company, (iii) conflict with, or result in any violation or breach of, or constitute a default with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract, or (iv) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii), (iii) and (iv) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Articles of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of Nasdaq, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

(d) Assuming the accuracy of the Parent’s and the Merger Sub’s representation and warranty set forth in Section 4.8 and the approval of the Company Voting Proposal by the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon (the “Required Company Shareholder Vote”) is the only consent or vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the approval of this Agreement or for the consummation by the Company of the Merger. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since May 1, 2015. All such registration statements, forms, reports and other documents (including exhibits and all other information incorporated therein and any supplements or amendments thereto and those registration statements, forms, reports and other documents that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports,” and the Company has made available to the Parent copies of all Company SEC Reports to the extent not available on the SEC’s EDGAR system. The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) except to the extent that information contained in a Company SEC Report has been revised, amended, modified or superseded by a later filed Company SEC Report prior to the date hereof, did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. The Company has not as of the date hereof received any written comments from the SEC with respect to any of the Company SEC Reports which remain unresolved. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Reports is subject to ongoing SEC review. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments.

(c) Subject to the following sentence, (i) the Proxy Statement, on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Shareholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act applicable to the Proxy Statement. Notwithstanding the foregoing provisions of this Section 3.5(c), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by the Parent, the Merger Sub or any of their respective Representatives expressly for use or incorporation by reference therein.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq. The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made available to the Parent a summary of the significant aspects of such disclosure, if any) (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Report filed prior to the date of this Agreement has been so disclosed and each material weakness previously so disclosed has been remediated in all material respects.

(f) The Company is not subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act).

3.6 No Undisclosed Liabilities. Except (a) as disclosed in the Company Balance Sheet, (b) for performance of obligations in the Ordinary Course of Business under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) made available to the Parent prior to the date of this Agreement, (c) for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet and (d) for fees and expenses incurred in connection with the entry into this Agreement and the consummation of the Merger, the Company and its Subsidiaries do not have any liabilities of any nature required to be reflected or disclosed on a consolidated balance sheet of the Company (including the notes thereto, except, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) prepared in accordance with GAAP that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events.

(a) Since the date of the Company Balance Sheet, there has not been a Company Material Adverse Effect.

(b) From the date of the Company Balance Sheet until the date of this Agreement, except for the transactions and other actions expressly contemplated hereby, (i) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (ii) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraphs (b), (g), (h) and (j) of Section 5.1 and paragraph (o) of Section 5.1 as it relates to paragraphs (b), (g), (h) and (j) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes. Except for matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries has filed all Tax Returns that the Company and each of its Subsidiaries were required to file, and all such Tax Returns were correct and complete. The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all Taxes due and owing by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(b) As of the date of this Agreement, (i) no examination or audit of any Tax Return, or other action or proceeding in respect of any Tax, of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing, and (ii) no written adjustment with respect to any Tax Return or written claim for any additional Tax has been received from a Governmental Entity by the Company or any of its Subsidiaries that is still in progress. There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have complied with applicable laws for the withholding of Taxes and have timely withheld and paid over to the appropriate Governmental Entity all amounts of Taxes required to be withheld and paid over.

(d) As of the date of this Agreement, there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes from the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes).

(f) As of the date of this Agreement (i) no closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity responsible for Taxes within the last five years with respect to the Company or any of its Subsidiaries, and (ii) no such agreements or rulings have been applied for by the Company or any of its Subsidiaries that are currently pending.

(g) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) Neither the Company nor any of its Subsidiaries constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. law) in the two (2) years prior to the date hereof.

(i) No claim has been made in writing prior to the date of this Agreement by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j) The Company will not be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in the method of accounting or (ii) closing agreement.

3.9 Real Property.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property that the Company or any of its Subsidiaries owns. With respect to each such item of owned real property, except for such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company or the applicable Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company Leases and the location of the premises subject thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect (i) each Company Lease is in full force and effect except to the extent it has previously expired in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries has received any written notice regarding any violation or breach or default under any Company Lease that has not been cured and (iii) the Company and its Subsidiaries hold a valid and existing leasehold interest in the real property covered under the Company Leases. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Parent complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of (i) the current owner of, (ii) the jurisdiction of application/registration for and (iii) the application or registration number for, each item of registered Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, and owned or purported to be owned by the Company or any of its Subsidiaries.

(b) Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a true correct and complete list as of the date of this Agreement of all agreements under which the Company or any of its Subsidiaries licenses or sublicenses from any other Person any Company Intellectual Property (other than generally commercially available, off-the-shelf software programs) that is material to the Company and its Subsidiaries, taken as a whole. Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a true correct and complete list as of the date of this Agreement of all agreements under which the Company or any of its Subsidiaries has licensed to any other Person the right to use any Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, and owned or purported to be owned by the Company or any of its Subsidiaries, other than agreements, contracts or other instruments pursuant to which non-exclusive rights with respect to Company Intellectual Property have been granted in the Ordinary Course of Business to customers or users of Company’s products or services for the purpose of using such products or services or to independent contractors, vendors and similar Persons solely for the purpose of performing activities for or on behalf of the Company or any of its Subsidiaries.

(c) Except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries (i) exclusively own all right, title and interest in and to all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and (ii) hold a valid and enforceable license or sublicense to use all Intellectual Property licensed or sublicensed or purported to be licensed or sublicensed by the Company or any of its Subsidiaries. Except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries own, or hold a valid and enforceable written license or other right to use, all Intellectual Property used in or held for use in the conduct of the Company’s business as currently conducted; provided that this sentence shall not constitute a representation of non-infringement of any Intellectual Property of any Person.

(d) All issued patents and registrations for trademarks, service marks and copyrights required to be listed in Section 3.10(a) of the Company Disclosure Schedule are subsisting and have not expired or been cancelled, other than as a result of any patent expiration in accordance with its term.

(e) The conduct of the business of the Company and its Subsidiaries, as currently conducted and as conducted since May 1, 2015), does not (and did not) infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. There are no claims with respect to the Company Intellectual Property owned or purported to be owned by the Company or its Subsidiaries pending as of the date of this Agreement and, to the Company’s Knowledge, between May 1, 2015 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

(f) The Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential. Each employee who is or was involved in the creation or development of any Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, and owned or purported to be owned by the Company or any of its Subsidiaries has signed a valid, enforceable agreement containing an assignment of the applicable Intellectual Property to the Company or a Subsidiary of the Company and reasonable confidentiality provisions protecting such Company Intellectual Property which, to the Company’s Knowledge, has not been breached by such Person, except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

(g) To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (and has not done so since May 1, 2015), except for infringements, violations or misappropriations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

3.11 Contracts; Government Contracts.

(a) Section 3.11 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of, and the Company has made available to the Parent a true, correct and complete copy of, each Company Material Contract (as amended prior to the date of this Agreement) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or by which any of them or any of their respective properties, rights or assets are bound.

(b) Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) Since August 1, 2017, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

(d) With respect to each Government Contract, the Company and any applicable Subsidiaries have complied with the terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly therein, by reference or by operation of any laws or regulations, except for any failures to comply that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

3.12 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending with respect to which the Company or any of its Subsidiaries has been served or, to the Company’s Knowledge, otherwise pending or threatened against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect.

3.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is, and since May 1, 2015 has been, in compliance with all applicable Environmental Law; (ii) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations; (iii) as of the date of this Agreement, there is no legal proceeding under Environmental Laws that is pending with respect to which the Company or any of its Subsidiaries has been served or, to the Company’s Knowledge, otherwise pending or threatened against the Company or any of its Subsidiaries (or pending, or, to the Company’s Knowledge, threatened against any real property currently owned by the Company or any of its Subsidiaries or, to the Company’s Knowledge, leased or formerly owned, by the Company or any of its Subsidiaries); (iv) neither the Company nor any of its Subsidiaries has between May 1, 2015 and the date hereof received any written notice of or agreed to or agreed to assume (by contract or operation of law) any obligation, liability, order, settlement, judgment, injunction or decree arising under Environmental Laws; and (v) since May 1, 2015, there has been no Release of Hazardous Substances by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other Person at any real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries that would reasonably be expected to result in a liability to the Company or any of its Subsidiaries.

(b) The only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

(b) With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan, including amendments thereto, (ii) the most recent annual report (Form 5500) filed with the IRS, if any, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent actuarial report, financial statement or valuation report for such Company Employee Plan, if applicable, (v) the most recent IRS opinion, advisory, or determination letter, if applicable, and (vi) all material correspondence to or from any Governmental Entity relating to any audit or investigation of such Company Employee Plan between May 1, 2015 and the date of this Agreement.

(c) Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Company Employee Plan as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification except, in each case, as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Company’s Knowledge, threatened against or involving any Company Employee Plan or asserting any rights to or claims for benefits under any Company Employee Plan.

(g) None of the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates (i) maintains (or has during the past six (6) years maintained) a Company Employee Plan that is (or was) subject to Section 412 of the Code or Title IV of ERISA or (ii) is obligated (or was during the past six (6) years obligated) to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) and excluding (other than for purposes of clause (iv) below) any payments under Sections 2.1 or 2.3 hereof: (i) entitle any current or former employee, officer, director or individual independent contractor of the Company or any of the Company’s Subsidiaries to any material payment or benefit (or result in the funding of any such material payment or benefit) under any Company Employee Plan; (ii) increase in any material respect the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of the Company’s Subsidiaries under any Company Employee Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any material compensation, equity award or other benefits under any Company Employee Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or individual independent contractor of the Company or any of the Company’s Subsidiaries; or (v) limit or restrict in any material respect the right of the Company or any of the Company’s Subsidiaries to merge, amend or terminate any Company Employee Plan in accordance with its terms and applicable law.

(i) Neither the Company nor any of the Company’s Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(j) Neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any shareholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(k) None of the Company Employee Plans promises or provides medical or other welfare benefits to any Person beyond their retirement or other termination of service, except as required by applicable law.

(l) All Company Employee Plans maintained pursuant to the laws of a country other than the United States since May 1, 2015 (i) have been maintained in accordance with all applicable requirements (including applicable law), (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment, and (iii) that are required to be funded and/or book reserved are funded and/or book reserved, as appropriate, in accordance with GAAP and, if required, applicable law, except, in the case of clauses (i), (ii), and (iii), as has not had and would not be reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries have complied since May 1, 2015 with applicable non-U.S. law with respect to mandated benefits, other than such noncompliance as has not had and would not be reasonably likely to have a Company Material Adverse Effect.

3.15 Compliance With Laws.

(a) The Company and each of its Subsidiaries is, and since May 1, 2015 has been, in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b) Since May 1, 2015, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign government officials or employees or to foreign political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or antiterrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, except in each case for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(c) Since May 1, 2015, the Company and its Subsidiaries have been in compliance with the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury and all other applicable export control or asset control laws, including those administered by the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury, except in each case for failures to comply that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries are in compliance with all applicable Healthcare Laws, except for failures to comply that, individually or in the aggregate, have not had are not reasonably likely to have a Company Material Adverse Effect.

(e) The Company and each of its Subsidiaries (i) is, and since May 1, 2015 has been, in compliance with (A) all written policies of the Company and each of its Subsidiaries pertaining to security of electronic data stored or used by the Company or any of its Subsidiaries (the “Company Privacy Policy”), and (B) all applicable laws pertaining to privacy, data protection, user data or Company Personal Information; and (ii) has implemented and maintained commercially reasonable administrative, technical and physical safeguards to protect such Company Personal Information against unauthorized access and use, in each case of clause (i) and (ii) except as, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. Since May 1, 2015, there has been no unauthorized access, disclosure, use or breach of security of Company Personal Information maintained by or on behalf of the Company or any of its Subsidiaries, except in each case as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, there is no legal proceeding under any law pertaining to privacy, data protection user data or Company Personal Information that is pending with respect to which the Company or any of its Subsidiaries has been served or, to the Company’s Knowledge, otherwise pending or threatened against the Company or any of its Subsidiaries with respect to unauthorized access, disclosure or use of Company Personal Information maintained by or on behalf of any of the Company or any of its Subsidiaries, except as, individually or in the aggregate, has not had had and would not be reasonably likely to have a Company Material Adverse Effect. None of (A) the execution, delivery, or performance of this Agreement or (B) the consummation of the transactions contemplated by this Agreement, including the Merger, will violate any Company Privacy Policy or any law pertaining to privacy, data protection user data or Company Personal Information, except in each case as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

3.16 Permits; Regulatory Matters.

(a) The Company and its Subsidiaries have all authorizations, permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, including authorizations, permits, licenses and franchises under Healthcare Laws, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, or similar material agreements with or imposed by any Governmental Entity and, to the Company’s Knowledge, no such action is pending as of the date of this Agreement.

(c) Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, since May 1, 2015, all reports, documents, claims, permits, adverse event reports, compliance testing and certifications, warning labels, radiation reports, recordkeeping, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Healthcare Regulatory Authority by the Company and its Subsidiaries have been so filed, maintained or furnished, and all such reports, documents, claims, permits, adverse event reports, compliance testing and certifications, warning labels, radiation reports, notices, registrations and applications were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Since May 1, 2015, except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse

Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any officer or employee of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Healthcare Regulatory Authority to invoke any similar policy.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since May 1, 2015 (i) neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any member of its board of directors or any of its executive officers or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), in each case in such capacity, has been debarred, convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C.A § 335a(a) or any similar law or authorized by 21 U.S.C.A § 335a(b) or any similar law, and (ii) neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any member of its board of directors or any of its executive officers or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), in each case in such capacity, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935.

(e) Except as available in the public databases of any Healthcare Regulatory Authority prior to the date hereof, since May 1, 2015, neither the Company nor any of its Subsidiary has initiated, conducted or issued, or caused to be initiated, conducted or issued any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product or been required to do so, other than notices and actions that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Except for notices that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Healthcare Regulatory Authority regarding (i) any recall, market withdrawal or replacement of any Company Product, (ii) a change in the marketing status or classification, or a material change in the labelling of any such Company Products, (iii) a negative change in reimbursement status of a Company Product, (iv) a 510(k) rescission letter, (v) any regulatory action by the FDA or any other Healthcare Regulatory Authority against the Company or any Company Product, including any notice of adverse findings, any regulatory, untitled or warning letters or any mandatory recalls, (vi) any safety alert with respect to a Company Product or (vii) any search warrant, subpoena, civil investigative demand, or similar written communication.

3.17 Labor Matters. The Company and its Subsidiaries have since May 1, 2015 complied with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect, nor have there, to the Company’s Knowledge, been any such strikes, disputes, walkouts, work stoppages, slow-downs or lockouts since May 1, 2015 that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of the Company’s Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other Contract with any labor organization, union or association. As of the date of this Agreement, there are no labor unions or other organizations representing, or, to the Company’s Knowledge, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, has any such action or attempt occurred between May 1, 2015 and the date of this Agreement.

3.18 Opinion of Financial Advisor. The financial advisor of the Company, Citigroup Global Markets Inc., has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger as provided in this Agreement is fair, from a financial point of view, to such holders. As soon as reasonably practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to the Parent for informational purposes only.

3.19 Takeover Laws. Assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8, the Company Board has taken all actions necessary so that the requirements and restrictions contained Chapters 110C, 110D and 110F of the Massachusetts General Laws shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.20 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.20 of the Company Disclosure Schedule. The Company previously has provided or made available to the Parent a copy of the Citigroup Global Markets Inc. engagement letter, and the fees set forth therein are the only fees payable to Citigroup Global Markets Inc.

3.21 Insurance. Except as has not had and would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (b) the Company and its Subsidiaries are not in default under any such insurance policy and (c) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

3.22 Suppliers. Listed in Section 3.22 of the Company Disclosure Schedules are the names of the ten (10) most significant suppliers (by dollar volume of purchases) of the Company and its Subsidiaries, taken as a whole (each, a “Significant Supplier”), for the twelve-month period ended July 31, 2017 and the approximate amount purchased from each such supplier during such period. From August 1, 2017 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice, or, to the Company’s Knowledge, any other notice, from a Significant Supplier that such Significant Supplier has ceased, or will cease, to supply or make available all or substantially all of the products, equipment, goods or services currently supplied to the Company or its Subsidiaries by such Significant Supplier following the date hereof.

3.23 Customers. Listed in Section 3.23 of the Company Disclosure Schedules are the names of the ten (10) most significant customers (by dollar volume of sales) of the Company and its Subsidiaries, taken as a whole (each, a “Significant Customer”), for the twelve-month period ended July 31, 2017 and the approximate amount of sales to each such customer during such period. From August 1, 2017 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice, or, to the Company’s Knowledge, any other notice, from a Significant Customer that such Significant Customer has terminated, or to the Knowledge of the Company has threatened to terminate, all or substantially all of its business with the Company or any of its Subsidiaries.

3.24 Product Liability. Except for matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect, (a) each product designed, formulated, manufactured or sold by the Company and its Subsidiaries has been done so since May 1, 2015 in conformity in all material respects with all applicable product specifications, applicable express and implied warranties and applicable law and (b) neither the Company nor any of its Subsidiaries has received any written notice of any allegation that a product it designed, formulated, manufactured or sold is materially defective or not in conformity in all material respects with the an applicable product specification, applicable express or implied warranties or applicable law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect. The Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation (or articles of organization) and bylaws, or similar organizational documents as amended through the date of this Agreement, of the Merger Sub and the Parent.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the Parent as the sole shareholder of the Merger Sub (which shall occur immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated hereby. The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement by the Parent and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Parent and the Merger Sub, subject to the approval of this Agreement by the Parent as the sole shareholder of the Merger Sub (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of organization, bylaws or other organizational documents of the Parent or the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute a default with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of the Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or the Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Merger Sub or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not be reasonably likely to have a Parent Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Merger Sub in connection with the execution and delivery of this Agreement by the Parent or the Merger Sub or the consummation by the Parent or the Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Articles of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filing of the Proxy Statement under the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

(d) No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

4.3 Information Provided. The information to be supplied by or on behalf of the Parent or the Merger Sub for inclusion in the Proxy Statement, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of any amendment or supplement thereto and at the time of the Company Shareholder Approval, in each case shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

4.4 Operations of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities other than in connection with the transactions contemplated hereby and in connection with the Financing.

4.5 Financing. Parent has delivered to the Company true and complete copies, including all exhibits and schedules thereto, of (a) the executed commitment letter, dated as of the date hereof (the “Equity Funding Letter”), from the Guarantors, pursuant to which the Guarantors have agreed to make equity investments in the Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”), and (b) the executed commitment letter and Redacted Fee Letter, dated as of the date hereof (collectively, the “Debt Commitment Letter” and, together with the Equity Funding Letter, the “Financing Letters”), from MidCap Financial Trust, pursuant to which MidCap Financial Trust has agreed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”) for purposes of financing the Transactions and the related fees and expenses to be incurred by Parent in connection therewith. As of the date of this Agreement, neither of the Financing Letters has been amended or modified, no such amendment or modification is contemplated, none of the respective obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. The Parent or the Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date hereof and (unless payment is agreed to be deferred or waived by the Debt Financing Sources in a binding written instrument) will continue to pay in full any such amounts required to be paid pursuant to the terms of the Financing Letters as and when they become due and payable on or prior to the Closing Date. Assuming the satisfaction of the conditions in Article VII, and assuming the Financing is funded in accordance with the Financing Letters and the completion of the Interim Period, the net proceeds contemplated by the Financing Letters (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter), together with the available unrestricted cash of the Company and its Subsidiaries, will in the aggregate be sufficient for the Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by, or required in connection with the transactions described in, this Agreement, the Equity Funding Letter or the Debt Commitment Letter) and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Stock Options, Company RSUs and Company PSUs under this Agreement) and to pay all related fees and expenses of the Parent and the Merger Sub. The Financing Letters are (x) legal, valid and binding obligations of the Parent and the Merger Sub, as applicable, and each of the other parties thereto, (y) enforceable in accordance with their respective terms against the Parent and the Merger Sub, as applicable, and each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception, and (z) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Parent or the Merger Sub or, to the knowledge of the Parent, any other parties thereto under the Equity Funding Letter or the Debt Commitment Letter. As of the date of this Agreement, the Parent does not have any reason to believe that it or any of the other parties to the Financing Letters will be unable to satisfy on a timely basis any term or condition of the Financing Letters required to be satisfied by it, that the conditions thereof will not otherwise be satisfied or that the full amount of the Financing will not be available on the Closing Date. The only conditions precedent or other contingencies (including market “flex” provisions) related to the obligations of the Guarantors to fund the full amount of the Equity Financing and the lenders to fund the full amount of the Debt Financing are those expressly set forth in the Equity Funding Letter and the Debt Commitment Letter, respectively. As of the date of this Agreement, there are no side letters or other contracts or arrangements to which the Parent or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Letters and delivered to the Company prior to the date hereof.

4.6 Guarantee. Concurrently with the execution of this Agreement, the Parent has delivered to the Company the duly executed limited guarantee of the Guarantors, dated as of the date of this Agreement, in favor of the Company in respect of the Parent’s obligation to pay the Parent Termination Fee and the Parent’s and the Merger Sub’s other payment or reimbursement obligations arising under, or in connection with, this Agreement and the Transactions, up to the aggregate amount set forth therein (the “Guarantee”). The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception.

4.7 Solvency. None of Parent, Merger Sub or the Guarantors is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) satisfaction or waiver of the conditions to the Parent’s and the Merger Sub’s obligation to consummate the Merger and the accuracy of the representations and warranties of the Company set forth in Article III, (b) the effectiveness of the Transactions and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses of the Parent and the Merger Sub, and (c) the Company and its Subsidiaries will be Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the then present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed, as of that date, the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted within 90 days following the Closing Date and (iv) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.8 Ownership of Company Common Stock. None of the Merger Sub or the Parent or any of their “Affiliates” or “Associates” (as those terms are defined in Section 110F of the Massachusetts General Laws) (a) directly or indirectly “owns” or, within the past three (3) years, has “owned,” beneficially or otherwise, any shares of Company Common Stock, any other securities of the Company or any options, warrants or other rights to acquire shares of Company Common Stock or other securities of the Company, or any other economic interest (through derivative securities or otherwise) in the Company, or (b) has been an “Affiliate” or “Associate” (as those terms are defined in Section 110F of the Massachusetts General Laws) of the Company at any time during the past three (3) years.

4.9 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which Parent has been notified or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

4.10 Other Agreements or Understandings. The Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, the Parent has furnished to the Company correct and complete copies thereof) between or among the Parent, the Merger Sub, or any Affiliate of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its Subsidiaries.

4.11 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries would have any obligations or liabilities prior to the Effective Time.

4.12 Independent Investigation. Each of the Parent and the Merger Sub acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent and the Merger Sub and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.

4.13 No Other Company Representations or Warranties. The Parent and the Merger Sub hereby acknowledge and agree that, (a) except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Company, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, the Merger Sub or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Parent, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Parent, the Merger Sub or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Parent, in connection with this Agreement, the transactions contemplated hereby or otherwise, (b) except for rights and remedies in favor of the Parent and the Merger Sub expressly contemplated by this Agreement in respect of any breach of or inaccuracy in any of the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), to the fullest extent permitted by law, none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Company, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Parent, the Merger Sub or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Parent, resulting from the delivery, dissemination or any other distribution to the Parent, the Merger Sub or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Parent, or the use by the Parent, the Merger Sub or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Parent, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Company, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Parent, the Merger Sub or any of their respective Affiliates, shareholders, or Representatives, or any other Person acting on behalf of the Parent, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement, and (c) except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), none of the Parent, the Merger Sub or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Parent, has relied on any such information (including the accuracy or completeness thereof).

4.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Parent and the Merger Sub and their respective Affiliates, shareholders and Representatives, the Parent and the Merger Sub and their respective Affiliates, shareholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.4(b)) from the Company and its Affiliates, shareholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. The Parent and the Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Parent and the Merger Sub are familiar, that the Parent and the Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Parent and the Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Company, with respect thereto, in each case without limiting any of the express representations and warranties set forth in this Agreement or the rights and remedies expressly contemplated by this Agreement as a result of any inaccuracy in or breach of any such representations or warranties. Accordingly, the Parent and the Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, shareholders or Representatives, nor any other Person acting on behalf of the Company, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), in each case other than the express representations and warranties set forth in this Agreement. The Parent and the Merger Sub each expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by the Company or any Person with respect to the Company other than the representations and warranties set forth in this Agreement. The Parent and the Merger Sub each expressly disclaims any obligation or duty by the Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as otherwise expressly contemplated or required by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof and made available to the Parent (or not required by the terms of this Agreement to be made available to the Parent), as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, to preserve intact its business organization and to preserve satisfactory business relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having material business dealings with the Company or its Subsidiaries. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or required by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof and made available to the Parent, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options (which are outstanding as of the date of this Agreement or permitted under Section 5.1(j)) in full or partial payment of the exercise price and in accordance with the terms thereof as they exist on the date of this Agreement (or as otherwise permitted under Section 5.1(j)), (B) from holders of Company Stock Options, Company RSUs or Company PSUs (in each case which are outstanding as of the date of this Agreement or permitted under Section 5.1(j)) in full or partial payment of any applicable Taxes payable by such holder upon exercise or settlement thereof, as applicable, to the extent required (or, in the case of cashless setoff or surrender of shares, permitted) under the terms thereof as they exist on the date of this Agreement (or as otherwise permitted under Section 5.1(j)) or (C) from former employees, directors and consultants as required (or, in the case of shares with an original per share issuance price that is less than the Merger Consideration, permitted) by agreements existing as of the date of this Agreement or permitted under Section 5.1(j) providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration in accordance with the terms thereof as they exist on the date of this Agreement (or as otherwise permitted under Section 5.1(j)), in each case under this clause (C) in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the terms thereof as they exist on the date of this Agreement, (ii) upon settlement of Company RSUs or Company PSUs outstanding on the date of this Agreement and in accordance with the terms thereof as they exist on the date of this Agreement or (iii) pursuant to the Company ESPP in accordance with the terms thereof as they exist on the date of this Agreement, other than any changes to such terms contemplated by Section 2.3(f) hereof;

(c) amend the Company’s or any of its Subsidiaries’ articles of organization, bylaws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets, rights or properties, except (A) for purchases of inventory and raw materials in the Ordinary Course of Business, (B) as permitted by Section 5.1(h), (C) for purchases in accordance with the Company’s budget set forth in Section 5.1(d) of the Company Disclosure Schedule and (D) for purchases of other assets in an aggregate amount not to exceed $2,000,000;

(e) sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any Lien any properties, rights or assets of the Company or of any of its Subsidiaries, other than sales of inventory (including demonstration inventory classified as a fixed asset) and dispositions of obsolete equipment in each case in the Ordinary Course of Business and sales of other assets in an aggregate amount not to exceed $500,000;

(f) (i) adopt any shareholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) subject to Section 6.1 and Section 8.1(f), merge or consolidate with any Person;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) to the Company or one of its wholly-owned Subsidiaries in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business, (C) indebtedness incurred under the Credit Facility in an aggregate principal amount not to exceed $100,000 at any time and (D) balances on lines of credit associated with existing hedging arrangements), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may continue to make investments in the Ordinary Course of Business in short-term, highly liquid investments that are readily convertible to known amounts of cash, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment other than as included in the Budget or as permitted under Section 5.1(d) above;

(i) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j) except as required by applicable law or in order to comply with any Company Employee Plan in existence on the date hereof, (i) adopt, enter into, terminate or amend in a manner adverse to the Company or any of its Subsidiaries any employment, consulting, severance, retention, change in control, termination or similar agreement with any of its directors, officers, employees or individual independent contractors, other than (1) entry into at-will offer letters in the Ordinary Course of Business with newly hired employees, which letters do not provide for any severance or change in control benefits (other than participation in the Company’s applicable severance practices as in effect on the date hereof as set forth in Section 5.1(j) of the Company Disclosure Schedule (“Company Severance Practices”)), (2) entry into severance agreements with new hires in the Ordinary Course of Business providing for severance benefits consistent with the Company Severance Practices, but only with respect to new hires for whom the total annual compensation is not expected to exceed on an individual basis $250,000, or (3) entry into customary separation agreements in the Ordinary Course of Business providing for a release by the former employee and severance benefits consistent with Company Severance Practices, (ii) hire any new employees or individual independent contractors, other than (A) new hires of non-executive employees or individual independent contractors, in each case, in the Ordinary Course of Business, (B) hiring contemplated in, and in accordance with, the budget made available to the Parent prior to the date of this Agreement or (C) hiring of employees to fill vacancies at total annual compensation substantially similar to their predecessors in the Ordinary Course of Business, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Employee Plan, except for amendments to Company Employee Plans that are welfare plans or fringe benefit plans in the Ordinary Course of Business that do not (or will not after the Closing) increase in any material respect the cost to the Company or any of its Subsidiaries of maintaining such Company Employee Plans or providing the applicable benefits thereunder and that apply to substantially all employees across-the-board, (iv) increase the compensation or benefits of, or pay or award any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for (A) payment of bonuses consistent with arrangements existing as of the date hereof disclosed in Section 5.1(j) of the Company Disclosure Schedule, (B) salary and bonus increases in amounts that are in the Ordinary Course of Business in connection with promotions made in the Ordinary Course of Business of employees with individual salaries or wages of less than $150,000 per year, (C) bonus opportunities in amounts that are in the Ordinary Course of Business and that are granted in the Ordinary Course of Business, in each case, to new hires permitted under clause (ii) above (excluding any change-in-control or similar transaction-related bonuses), and (D) in the case of individual independent contractors, for rate increases in the Ordinary Course of Business), (v) take any action to accelerate any payment or benefit, the vesting of any payment or benefit or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vi) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (vii) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, except, in the case of the Company ESPP, as provided in Section 2.3(f), or (viii) terminate the employment of any employee or individual independent contractor whose total annual compensation exceeds $250,000, other than for cause;

(k) (i) enter into any Contract that, if in effect on the date hereof, would have been a Company Material Contract (other than Contracts contemplated by clause (e) of the definition of “Company Material Contract” that are entered in the Ordinary Course of Business), (ii) terminate any Company Material Contract, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such Company Material Contract in accordance with its terms as in effect on the date of this Agreement, (iii) amend or modify in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, any Company Material Contract or (iv) waive any material term of, or waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries under, or any material liability or obligation owing to the Company or any of its Subsidiaries under, any Company Material Contract;

(l) knowingly relinquish, abandon or permit to lapse any of its rights in any material registered Intellectual Property;

(m) except as permitted by and in accordance with Section 6.13, settle any action, suit, proceeding, claim (excluding claims with respect to commercial matters resolved in the Ordinary Course of Business for amounts that are not material), arbitration or investigation, other than a settlement of any action, suit, proceeding, claim, arbitration or investigation (but not a criminal proceeding) (i) for an amount not in excess of the amount reserved with respect to such matter in the Company Balance Sheet included in the Company SEC Reports filed prior to the date hereof or (ii) that requires payments by the Company (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $250,000, and in each case that does not involve any admission of wrongdoing or injunctive or other equitable relief;

(n) make, revoke or change any material Tax election, adopt or change any accounting method for Tax purposes that has a material effect on Taxes, extend the statute of limitations (or file any extension request) relating to material Taxes with any Governmental Entity, amend any material Tax Return, or settle or compromise any material Tax liability; or

(o) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Conduct of Business by the Parent and the Merger Sub Pending the Merger. Except as otherwise expressly contemplated or required by this Agreement or as required by applicable law, during the Pre-Closing Period, (a) neither the Parent nor the Merger Sub shall, directly or indirectly, without the prior consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), take or cause to be taken any action that would be reasonably expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention or enter into any agreement to take any such action and (b) the Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger, the Financing and the other transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Effective Time, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its directors, officers and senior management not to and shall use reasonable efforts to cause its other Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

(ii) other than informing Persons of the existence of the provisions of this Section 6.1, enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or provide or furnish to any Person or group who has made or would reasonably be expected to make any Acquisition Proposal or for the purpose of encouraging or facilitating any Acquisition Proposal any non-public information concerning the Company or any of its Subsidiaries.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), if at any time prior to the Effective Time, (i) the Company has received after the date of this Agreement a written Acquisition Proposal that did not result from a material breach of this Section 6.1, and (ii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (the Person making such Acquisition Proposal, a “Qualified Person”), then the Company may (A) furnish non-public information with respect to the Company and its Subsidiaries to such Qualified Person

(and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality and non-use obligations of the Qualified Person than the Confidentiality Agreement (provided, that the Company shall promptly thereafter (and in any event within one (1) Business Day) provide to the Parent, subject to the terms of the Confidentiality Agreement, any material non-public information (whether written or unwritten) concerning the Company and its Subsidiaries that is provided to (or made accessible to) such Qualified Person and which was not previously provided or made available to the Parent), (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any such Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any such Qualified Person.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Effective Time:

(i) the Company Board shall not, except as set forth in this Section 6.1, (x) fail to include the Company Board Recommendation in the Proxy Statement, (y) withhold, withdraw or modify or publicly propose to withhold, withdraw or modify, in a manner adverse to the Parent or the Merger Sub, the Company Board Recommendation or (z) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal (any action described in clauses (x), (y) or (z), a “Company Board Recommendation Change”); and

(ii) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Effective Time, the Company Board may (A) effect a Company Board Recommendation Change in response to a Superior Proposal or (B) effect a Company Board Recommendation Change (other than pursuant to clause (z) of the definition thereof) in response to an Intervening Event if (in the case of either clause (A) or (B)): (i) the Company Board shall have determined in good faith (after consultation with outside counsel) that the failure to effect a Company Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; (ii) the Company has notified the Parent in writing at least four (4) Business Days prior to taking such action that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not, in and of itself, constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement so long as such notice states that it is not a Company Board Recommendation Change and that the Company Board is not changing the Company Board Recommendation); (iii) if requested by the Parent, the Company shall have made available and instructed its Representatives to discuss and negotiate with the Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement (in a manner that would obviate the need to effect such Company Board Recommendation Change) during the four (4) Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (iv) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such four (4) Business Day period (provided that the Parent may revise its offer in response to any revisions to a Superior Proposal and the Parent’s binding offer may terminate after the expiration of such four (4) Business Day period), the Company Board shall have determined in good faith (after consultation with outside counsel), after giving effect to the terms of any revised offer by the Parent, that the failure to effect a Company Board Recommendation Change would still be reasonably likely to be inconsistent with its fiduciary duties under applicable law and, with respect to a Company Board Recommendation Change in response to a Superior Proposal, the Company Board has determined in good faith (after consultation with its financial advisor and outside counsel) that such initial or revised (as applicable) Superior Proposal continues to constitute a Superior Proposal; provided that, if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company’s shareholders would receive as a result of the Superior Proposal, whether or not material), the Company shall notify the Parent of each such amendment, revision or change in compliance with Section 6.1(c) and the applicable four (4) Business Day period described above shall be extended until at least two (2) Business Days after the time that the Parent receives notification from the Company of each such amendment, revision or change and the Company Board shall not make a Company Board Recommendation Change prior to the end of any such period as so extended and compliance with the other requirements described above during such period as so extended.

(c) Notices to the Parent. The Company shall promptly (and in any event within one (1) Business Day) advise the Parent in writing of the Company’s receipt of any written Acquisition Proposal, including the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. The Company shall promptly (and, in any event, within one (1) Business Day) provide the Parent with copies of all material written requests, proposals or offers, including any proposed agreements (whether or not material) and any material changes to the terms of the Acquisition Proposal (whether written or oral), received by or made to the Company from any Person or group making an Acquisition Proposal. The Company shall not enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to the Parent the information required to be provided to the Parent pursuant to this Section 6.1(c).

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to the Company’s shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that this Section 6.1(d) shall not permit the Company Board of Directors to make a Company Board Recommendation Change except to the extent expressly permitted by, and in accordance with, Section 6.1(b) or Section 8.1(f).

(e) Cessation of Ongoing Discussions. The Company shall, and shall cause its and its Subsidiaries’ directors, officers and senior management, and shall direct and cause its other Representatives to, except with respect to the Parent and the Merger Sub, (i) cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential or non-public information previously furnished to any Person within the last twelve (12) months for the purpose of evaluating a possible Acquisition Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.1.

6.2 Preparation of Proxy Statement; Company Shareholder Approval of the Merger.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall (i) prepare (with the Parent’s reasonable cooperation) and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the shareholders of the Company relating to the meeting of the Company’s shareholders (the “Company Meeting”) to be held to consider, among other matters, the approval of this Agreement and (ii) set a record date for determining the shareholders entitled to notice of and to vote at the Company Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the Parent a reasonable opportunity to review and comment thereon and the Company will consider in good faith incorporating any reasonable comments timely made thereto by the Parent. The Company will advise the Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto and the Company will consider in good faith incorporating any reasonable comments to such response timely made by the Parent. If, at any time prior to the Effective Time, any information relating to the Company or the Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable law, disseminated to shareholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b) As promptly as reasonably practicable following the Company’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 10th calendar day), the Company, acting through the Company Board, shall duly call, give notice of, convene and hold the Company Meeting for the purpose of obtaining the Company Shareholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith; provided, however, that the Company Board shall be permitted to adjourn, delay or postpone the Company Meeting in accordance with applicable law (but not beyond the Outside Date) (i) if the Company Board has determined in good faith after consultation with outside counsel that the failure to so adjourn, delay or postpone the Company Meeting would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (ii) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Meeting or (iii) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. Except to the extent that the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 6.1(b), the Company, through the Company Board, shall (A) recommend to its shareholders that they approve this Agreement (the “Company Board Recommendation”) and (B) include such recommendation in the Proxy Statement.

6.3 Nasdaq Listing. The Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on Nasdaq. Each of the parties hereto agrees to cooperate with the other parties hereto and to use its reasonable best efforts to take or cause to be taken, all actions necessary to delist the Company Common Stock from Nasdaq as promptly as possible following the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

6.4 Confidentiality; Access to Information.

(a) Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) During the Pre-Closing Period, notwithstanding anything in the Confidentiality Agreement to the contrary, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent and the Parent’s

Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its employees (subject to this Section 6.4(b)), properties, books, contracts and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its employees (subject to this Section 6.4(b)), business, properties and assets as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) to the extent related to an Acquisition Proposal or a Trigger Event (except as otherwise expressly required by Section 6.1(a), Section 6.1(b) or Section 6.1(c)), or (B) that in the reasonable judgment of the Company (after consultation with outside legal counsel) would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any legal requirement or contract (including confidentiality provisions thereof), or (3) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine (so long as in connection with this clause (B) the Company has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure, to the extent permitted by applicable law and practicable under the circumstances); provided further, that the Company shall not be required to provide access to its employees other than (x) the employees set forth in Section 6.4(b) of the Company Disclosure Schedule, or (y) pursuant to a reasonable integration plan that will be agreed in good faith by the Company and the Parent as promptly as practicable following the date hereof, or (z) as otherwise reasonably approved by the Company. Any such information shall be subject to the Confidentiality Agreement. Prior to the Closing, neither the Parent nor the Merger Sub shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees (other than the employees set forth in Section 6.4(b) of the Company Disclosure Schedule and other than employees identified in and pursuant to a reasonable integration plan that will be agreed in good faith by the Company and the Parent as promptly as practicable following the date hereof), licensors, customers or suppliers of the Company or any of its Subsidiaries, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), it being understood that (I) the Company will cooperate in good faith with the Parent to arrange for an appropriate response to unsolicited outreach to the Parent or any of its Affiliates or Representatives by such licensors, customers or suppliers (which response shall include, at the Company’s request, a representative of the Company), (II) this Section 6.4(b) shall not prohibit the Parent or any of its Affiliates or Representatives from contacting such licensors, customers or suppliers in the Ordinary Course of Business if such contacts are unrelated to this Agreement and the transactions contemplated hereby and (III) incidental contact with such licensors, customers or suppliers by Representatives or portfolio companies (or Representatives of portfolio companies) of the Parent or the Parent’s Affiliates without the Parent’s advance knowledge or instructions shall not be deemed a breach of this Section 6.4(b).

6.5 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1, Section 6.5(b), Section 6.5(c) and Section 6.5(d), each party hereto shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity, or third party listed on Section 6.5(a) of the Company Disclosure Schedule, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Parent, the Merger Sub, the Company or any of their respective Subsidiaries be required to pay any monies (except for filings or similar fees) or (except, in the case of the Parent or the Merger Sub, as contemplated by, and subject to, Section 6.5(d)) agree to any material undertaking in connection with any of the foregoing;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder and (C) any other applicable law;

(iv) contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (a “Restrictive Order”) which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; and

(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, each party may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 6.4 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Parent or the Company, as the case may be) or its legal counsel. For the avoidance of doubt, nothing contained in this Section 6.5(a) shall limit any obligation under any other provision in this Section 6.5.

(b) Without limiting the generality of anything contained in this Section 6.5, each of the Parent and the Company shall (i) as soon as reasonably practicable and in any event within seven (7) Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement and (ii) as promptly as practicable make any filings required or advisable under other applicable Antitrust Laws. None of the Parent, the Merger Sub or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties.

(c) Subject to the terms hereof, and without limiting the Parent’s obligations under Section 6.5(d), the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. To the extent permitted by law or Governmental Entities reviewing the transactions contemplated by this Agreement, the parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entities.

(d) Notwithstanding anything to the contrary in this Agreement, the Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Restrictive Order, which would have the effect of preventing or delaying the Closing beyond the Outside Date; provided, however, that neither the Parent nor the Merger Sub shall be required to take any of the actions under this Section 6.5(d) or any other provision of Section 6.5 that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

6.6 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement that is not limited to previously approved statements; provided, however, that these restrictions shall not apply to any Company communications (or the Parent’s or the Merger Sub’s response thereto) in connection with an Acquisition Proposal, a Trigger Event or a Recommendation Change Notice.

6.7 Indemnification.

(a) From and after the Effective Time, each of the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director, manager, employee or agent of another Person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent that the Company would have been permitted to do so under applicable law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation (without duplication) within 10 Business Days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the MBCA or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

(b) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the articles of organization and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the articles of organization and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the articles of organization and bylaws of the Company as in effect on the date of this Agreement.

(c) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous in the aggregate to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than the Maximum Premium for such Reporting Tail Endorsement. If a Reporting Tail Endorsement has been purchased by the Company prior to the Effective Time, the Parent shall cause such Reporting Tail Endorsement to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (in the case of a transfer of all or substantially all the Parent’s or the Surviving Corporation’s properties and assets) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns (in the case of a transfer of all or substantially all the Parent’s or the Surviving Corporation’s properties and assets) of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.7.

(e) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.7 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(f) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs.

6.8 Notification of Certain Matters. Prior to the Effective Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in case of the Parent’s obligation to provide notice, any representation or warranty of the Merger Sub) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in Section 7.3(a) or (ii) in the case of any representation or warranty of the Parent or the Merger Sub, in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material breach by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by the Merger Sub) of any covenant or agreement set forth in this Agreement. The delivery of any notice pursuant to this Section 6.8 shall not affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any remedies that may be available to the parties hereunder.

6.9 Employee Benefits Matters.

(a) For a period of one year following the Effective Time or such shorter period as a Company Employee remains employed with the Company or its Subsidiaries or Parent or any of its Affiliates, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) cash compensation (including salary, wages, commissions and annual bonus) no less favorable in the aggregate than the cash compensation provided to such employee immediately before the Effective Time and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employee immediately before the Effective Time (excluding equity incentive awards); provided, however, that the requirements of this Section 6.9(a) shall not apply to any employee of a Subsidiary if and after such Subsidiary is sold or disposed of by the Company or any of its Subsidiaries to an unaffiliated third party after the Effective Date.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the New Plans, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for purposes of benefit accrual under any defined benefit plan.

(c) If any Company Employee (who is not otherwise a party to an agreement providing for severance benefits) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Practices, the Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are at least equal to the severance benefits that would have been paid under such circumstances under the Company Severance Practices as in existence on the date of this Agreement; provided, however, that the requirements of this Section 6.9(c) shall not apply to any employee of a Subsidiary if and after such Subsidiary is sold or disposed of by the Company or any of its Subsidiaries to an unaffiliated third party after the Effective Date.

(d) Subject to the first sentence of Section 6.9(a), nothing in this Agreement shall otherwise prohibit the Parent or any of its Subsidiaries from amending or terminating (in accordance with any applicable terms), or shall be construed as creating or amending any Company Employee Plans or any other compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by the Company, Parent or any of their Subsidiaries, including each Company Employee Plan and New Plan, and nothing in this Agreement shall otherwise require Parent or any of its Subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms. The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 6.9. The provisions of Sections 6.9(a) through 6.9(c) shall not apply to persons employed by the Company or any of its Subsidiaries outside the United States, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any contracts covering them.

6.10 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation (collectively, an “Anti-Takeover Law”) is or may become applicable to any of the transactions contemplated by this Agreement, the Company, the Company Board, the Parent and the Merger Sub, as applicable, each shall use its respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate the effects of any such statute or regulation on such transactions; provided that, the Parent and the Merger Sub shall only be required to take any action pursuant to this Section 6.10 if they have received written notice from the Company regarding the applicability of such Anti-Takeover Law and the Company has requested in such written notice that the Parent and the Merger Sub take specified actions to render such Antitakeover Law inapplicable.

6.11 Rule 16b-3. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable law.

6.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.13 Security Holder Litigation. In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought by any shareholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, the Company shall promptly notify the Parent of such litigation and shall keep the Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Company shall have the right to control the defense and, subject to this Section 6.13, settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any shareholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, provided that the Company shall give the Parent the opportunity to participate, at the Parent’s expense, in the defense, settlement or mooting of any such litigation and the Company shall give due consideration to the Parent’s advice with respect to the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle or agree to moot or enter into any agreement with respect to the settlement or mootness of any such litigation without the prior written consent of the Parent (which consent shall not be unreasonably conditioned, withheld or delayed); provided that the Parent’s consent shall not be required if the settlement or agreement to moot involves (a) solely the payment of an aggregate amount not to exceed the amount set forth in Section 6.13 of the Company Disclosure Schedule and supplemental disclosure (provided that the Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any reasonable changes thereto proposed by the Parent), (b) no admission of wrongdoing or liability, (c) no injunctive or similar relief, (d) a complete and unconditional release by the named plaintiffs of all defendants in respect of all disclosure claims then pending relating to this Agreement, the Merger or the other transactions contemplated hereby and (e) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement, the Merger or the other transactions contemplated hereby. Each of the Parent and the Company shall notify the other promptly of the commencement of any such shareholder litigation of which it has received notice.

6.14 Financing.

(a) Each of the Parent and the Merger Sub shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Financing Letters, including using reasonable best efforts to (i) maintain in effect and comply with the Financing Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Debt Commitment Letter, (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions applicable to the Parent and its Affiliates in the Financing Letters and the definitive agreements related thereto (or, if necessary or deemed advisable by Parent, seek the waiver of conditions applicable to Parent and Merger Sub contained in such Financing Letter or such definitive agreements related thereto), (iv) consummate the Financing at or prior to the Closing Date, including using its (and causing its Affiliates to use) reasonable best efforts to cause the lenders and the other Persons committing to fund the Financing to fund the Financing at the Closing, (v) enforce its rights under the Financing Letters and the definitive agreements relating to the Financing and (vi) comply with its covenants and other obligations under the Financing Letters and the definitive agreements relating to the Financing. Parent shall not, and shall not permit any of its Affiliates to, take any action not otherwise required under this Agreement that could reasonably be expected to result in termination of any of the Financing Letters. Parent, Merger Sub and the Guarantors shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Letters or the definitive agreements relating to the Financing if such termination, amendment, supplement, modification or waiver could reasonably be expected to (A)(1) reduce (or could have the effect of reducing) the aggregate amount of the Financing or (2) reduce the amount of Equity Financing unless the Debt Financing is increased by a corresponding amount no later than the date of such amendment, modification or waiver and, after giving effect thereto, the representations and warranties set forth in Section 4.5 shall be true and correct, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing, or otherwise expand, amend or modify any other provision of the Financing Letters in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (C) adversely impact the ability of the Parent, the Merger Sub or (with respect to the Equity Financing) the Company, as applicable, to enforce its rights to cause the Financing to be completed pursuant to the Financing Letters. The Parent shall deliver to the Company true and complete copies of any amendment, modification, supplement, consent or waiver to or under any Financing Letter promptly following execution thereof.

(b) The Parent shall keep the Company generally informed on a current basis (and shall provide such details as shall be reasonably requested by the Company) of the status of its efforts to arrange the Debt Financing and provide to the Company drafts of the definitive documents for the Debt Financing promptly following request, the proposed final definitive agreements for the Debt Financing not less than two (2) Business Days prior to the anticipated date of execution thereof and thereafter complete, correct and executed copies of the material definitive documents for the Debt Financing. The Parent and the Merger Sub shall give the Company prompt notice (i) of any breach, default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach), termination, cancellation or repudiation by any party to any of the Financing Letters or definitive documents related to the Financing of which the Parent or the Merger Sub becomes aware, (ii) of the receipt of any written notice or other written communication from any Financing source with respect to any (A) breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Financing Letters or any definitive document related to the Financing and (iii) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of the Parent or the Merger Sub to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms and conditions, in the manner and from the sources contemplated by any of the Financing Letters or the definitive documents related to the Financing (or if at any time for any other reason the Parent or the Merger Sub believes that it will not be able to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms and conditions, in the manner and from the sources contemplated by any of the Financing Letters or the definitive documents related to the Financing). As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to the Parent or the Merger Sub a written request, the Parent and the Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter, and such portion is required to fund the Merger Consideration and all fees, expenses and other amounts contemplated to be paid by the Parent pursuant to this Agreement, or the Parent becomes aware of any event or circumstance that could reasonably be expected to make any such portion of the Debt Financing unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter, the Parent shall promptly notify the Company in writing and the Parent and the Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount, together with the Equity Financing and the available unrestricted cash of the Company and its Subsidiaries, sufficient to consummate the Transactions with conditions not less favorable to the Parent and the Merger Sub (or their respective Affiliates) than the conditions set forth in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event; provided, however, that the Parent and the Merger Sub shall not be required to accept any such alternate financing if the terms thereof are materially less favorable (taken as a whole) than the terms contained in the Debt Commitment Letter on the date hereof. The Parent shall deliver to the Company true and complete copies of all contracts, agreements or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. For purposes of this Section 6.14, (w) references to the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented or replaced by this Section 6.14, (x) references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.14, (y) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 6.14, and (z) references to “Debt Financing Sources” shall include the Debt Financing Sources as defined above as permitted to be replaced by this Section 6.14.

(c) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries to provide, to the Parent and the Merger Sub, in each case at the Parent’s sole cost and expense, such reasonable cooperation as is customary and reasonably requested by the Parent in connection with the arrangement of the Debt Financing, including (i) using reasonable best efforts to (A) assist the Parent in obtaining customary legal opinions, surveys and title insurance as reasonably requested by the Debt Financing Sources and customary for financings similar to the Debt Financing; (B) assist the Parent in facilitating the execution and delivery of one or more credit or other agreements in connection with the Debt Financing as well as any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other customary certificates or documents as may be reasonably requested by the Debt Financing Sources (including a certificate with respect to solvency matters of the Company and its Subsidiaries on a consolidated basis) and otherwise reasonably facilitating the pledging of collateral, but in no event shall any of the foregoing be effective until as of or after the Closing; (C) prior to the Closing Date, providing such documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and (D) arrange for the repayment on the Closing Date of any outstanding funded indebtedness of the Company and its Subsidiaries from the proceeds of the Financing contemplated hereby and using reasonable best efforts to obtain in respect of such indebtedness customary payoff letters, lien terminations, title transfers and instruments of discharge or transfer relating to any collateral to be delivered at the Closing Date, and (ii) using its reasonable best efforts to furnish the Parent, the Merger Sub and the Debt Financing Sources (A) within 40 days after the end of any fiscal quarter ending after the date hereof that is not a fiscal year end, with the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income and cash flows, (B) within 60 days after the end of any fiscal year ending after the date hereof with the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows; (C) to the extent requested with specificity and in writing, such other pertinent and customary financial and other information as the Parent shall reasonably request of a type and form customarily included in marketing materials for a senior secured bank financing or an offering memorandum with respect to a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act, as applicable, and subject to exceptions customary for such financings and (D) reasonably promptly after the end of each calendar month, preliminary monthly income statements for each of the Company’s Medical Imaging, Ultrasound and Security segments (including preliminary monthly income statements for each of the Computed Tomography, Power/MRI, Motion and Mammography subsegments of the Medical Imaging segment) and a preliminary consolidated Company balance sheet, in each case in such format as provided by the Company to the Parent prior to the date of this Agreement (provided that in no event shall the Company be required to provide (1) any information regarding any post-Closing or pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing (including any synergies or cost savings), projections, ownership or an as-adjusted capitalization table or any financial statements or information not available to the Company and prepared in the ordinary course of its financial reporting practice, (2) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, or other information customarily provided by the Financing sources or their counsel, (3) risk factors relating to all or any component of the Financing, (4) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (5) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or (6) other information customarily excluded from a Rule 144A offering memorandum). Such requested cooperation shall not, in the Company’s reasonable judgment, unreasonably interfere with the ongoing business or operations of the Company and any of its Subsidiaries. In no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. In addition, nothing in this Section 6.14 shall require any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any laws, rules or regulations or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party. For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement, certificate or other document with respect to the Financing contemplated by the Financing Letters that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company shall be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the Financing. The Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including (x) reasonable attorneys’ fees and (y) reasonably incurred fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in connection with the Financing, including the cooperation of the Company or any of its Subsidiaries or any of their respective Representatives contemplated by this Section 6.14 and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.14, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, including compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.14. Nothing contained in this Section 6.14 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time.

(d) Parent shall, and shall cause its Affiliates to, refrain from taking, directly or indirectly, any action that could reasonably be expected to result in the failure of any of the conditions contained in the Financing Letters or in any definitive agreement relating to the Financing that are within its control. The Parent and the Merger Sub acknowledge and agree that, notwithstanding the Company’s obligations under Section 6.14(c) (but subject to the applicable conditions set forth in Section 7.1 and Section 7.3), none of the obtaining of the Financing or any permitted alternative financing, or the completion of any issuance of securities contemplated by the Financing, is a condition to the Closing, and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any permitted alternative financing or the completion of any such issuance, subject to the applicable conditions set forth in Section 7.1 and Section 7.3.

(e) All non-public or otherwise confidential information regarding the Company obtained by the Parent or its Representatives pursuant to clause (c) above shall be kept confidential in accordance with the Confidentiality Agreement; provided that, upon notice to the Company, the Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Debt Financing (including any permitted alternative financing) subject to customary confidentiality arrangements with such Persons regarding such information.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company Voting Proposal shall have been approved by the Required Company Shareholder Vote.

(b) Antitrust Approval. Any waiting period and other similar time periods (and any extensions thereof) and any approvals or clearances applicable to the consummation of the Merger under the HSR Act and (unless waived by the Parent in its sole discretion) under the antitrust or competition Laws of each Applicable Jurisdiction shall not have expired, lapsed or been terminated or obtained, as applicable.

(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

7.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Parent and the Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) each of the Parent and the Merger Sub shall have performed or complied with in all material respects its covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c) the Company shall have received a certificate executed by an executive officer of the Parent, dated the Closing Date, confirming on behalf of the Parent and the Merger Sub that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been duly satisfied.

7.3 Conditions to the Obligations of the Parent and the Merger Sub. The obligation of the Parent and the Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by the Parent (on behalf of the Parent and the Merger Sub), on or prior to the Closing Date of the following conditions:

(a) (A) the representations and warranties of the Company contained in Section 3.7(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date; (B) the representations and warranties of the Company contained in Section 3.2(a) and in the first and second sentences of Section 3.2(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any de minimis exceptions; (C) the representations and warranties of the Company set forth in the first sentence of Section 3.1, in clause (y) of Section 3.3(a) and in Section 3.4(a), Section 3.19 and Section 3.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); and (D) all the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall have performed or complied with in all material respects its covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c) the Parent and the Merger Sub shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer, dated the Closing Date, confirming on behalf of the Company that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been duly satisfied.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party) (with any termination by the Parent also being an effective termination by the Merger Sub):

(a) by mutual written consent of the Parent and the Company at any time prior to the Effective Time;

(b) by either the Parent or the Company at any time after the Outside Date if the Effective Time shall not have occurred on or before the Outside Date (provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall (i) not be available to any party hereto if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the Outside Date and (ii) be subject to the proviso set forth in Section 8.1(i));

(c) by either the Parent or the Company at any time prior to the Effective Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

(d) by the Parent or the Company if Company Shareholder Approval shall not have been obtained at the Company Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken;

(e) by the Parent, prior to the Effective Time, if: (i) the Company Board shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Board Recommendation Change; (ii) the Company Board shall have approved, endorsed or recommended, or proposed publicly to approve, endorse or recommend, to the shareholders of the Company any Alternative Acquisition Agreement, any Acquisition Proposal or any Superior Proposal, and/or permitted the Company to enter into an Alternative Acquisition Agreement related to an Acquisition Proposal or a Superior Proposal; (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the shareholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance (or subsequently withdraws a recommendation against acceptance, provided that a “stop, look and listen” statement contemplated by Section 6.1(d) shall not be deemed to be such a withdrawal) of such offer; or (iv) the Company shall have materially breached Section 6.1(a) (each of clauses (i) through (iv), a “Trigger Event”);

(f) by the Company, at any time prior to the Effective Time, in order to effect a Company Board Recommendation Change and enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with the terms of Section 6.1(b) with respect to such Superior Proposal and (ii) immediately prior (and as a condition) to the termination of this Agreement, the Company pays the Parent the Termination Fee contemplated by Section 8.3(b)(ii);

(g) by the Parent, prior to the Effective Time, if there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement by or on the part of the Company set forth in this Agreement, which breach, inaccuracy in or failure to perform (i) would cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured within 20 Business Days following receipt by the Company of written notice of such breach or failure to perform from the Parent; provided that neither the Parent nor the Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

(h) by the Company, prior to the Effective Time, if there has been a breach, inaccuracy in of or failure to perform any representation, warranty, covenant or agreement by or on the part of the Parent or the Merger Sub set forth in this Agreement, which breach, inaccuracy in or failure to perform (i) would cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured within 20 Business Days following receipt by the Parent of written notice of such breach, inaccuracy in or failure to perform from the Company; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(i) by the Company if all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to such conditions being reasonably capable of being satisfied at such time) and, for any reason, the Merger Sub shall have failed to consummate the Closing within two Business Days after the date the Closing was required to have occurred pursuant to Section 1.3; provided, that notwithstanding anything in Section 8.1(b) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(b) during such two Business Day period.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Merger Sub or their respective Representatives, shareholders or Affiliates; provided that, subject to Section 8.3(d), (a) any such termination shall not relieve any party hereto from liability for any Fraud or any Willful Breach and (b) the provisions of Section 6.4(a) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms) and Article X (Miscellaneous), the expense reimbursement and indemnification provisions of Section 6.14(c), the Confidentiality Agreement and the Guarantee shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) The Company shall pay the Parent the Termination Fee in the event that this Agreement is terminated:

(i) by the Parent pursuant to Section 8.1(e);

(ii) by the Company pursuant to Section 8.1(f); or

(iii) by either the Parent or the Company pursuant to Section 8.1(b) (if such termination occurs prior to obtaining the Company Shareholder Approval) or Section 8.1(d) or by the Parent pursuant to Section 8.1(g) (arising from a material breach of the Company’s covenants set forth in this Agreement), if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not withdrawn (without being subsequently reinstated) at least two (2) Business Days prior to the earlier of the date of such termination and the Outside Date, (B) at the time of termination, the Company shall not have been entitled to terminate this Agreement pursuant to Section 8.1(i) (unless such right resulted from a breach of the Company’s representations, warranties or covenants set forth in this Agreement) and (C) within 12 months after the date of such termination, any Acquisition Proposal is consummated or a definitive agreement with respect to any Acquisition Proposal is entered into and such Acquisition Proposal is thereafter consummated; provided, however, that, for purposes of this Section 8.3(b)(iii), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(iv) Any fee due under Section 8.3(b)(i) shall be paid by or on behalf of the Company to the Parent by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid by or on behalf of the Company to the Parent by wire transfer of same-day funds on or before the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid by or on behalf of the Company to the Parent by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (C) of Section 8.3(b)(iii) is consummated. In no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) In the event that the Company shall terminate this Agreement pursuant to Section 8.1(h) or Section 8.1(i) (or pursuant to Section 8.1(b) under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(h) or Section 8.1(i)), then the Parent shall pay to the Company as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) the Parent Termination Fee, it being understood that in no event shall the Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, that the parties hereto would not enter into this Agreement absent such agreement and that each of the Termination Fee and the Parent Termination Fee constitute liquidated damages and is not a penalty. Accordingly, if the Company or the Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the Parent or the Company, as the case may be, commences a suit, action or proceeding which results in a judgment against the other party, with respect to the Parent or the Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, action or proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors to the extent permitted by law; provided that following receipt of the Company Shareholder Approval, no amendment shall be made that (a) is prohibited by Section 11.02(e) of the MBCA or (ii) by law or rule or regulation of any stock exchange requires further approval by the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 8.4, Section 10.4, Section 10.5 and Section 10.15 (and in each case, the definitions related thereto) may not be modified or amended in a manner that is adverse in any respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective Board of Directors of the applicable parties or the duly authorized designee of its Board of Directors.

ARTICLE IX

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“Acquisition Proposal” means (a) any proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company or the Company and its Subsidiaries (other than (i) mergers, consolidations, share exchanges or other business combinations involving solely the Company or a wholly-owned Subsidiary of the Company, on the one hand, and one or more wholly-owned Subsidiaries of the Company, on the other hand, and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (b) any proposal for the issuance by the Company of 20% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or 20% or more of the consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement or any offer or proposal by the Parent or any Subsidiary of the Parent.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act, except as otherwise set forth in Section 4.8.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.1(b)(ii).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Jurisdiction” means each of the jurisdictions listed in Section 9.01 of the Company Disclosure Schedule.

“Articles of Merger” has the meaning set forth in Section 1.2.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in Boston, Massachusetts or New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on April 5, 2018.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of January 31, 2018.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation” has the meaning set forth in Section 6.2(b).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(b)(i).

“Company Common Stock” means the common stock, par value $0.05 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and the Merger Sub and dated as of the date of this Agreement.

“Company Employee Plans” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and any other plan, policy, agreement or arrangement relating to insurance coverage, severance benefits, retention benefits, change in control benefits, employment, fringe benefits, supplemental benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries and as to which the Company or any Subsidiary has any liability, but excludes any plan, agreement or arrangement required to be maintained by non-U.S. law.

“Company Employees” means each employee of the Company and its Subsidiaries.

“Company ESPP” means the Company’s Amended and Restated Employee Stock Purchase Plan.

“Company Intellectual Property” means any Intellectual Property owned or licensed, or purported to be owned or licensed, by the Company or any of its Subsidiaries

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Material Adverse Effect” means any effect, change, event, occurrence or development (a “Change”) that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the Parent (provided that this clause (f) shall not apply to any representation or warranty in Section 3.4(b)); (g) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested in each case in writing; or the taking of any action required by this Agreement (other than any action required by the first sentence of Section 5.1), or the failure to take any action prohibited by this Agreement; (h) changes in law or other legal or regulatory conditions (including rules, regulations and administrative policies of the FDA), or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any product candidate of the Company or any of its Subsidiaries, including any change, event, circumstance or development relating to the use or sale of any such product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any such product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other Governmental Entity relating to any such product candidate, any other regulatory development affecting any such product candidate, or the failure to conduct successful clinical trials on a timely basis for any such product candidate; (j) any product or product candidate of any Person (other than the Company and its Subsidiaries), including the entry into the market of any product competitive with any product or product candidate of the Company or any of its Subsidiaries; (k) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (l) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (m) any legal proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company, the Merger Sub, the Parent or any of their directors or officers, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement; provided that that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if any such effect, change, event, occurrence or development has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industries and in the geographic regions in which the Company operates, then, solely to the extent disproportionate in a material respect, the incremental adverse impact of such event shall be taken into account for the purpose of determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur.

“Company Material Contract” means any Contract to which the Company or one of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets are bound:

(a) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(b) (i) that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any material business anywhere in the world; (ii) that requires the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party where the Contract involves payments to the Company and its Subsidiaries that in the aggregate would reasonably be expected to be in excess of $1,000,000; or (iii) that provides for a material “exclusivity” or similar requirement in favor of a third party;

(c) that provides for or governs the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement;

(d) that would be required to be listed on Section 3.10(b)(i) or Section 3.10(b)(ii) of the Company Disclosure Schedule;

(e) that constitutes a customer, manufacturing, supply, distribution or marketing agreement that provides for payment obligations by or to the Company or any of its Subsidiaries (excluding purchase orders under pre-existing contracts on standard terms) of at least $3,000,000 or more in the past twelve (12) calendar months or in the twelve (12) calendar month period following the date of this Agreement;

(f) pursuant to which the Company or any of its Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the Ordinary Course of Business), that would reasonably be expected to result in payments in excess of $500,000 in each case or in excess of $1,000,000 in the aggregate;

(g) that constitutes a settlement, conciliation or similar agreement (A) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration to a Governmental Entity in excess of $500,000 individually or in the aggregate or (B) that would otherwise limit or adversely affect the operation of the business conducted by the Company and its Subsidiaries in any material respect after the Closing;

(h) pursuant to which any indebtedness to any third party for borrowed money of the Company or any of its Subsidiaries is outstanding with respect to a principal amount in excess of $1,000,000 individually or $2,000,000 in the aggregate for indebtedness to all third parties;

(i) that was entered into after May 1, 2015 and provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business, capital stock, other equity interests or all or substantially all the assets of another Person; or

(j) pursuant to which the Company or any of its Subsidiaries would be obligated to pay to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any financing in excess of $500,000, any acquisition of another Person or of all or a substantial portion of the assets of another Person, or any sale of the Company or any of its Subsidiaries, any of their respective businesses, or of all or a material portion of the assets or equity of the Company or any of its Subsidiaries (whether through an acquisition or sale of assets or equity, a merger, a consolidation, or another business combination or transaction).

“Company Meeting” has the meaning set forth in Section 6.2(a).

“Company Permits” has the meaning set forth in Section 3.16.

“Company Personal Information” means all data or information controlled, owned, stored, used or processed by the Company or any of its Subsidiaries that can be used to identify contact, or locate an individual customer or natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, personal identification number, health or medical information (or any other unique identifier or one or more factors specific to the Person’s physical, physiological, mental, economic or social identity), regardless of the media in which it is contained.

“Company Product” means all “drugs” and “devices” (as those terms are defined in Section 201 of the FDCA) and other products subject to the FDCA or any similar law in any foreign jurisdiction that are being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries.

“Company PSUs” mean any performance-based share units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company RSUs” mean restricted stock units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Severance Practices” has the meaning set forth in Section 5.1(j).

“Company Shareholder Approval” has the meaning set forth in Section 3.4(a).

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan. For the avoidance of doubt, the term Company Stock Option, shall not be deemed to include any options outstanding under the Company ESPP.

“Company Stock Plan” means the Company’s Amended and Restated 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, the Company’s 2007 Stock Option Plan and the Company’s Amended and Restated 2009 Stock Incentive Plan.

“Company’s Knowledge” means the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 10.1 of the Company Disclosure Schedule.

“Confidentiality Agreement” means the confidentiality agreement, dated as of October 17, 2017, between the Company and Altaris Capital Partners, LLC.

“Contract” means, with respect to any Person, any contract, lease, license, indenture, note, agreement or other legally binding instrument to which such Person or its Subsidiaries is a party or by which any of their respective properties, rights or assets is bound.

“Credit Facility” means the Credit Agreement, dated November 23, 2015, by and among the Company, the financial institutions identified therein as lenders and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by the Company as of the date of this Agreement.

“Debt Financing Sources” means the lenders and the other Persons committing to fund or arrange, or that have otherwise entered into agreements in connection with all or any part of, the Debt Financing, together with their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives, including in connection with any alternative financing in accordance with this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.4(a).

“Effective Time” has the meaning set forth in Section 1.2.

“EMA” means European Medicines Agency.

“Environmental Law” means any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor or wetlands protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means U.S. Food, Drug, and Cosmetic Act of 1938, as amended.

“Fraud” means an actual and intentional fraud committed by a Person with the specific intent to deceive and mislead a party.

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any Contract with any United States Governmental Entity.

“Governmental Entity” means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, or any self-regulatory body or organization having authority or jurisdiction over the activities of any party or any Subsidiary of any party.

“Hazardous Substance” means: (a) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“Healthcare Laws” means (a) the FDCA (including all applicable registration and listing requirements set forth in Section 510 of the FDCA (21 U.S.C.A § 360) and 21 C.F.R. Part 807); (b) federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (c) Patient Protection and Affordable Care Act; (d) the Physician Payments Sunshine Act; (e) the federal AntiKickback Statute (42 U.S.C.A § 1320a7b(b)), Stark Law (42 U.S.C.A § 1395nn), False Claims Act (31 U.S.C.A § 3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C.A § 1320d et seq.) (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act; (f) state or provincial device licensing, disclosure and reporting requirements; (g) the Federal Trade Commission Act; and (h) any comparable federal, state, foreign, provincial or local laws for any of the foregoing, in each case as amended.

“Healthcare Regulatory Authority” means any federal, national, state, local, foreign or multinational governmental health regulatory agency or authority with jurisdiction over (a) the research, development, marketing, labeling, sale, distribution, use, handling and control, safety, efficacy, reliability, manufacturing, approval, licensing of any drug or medical device, (b) healthcare programs under which such products are purchased or (c) the protection of personal health information. References in this Agreement to Healthcare Regulatory Authority shall be deemed to include the EMA and the FDA, the Centers for Medicare & Medicaid Services, the U.S. Department of Justice, the U.S. Department of Health and Human Services, Office of Civil Rights, and the Federal Trade Commission and their equivalent foreign entities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries.

“Intellectual Property” means (a) patents, patent applications, inventions and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) copyrightable works and copyrights, (d) trade secrets, know-how, processes, ideas, formulae, models, schematics, technology, computer software programs, computer applications and methodologies, (e) other tangible or intangible proprietary or confidential information and materials, (f) all rights in the foregoing and in other similar intangible assets, and (g) all applications and registrations for the foregoing.

“Interim Period” means the period commencing on the date hereof and ending on the earlier of (a) June 9, 2018 and (b) the date the Debt Financing is consummated.

“Intervening Event” means a change in circumstances or development that (a) was not known by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or Superior Proposal or any matter relating thereto constitute an Intervening Event.

“Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance, other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company Balance Sheet to the extent required by GAAP, (c) liens arising from actions of the Parent or the Merger Sub (including in connection with any financing), (d) with respect to real property, liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are, in each case, shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) liens arising under applicable securities laws, (g) non-exclusive licenses of Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries granted by the Company or any of its Subsidiaries to its customers in connection with the sale of products in the Ordinary Course of Business and (h) zoning, building and other similar codes and regulations relating to real property.

“Maximum Premium” means 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

“MBCA” means the Massachusetts Business Corporation Act.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the preamble.

“Nasdaq” means The NASDAQ Stock Market.

“New Plans” means employee benefit plans and other compensatory arrangements of the Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time.

“Number of Vested PSUs” has the meaning set forth in Section 2.3(c).

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

“Outside Date” means October 10, 2018.

“Parent” has the meaning set forth in the preamble.

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Merger Sub to consummate the Merger.

“Parent Termination Fee” means a termination fee of $64,200,000 in cash.

“Paying Agent” means Computershare Trust Company, N.A. or another bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by the Parent to act as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 2.1(b)).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time.

“Proxy Statement” has the meaning set forth in Section 3.4(c).

“Qualified Person” has the meaning set forth in Section 6.1(a)(ii).

“Recommendation Change Notice” has the meaning set forth in Section 6.1(b).

“Redacted Fee Letter” means a fee letter from a financing source in which the only redactions relate to fee amounts, “market flex” provisions and “securities demand” provisions, provided that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing or other funding being made available by such financing source.

“Release” means any release, spill, emission, leaking, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Company Shareholder Vote” has the meaning set forth in Section 3.4(d).

“Restrictive Order” has the meaning set forth in Section 6.5(a)(iv).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of the Commonwealth of Massachusetts.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Customer” has the meaning set forth in Section 3.23.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Significant Supplier” has the meaning set forth in Section 3.22.

“Solvent” has the meaning set forth in Section 4.7.

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, (b) of which the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other governing body or persons performing similar functions is directly or indirectly held by such Person, or (c) of which such first Person is a general partner or managing member.

“Superior Proposal” means any bona fide written proposal made by a third party after the date of this Agreement to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (a) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any written, binding offer by the Parent to amend the terms of this Agreement, which offer is not revocable prior to the expiration of the four (4) Business Day period following delivery by the Company of any Recommendation Change Notice with respect to such proposal (provided that the Parent may revise its offer in response to any revisions to a Superior Proposal during such four (4) Business Day period)) that the Company Board determines to be relevant and (b) which the Company Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines to be relevant.

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign or provincial government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Termination Fee” means a termination fee of $34,800,000 in cash.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

“Trigger Event” has the meaning set forth in Section 8.1(e).

“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented any shares of Company Common Stock.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach.

ARTICLE X

MISCELLANEOUS

10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

(a)	if to the Parent or the Merger Sub, to:

c/o Altaris Capital Partners, LLC
600 Lexington Avenue, 11th Floor
New York, NY 10022
Attn: George Aitken-Davies
E-mail: george.aitken-davies@altariscap.com
Facsimile: +1 212 931-0236

with a copy (which shall not constitute notice) to:

Schiff Hardin LLP
233 South Wacker Drive, Suite 7100
Chicago, Illinois 60606
Attn: Steve E. Isaacs, Esq.
Alex Young, Esq.
E-mail: sisaacs@schiffhardin.com
ayoung@schiffhardin.com
Facsimile: +1 312 258 5600

(b)	if to the Company, to:

Analogic Corporation
8 Centennial Drive
Peabody, MA 01960
Attn: President and Chief Executive Officer
General Counsel
E-mail: fparks@analogic.com
jfry@analogic.com
Facsimile: (978) 977-6811

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: Hal J. Leibowitz, Esq.
Andrew R. Bonnes, Esq.
E-mail: hal.leibowitz@wilmerhale.com
andrew.bonnes@wilmerhale.com
Facsimile: +1 617 526 5000

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or between the Company and the Merger Sub or between the Company and the Parent, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.7 (with respect to which the Indemnified Parties shall be third party beneficiaries), (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Stock Options, Company RSUs and Company PSUs to receive the consideration set forth in Articles I and II, (c) the rights of Persons who are explicitly provided to be third-party beneficiaries of the Guarantee and the Equity Funding Letter solely to the extent of the rights set forth therein, (d) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 10.10(c) and (e) the rights of the Debt Financing Sources set forth in Section 8.4, Section 10.4, Section 10.5 and Section 10.15 (and in each case, the definitions related thereto).

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that, notwithstanding the foregoing, the Parent and the Merger Sub may, from and after the Closing, transfer or assign all or any part of their respective rights, in whole or in part, under this Agreement to any Debt Financing Source or any other any lender (or any administrative or collateral agent on behalf of itself and such lender(s)) as collateral security (it being understood that such transfer or assignment shall not relieve the Parent and the Merger Sub of their respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail.

10.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or preamble of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; and (l) references to “made available” mean made available through an electronic data room, through EDGAR or otherwise at least twelve (12) hours prior to the execution of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

10.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b) Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies (including any fees payable pursuant to Section 8.3), even if available, would not be an adequate remedy for any such damages, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Accordingly, in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or the Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and the Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. The parties acknowledge and agree that (i) the provisions set forth in Section 8.3 and 10.10(c) (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Parent would have entered into this Agreement. No party hereto shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Time shall be of the essence for purposes of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary:

(i) in the event that the Company shall terminate this Agreement and receive full payment of the Parent Termination Fee pursuant to Section 8.3(c), together with any reimbursement of any applicable expenses pursuant to Section 8.3(d), the receipt of the Parent Termination Fee together with such expenses shall be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Company or any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Financing Letters or the Guarantee, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of the Company or any of its Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Parent, the Merger Sub, the Guarantors, any of their respective Affiliates, or any former, current or future general or limited partners, equityholders, financing sources, managers, members, directors or officers of any of the foregoing (collectively, the “Parent Related Parties”) arising out of or in connection with this Agreement, the Financing Letters or the Guarantee, any of the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination (but excluding, for the avoidance of doubt, the Confidentiality Agreement); provided that nothing in this Section 10.10(c) shall limit the rights of the Company, its Subsidiaries and their respective Representatives under the Confidentiality Agreement or to be indemnified and reimbursed for expenses in accordance with Section 6.14(c); and

(ii) in the event that the Parent or its designee shall receive full payment of the Termination Fee pursuant to Section 8.3(b), together with any reimbursement of applicable expenses pursuant to Section 8.3(d), the receipt of the Termination Fee and any applicable expenses referred to in Section 8.3(d) shall be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Parent, the Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of the Parent, the Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates (collectively, “Company Related Parties”) arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

For the avoidance of doubt, while each of the Company and the Parent may pursue both a grant of specific performance in accordance with Section 10.10(b) and the payment of the Parent Termination Fee or the Termination Fee, as applicable, under Section 8.3(b) or Section 8.3(c) and the reimbursement of expenses under Section 8.3(d) or the recovery of monetary damages, under Section 8.2(a), under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Parent Termination Fee or the Termination Fee, as applicable. The parties acknowledge and agree that the fact that the parties have agreed to this Section 10.10(c) shall not be deemed to affect any party’s right to specific performance under Section 10.10(b). The parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the Parent Termination Fee is payable pursuant to Section 8.3(c) or the Termination Fee is payable pursuant to Section 8.3(b), the right to such applicable payment (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement and (B) shall be in full and complete satisfaction of any and all damages arising under this Agreement.

10.11 Submission to Jurisdiction. Except as provided in Section 10.15, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or, if that court does not have jurisdiction, a federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.10, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

10.12 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections; provided that no disclosure in any Section of the Company Disclosure Schedule shall modify or qualify any provision of Section 5.1 unless such disclosure is expressly included in Section 5.1 of the Company Disclosure Schedule. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.13 Parent Guarantee. The Parent agrees to take all action necessary to cause the Merger Sub or, after the Effective Time, the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by the Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Merger Sub or the Surviving Corporation, as applicable, under this Agreement. The Parent hereby waives any right to require any proceeding first against the Merger Sub or the Surviving Corporation in connection with the performance of the Parent’s obligations set forth in this Section 10.13.

10.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 Debt Financing Sources Provisions. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (a) agrees that it will not bring or support any Person in any suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (i) none of the Company or its Subsidiaries (collectively, together with any of their respective Subsidiaries, directors, officers, employees, agents, partners, managers, members, shareholders, or successors or assigns, the “Company Group”) shall have any rights or claims against any Debt Financing Source, in connection with this Agreement, the Debt Commitment Letter, or any of the transactions contemplated by this Agreement or the Debt Commitment Letter, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and (ii) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any member of the Company Group for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

[Remainder of Page Intentionally Left Blank.]

The Parent, the Merger Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

ANLG HOLDING COMPANY, INC.

By:	/s/ George Aitken-Davies
Name: George Aitken-Davies
Title: President

AC MERGER SUB, INC.

By:	/s/ George Aitken-Davies
Name: George Aitken-Davies
Title: President

ANALOGIC CORPORATION

By:	/s/ Fred B. Parks
Name: Fred B. Parks
Title: President and Chief Executive Officer

EXHIBIT A

Form of Articles of Organization

of the Surviving Corporation

William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED             Restated Articles of Organization             FORM MUST BE TYPED

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1)	Exact name of corporation: AC Merger Sub, Inc.

(2)	Registered office address: 155 Federal Street, Suite 700, Boston, MA 02110
(number, street, city or town, state, zip code)

(3)	Date adopted:
(month, day, year)

(4)	Approved by:

        (check appropriate box)

☐	the directors without shareholder approval and shareholder approval was not required;

OR

☒	the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)	The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

Analogic Corporation

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

*	Changes to Article VIII must be made by filing a statement of change of supplemental information form.
**	Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.

P.C.

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	1,000	$0.01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

a) The By-laws may provide that the directors may make, amend or repeal the By-laws in whole or in part, except with respect to any provision thereof which by law or the By-laws requires action by the shareholders.

b) Meetings of the shareholders of the corporation may be held anywhere in the United States.

c) See Exhibit A attached hereto.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended:

Signed by:                                                                                                                                                                                    ,

(signature of authorized individual)

☐	Chairman of the board of directors,
☐	President,
☐	Other officer,
☐	Court-appointed fiduciary,

on this                                                 day of                                                                      ,                                              .

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these restated articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $         having been paid, said articles are deemed to have been filed with me this          day of             , 20        , at          a.m./p.m.

                                                                                time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

Examiner

Name approval	Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.
C

M	TO BE FILLED IN BY CORPORATION
Contact Information:

Telephone:

Email:

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

EXHIBIT A

TO

ARTICLES OF ORGANIZATION

OF

ANALOGIC CORPORATION

No director shall be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, notwithstanding any other provision of law to the contrary. However, notwithstanding the foregoing, a director shall be liable to the extent required by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the date of such amendment or repeal.

ANNEX B

April 10, 2018

The Board of Directors

Analogic Corporation

8 Centennial Drive

Peabody, MA 01960

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock (other than Excluded Shares (defined below)) of Analogic Corporation (the “Company”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 10, 2018, among the Company, ANLG Holding Company, Inc. (“Parent”) and AC Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (such merger, the “Merger”) and (ii) each outstanding share of the common stock, par value $0.05 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than (A) shares held immediately prior to the Effective Time by any subsidiary of the Company, Parent, Merger Sub or any other subsidiary of Parent and (B) the Dissenting Shares (as defined in the Merger Agreement) (the shares referred to in clauses (A) and (B), “Excluded Shares”)) will be converted into the right to receive $84.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of the Company, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have assumed, with the consent and at the direction of the Board of Directors of the Company, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have been advised by the management of the Company that such forecasts and other information and data reflect the best currently available estimates and judgments of the management of the Company as to the potential impact of recent changes in U.S. tax laws and regulations, as to which we express no view or opinion. We further note that the financial and operating performance data and the historical share price data we reviewed for the companies with publicly traded equity securities that we deemed to be relevant to our

B-1

The Board of Directors

Analogic Corporation

April 10, 2018

analysis might not, in whole or in part, reflect the potential impact of such recent changes in U.S. tax laws and regulations on such financial and operating performance.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. Our opinion does not address the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Citigroup Global Markets, Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Excluded Shares).

Very truly yours,

CITIGROUP GLOBAL MARKETS, INC.

ANNEX C

PART 13 OF THE MASSACHUSETTS BUSINESS CORPORATION ACT

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(1) the proposed action is abandoned or rescinded; or

(2) a court having jurisdiction permanently enjoins or sets aside the action; or

(3) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time the day before the meeting date.
Vote by Internet
• Go to www.envisionreports.com/ALOG
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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+

A	Proposals — The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

		For	Against	Abstain		For	Against	Abstain
1.	To approve the Agreement and Plan of Merger, dated as of April 10, 2018, as it may be amended from time to time, by and among Analogic Corporation, ANLG Holding Company, Inc. and AC Merger Sub, Inc.	☐	☐	☐	2. To approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to Analogic Corporation’s named executive officers in connection with the merger.	☐	☐	☐

3.	To approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.	☐	☐	☐

In their discretion, the proxies are authorized to act on any and all matters incidental to any of the foregoing and transact such other business as may legally come before the meeting or any adjourned session or sessions thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - B.

02UIAB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — ANALOGIC CORPORATION	+

Special Meeting of Shareholders

[        ] [        ], 2018 [        ] Eastern Time

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Fred B. Parks, Michael J. Bourque and John J. Fry, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Analogic Corporation that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at [        ] Eastern Time on [        ] [        ], 2018, at the Offices of WilmerHale LLP, 60 State Street, Boston, MA 02109, and at any adjourned session or sessions thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. YOU MAY ALSO VOTE BY INTERNET OR PHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS PROXY CARD.

Continued and to be signed on reverse side

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

◾	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - B ON THE OTHER SIDE OF THIS CARD.	+